UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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KILROY REALTY CORPORATION

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PRELIMINARY PROXY STATEMENT SUBJECT TO COMPLETION

KILROY

PROXY STATEMENT

Kilroy Realty Corporation
April 2021

KILROY PROXY STATEMENT Kilroy Realty Corporation April 2021

ON THE COVER

Located in Seattle’s South Lake Union, 333 Dexter is an iconic destination built for people first, and designed to inspire. The city’s once-industrial lakeside neighborhood has been revitalized as a nexus for innovation and creativity, providing a platform for the growth of local talent and imagination. Dexter provides customizable spaces within a community of artful architecture, innovative amenities, and superior convenience, meticulously designed with details to invite interaction and foster discovery. The development consists of two 12-story towers totaling 635,000 SF of creative office space, unique retail, and a mid-block connection with over 19,000 SF of vibrant outdoor public space at ground level.

ABOUT KILROY

Kilroy Realty is a place where innovation works. We have made it our mission to provide creative work environments that spark inspiration and productivity for the country’s very best thinkers and doers. Home to approximately 250 employees, we are planning, building and managing millions of square feet of innovative and sustainable properties across the Pacific Northwest, San Francisco Bay Area, Greater Los Angeles and Greater San Diego; spaces that redefine life for the better.

KILROY REALTY CORPORATION

12200 W. Olympic Boulevard, Suite 200

Los Angeles, California 90064

April [    ], 2021

To Our Fellow Stockholders:

On behalf of the entire Board of Directors of Kilroy Realty Corporation (NYSE: KRC), we are pleased to present you with KRC’s 2021 Proxy Statement and invite you to attend KRC’s 2021 annual meeting of stockholders to be held virtually on May 20, 2021 at 8:00 a.m. local (Pacific) time.

First and foremost, we continue to send our thoughts to those impacted by the COVID-19 virus, both globally and in the communities in which we live, work and operate. While the virus outbreak has been a challenging and unpredictable period, we believe that we have navigated the period of uncertainty well and are well-positioned to weather the challenges that the virus outbreak may continue to present. In 2020, despite shelter in place restrictions, we ended the year with our stabilized portfolio 94.3% leased. We also completed construction on $1.3 billion of office space and 371 residential units, which was an annual record for the company. Finally, we strengthened an already strong balance sheet.

Our actions in response to the pandemic translated to solid financial results, including ending the year with $1.5 billion of total liquidity that fully funds our under-construction development, and annualized net debt to EBITDA of 5.8x. We increased our common dividend by 3.1% on an annualized basis, being one of only two office REITs to do so during 2020. We also increased Same Store Cash NOI by 8.3%, which was driven by higher rental rates.

Overall, we aim to have a resilient portfolio that minimizes environmental and social impacts related to the development and operations of our buildings while maximizing the health and productivity of our tenants, employees and communities, as well as our financial returns. Our commitment to and leadership position in sustainability continues to be recognized by various industry groups and government agencies across the world and is more important now than ever. Last year, KRC proudly achieved:

•	Our goal of carbon neutral operations by year-end 2020, a timeframe that exceeded both California and Federal standards by multiple decades; and

•

LEED-certification for 68% of its existing properties (with 100% of new developments designed to be LEED Gold or Platinum) and Fitwel certifications for 39% of its existing properties, a key measure of how workplaces support human health.

For seven years running, KRC has been chosen as the North American listed office leader in sustainability by GRESB, the most widely recognized standard for sustainability practices in our industry. KRC has also been awarded the EPA’s highest ENERGY STAR honor, Partner of the Year Sustained Excellence, for the past six years and NAREIT’s Leader in Light award in the Office Sector for the past seven years. KRC has also been included in the Dow Jones Sustainability World Index for four years and on Newsweek’s list of America’s Most Responsible Companies for the past two years, and in 2020 was named the #1 Most Sustainable U.S. REIT by Calvert Research & Management.

In 2020, we also continued to focus our attention on diversity, equity and inclusion in our workplaces through expanded training programs, and to community engagement in our operations through our philanthropic and charitable endeavors. We were recognized for our work through our inclusion in Bloomberg’s 2020 Gender Equality Index for the second year in a row.

The annual meeting on May 20, 2021 will be held in a virtual-only meeting format, via live audio webcast at www.virtualshareholdermeeting.com/KRC2021. Although you will not be able to attend the annual meeting in person, the virtual-only meeting format will provide stockholders with the ability to participate in the annual meeting, vote their shares and ask questions.

To be admitted to the virtual-only annual meeting, log on to the annual meeting at www.virtualshareholdermeeting.com/KRC2021 at the appropriate time and enter your unique 16-digit control number, which may be found on the proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials, as applicable. Stockholders are encouraged to access the virtual-only annual meeting prior to its start time. Online access will begin at 7:50 a.m. local (Pacific) time.

The accompanying proxy materials contain detailed information about the matters on which you are being asked to vote at the annual meeting. We encourage you to submit your vote as soon as possible, whether or not you expect to attend the annual meeting. We urge you to read the materials carefully and vote in accordance with the Board’s recommendations. Your vote is very important to us.

Sincerely,

John Kilroy
Chairman of the Board,
Chief Executive Officer

KILROY REALTY CORPORATION

12200 W. Olympic Boulevard, Suite 200

Los Angeles, California 90064

April [    ], 2021

To Our Fellow Stockholders:

On behalf of the Board, I would like to thank you for your investment in KRC. The Board is steadfast in its commitment to building and protecting the long-term value of the company, particularly during this period of global uncertainty. We take seriously our oversight responsibilities, including overseeing KRC’s strategy as well as KRC’s operating, financial and liquidity risks. Our long-standing commitment to maintaining a conservative balance sheet and focusing on long-term success, as well as diversity, sustainability, best-in-class governance, and linking compensation for our executive leadership team to performance, continue, as we believe this is the best way to handle the recent turbulence in the market and drive long-term value for stockholders. We further believe that KRC’s strong long-term financial performance and solid performance in 2020 are testaments to our strategy and the performance of the KRC team during a time when the need for effective leadership within organizations has never been greater.

Since KRC’s 2020 annual meeting of stockholders, we reached out to stockholders who together own approximately 62% of KRC’s outstanding common stock and requested meetings to solicit their input on key items of stockholder interest, including our executive compensation program and sustainability initiatives. We met with each of those stockholders who accepted such request and I personally led the meetings. Feedback from these meetings helped inform key Board discussions and decisions for 2021.

Our Executive Compensation Committee made changes to the KRC executive compensation structure for 2020 based on feedback received from stockholders in 2019 and at the start of 2020, which were in addition to previous changes to the executive compensation structure for 2019 based on feedback received from stockholders after the 2018 annual meeting. As discussed in more detail in this Proxy Statement, these included changes to the executive annual cash incentive program to make it simpler and more objective and modifying John Kilroy’s 2020 annual equity award opportunity to be entirely linked to Company performance and stockholder returns.

During these challenging times, our values as a company matter more than ever and we maintain our focus on ensuring that we are a leader in environmental, social and governance issues. We were recognized by GRESB as the North American Listed Office leader for the seventh year in a row. We further deepened our focus on building a more sustainable enterprise by proudly achieving carbon neutral operations by year-end 2020 after having been the first North American REIT to commit to doing so. Additionally, we continued our significant emphasis on our human capital initiatives, including our focus on enhancing employee growth, satisfaction and wellness while maintaining a diverse and thriving culture despite the fact that a majority of our employees were working remotely.

Additionally, the Board is focused on best practices around gender and ethnic diversity, equity and inclusion. In 2020, we appointed a new female independent director, Louisa Ritter, to our Board as part of our ongoing board refreshment and diversity efforts, and we are currently searching for another new female director and a new director who is ethnically diverse.

We greatly value the feedback we receive from you, our stockholders. Our practice of regularly engaging with stockholders will continue, as we want to ensure that your voice is heard. We encourage you to reach out with any questions or concerns that you have whether or not you expect to attend the annual meeting.

Our commitment to our stockholders remains as strong as ever. Thank you for your trust and continued support. We look forward to your participation at the annual meeting.

Sincerely,

Edward Brennan, PhD
Lead Independent Director

CONTENTS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	1

VIRTUAL ANNUAL MEETING	2

PROXY SUMMARY	3

VOTING INFORMATION	13

PROPOSAL 1 — ELECTION OF DIRECTORS	14

PROPOSAL 2 — ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION	25

PROPOSAL 3 — APPROVAL OF AMENDMENT AND RESTATEMENT OF BYLAWS TO REMOVE INDEPENDENT COMMITTEE APPROVAL REQUIREMENT SEPARATELY GOVERNED BY OUR RELATED PARTY TRANSACTIONS POLICY	27

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR	29

CORPORATE GOVERNANCE	30

Board Composition and Governance	31

Board Committees	38

Director Selection, Evaluation and Communications	41

AUDIT AND NON-AUDIT FEES	44

Principal Accountant Fees and Services	44

AUDIT COMMITTEE REPORT	45

OUR EXECUTIVE OFFICERS	46

COMPENSATION DISCUSSION AND ANALYSIS	50

Introduction	50

Extensive Stockholder Engagement and Response to 2020 Vote	51

2020 Company Performance	52

This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on our current expectations, beliefs and assumptions, and are not guarantees of future performance. Forward-looking statements are generally identified through the inclusion of words such as “believe,” “expect,” “goals” and “target” or similar statements or variations of such terms and other similar expressions. Numerous factors could cause actual future performance, results and events to differ materially from those indicated in the forward-looking statements, including, among others: global market and general economic conditions and their effect on our liquidity and financial conditions and those of our tenants; adverse economic or real estate conditions generally, and specifically, in the States of California and Washington; risks associated with our investment in real estate assets, which are illiquid, and with trends in the real estate industry; defaults on or non-renewal of leases by tenants; any significant downturn in tenants’ businesses; our ability to re-lease property at or above current market rates; costs to comply with government regulations, including environmental remediation; the availability of cash for distribution and debt service and exposure to risk of default under debt obligations; increases in interest rates and our ability to manage interest rate exposure; the availability of financing on attractive terms or at all, which may adversely impact our future interest expense and our ability to pursue development, redevelopment and acquisition opportunities and refinance existing debt; a decline in real estate asset valuations, which may limit our ability to dispose of assets at attractive prices or obtain or maintain debt financing, and which may result in write-offs or impairment charges; significant competition, which may decrease the occupancy and rental rates of properties; potential losses that may not be covered by insurance; the ability to successfully complete acquisitions and dispositions on announced terms; the ability to successfully operate acquired, developed and redeveloped properties; the ability to successfully complete development and redevelopment projects on schedule and within budgeted amounts; delays or refusals in obtaining all necessary zoning, land use and other required entitlements, governmental permits and authorizations for our development and redevelopment properties; increases in anticipated capital expenditures, tenant improvement and/or leasing costs; defaults on leases for land on which some of our properties are located; adverse changes to, or enactment or implementations of, tax laws or other applicable laws, regulations or legislation, as well as business and consumer reactions to such changes; risks associated with joint venture investments, including our lack of sole decision-making authority, our reliance on co-venturers’ financial condition and disputes between us and our co-venturers; environmental uncertainties and risks related to natural disasters; our ability to maintain our status as a REIT; and uncertainties regarding the impact of the COVID-19 pandemic, and restrictions intended to prevent its spread, on our business and the economy generally. These factors are not exhaustive and additional factors could adversely affect our business and financial performance. For a discussion of additional factors that could materially adversely affect our business and financial performance, see the factors included under the caption “Risk Factors” in our most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. All forward-looking statements are based on currently available information, and speak only as of the dates on which they are made. We assume no obligation to update any forward-looking statement that becomes untrue because of subsequent events, new information or otherwise, except to the extent we are required to do so in connection with our ongoing requirements under federal securities laws.

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

Date and Time:	Thursday, May 20, 2021 at 8:00 a.m. local (Pacific) time

Place:	Live audio webcast at www.virtualshareholdermeeting.com/KRC2021

You will not be able to attend the 2021 annual meeting of stockholders (the “Annual Meeting”) in person.
Stockholders are encouraged to access the virtual-only Annual Meeting prior to its start time. Online access will begin at 7:50 a.m. local (Pacific) time. Please see “Virtual Annual Meeting” on the following page for additional information.

Items of Business:	1.	Elect as directors the seven nominees named in the attached Proxy Statement.

	2.	Approve, on an advisory basis, the compensation of our named executive officers.

	3.	Approve the amendment and restatement of our bylaws to remove Independent Committee approval requirement separately governed by our related party transactions policy.

	4.	Ratify the appointment of Deloitte & Touche LLP as our independent auditor for the year ending December 31, 2021.

Record Date:

The Board of Directors has fixed the close of business on March 8, 2021 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting, or any adjournment(s) or postponement(s) thereof.

Proxy Voting:

Your vote is very important to us. Whether or not you plan to attend the Annual Meeting, we urge you to submit your proxy or voting instructions as soon as possible to ensure your shares are represented at the Annual Meeting. If you vote at the Annual Meeting, your proxy or voting instructions will not be used.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF	By Order of the Board of Directors,
PROXY MATERIALS

The Notice of Annual Meeting, Proxy Statement and our 2020 Annual Report on Form 10-K are available at www.proxyvote.com. Copies of these proxy materials are also available in the Investors — Financial Reports section of our website at http://www.kilroyrealty.com. You are encouraged to access and review all of the important information contained in our proxy materials before voting.

Tyler Rose
President and Secretary
April [ ], 2021 :: Los Angeles, California

KILROY REALTY	PROXY STATEMENT	1

VIRTUAL ANNUAL MEETING

The Annual Meeting will be held in a virtual-only meeting format, via live audio webcast that will provide stockholders with the ability to participate in the Annual Meeting, vote their shares and ask questions. We are implementing a virtual-only meeting format in order to protect the health and safety of all attendees, particularly in light of the COVID-19 pandemic, as well as leverage technology to enhance stockholder access to the Annual Meeting by enabling attendance and participation from any location around the world by visiting www.virtualshareholdermeeting.com/KRC2021. We believe that the virtual-only meeting format will give stockholders the opportunity to exercise the same rights as if they had attended an in-person meeting and believe that these measures will enhance stockholder access and encourage participation and communication with our Board of Directors and management.

BENEFITS OF A VIRTUAL ANNUAL MEETING

•

We believe a virtual-only meeting format facilitates stockholder attendance and participation by enabling all stockholders to participate fully, equally and without cost, using an Internet-connected device from any location around the world. In addition, the virtual-only meeting format increases our ability to engage with all stockholders, regardless of size, resources or physical location and enables us to protect the health and safety of all attendees, particularly in light of the COVID-19 pandemic.

•

Stockholders of record and beneficial owners as of March 8, 2021, the record date, will have the ability to submit questions directly to our management and Board of Directors and vote electronically at the Annual Meeting via the virtual-only meeting platform.

ATTENDANCE AT THE VIRTUAL ANNUAL MEETING

•

Attendance at the Annual Meeting is open to the public online at www.virtualshareholdermeeting.com/KRC2021, but you are entitled to participate in the Annual Meeting by voting or asking questions only if you were a stockholder of record or beneficial owner as of March 8, 2021, the record date.

•

To participate in the Annual Meeting by voting or asking questions, you will need the 16-digit control number included on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials, as applicable.

•

If you were a stockholder as of March 8, 2021, the record date, you may vote shares held in your name as the stockholder of record or shares for which you are the beneficial owner but not the stockholder of record electronically during the Annual Meeting through the online virtual annual meeting platform by following the instructions provided when you log in to the online virtual annual meeting platform.

•

On the day of the Annual Meeting, Thursday, May 20, 2021, stockholders may begin to log in to the virtual-only Annual Meeting beginning at 7:50 a.m. local (Pacific) time, and the Annual Meeting will begin promptly at 8:00 a.m. local (Pacific) time. Please allow ample time for online login.

•

We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the virtual-only Annual Meeting platform, including any difficulties with your 16-digit control number or submitting questions, you may call the technical support number that will be posted on the Annual Meeting log-in page.

QUESTIONS AT THE VIRTUAL ANNUAL MEETING

•	Stockholders will have the opportunity to submit questions during the Annual Meeting by following the instructions on the virtual-only Annual Meeting platform.

•

Following the presentation of all proposals at the Annual Meeting, we will answer as many stockholder-submitted questions as time permits. Any questions that we are unable to address during the Annual Meeting will be answered on our website at http://investors.kilroyrealty.com following the Annual Meeting. If we receive substantially similar questions, we will group the questions together and provide a single response to avoid repetition.

•	We will not answer any questions that are irrelevant to the purpose of the Annual Meeting or our business or that contain inappropriate or derogatory references which are not in good taste.

YOU WILL NOT BE ABLE TO ATTEND THE ANNUAL MEETING IN PERSON

2	PROXY STATEMENT	KILROY REALTY

PROXY SUMMARY

This section highlights information about Kilroy Realty Corporation (“we,” “our,” “us” or the “Company”) and our Board of Directors (the “Board”) that is contained elsewhere in this Proxy Statement. This section does not contain all of the information that you should consider and you should read the entire Proxy Statement before voting.

BUSINESS HIGHLIGHTS

Despite the challenges presented by the global pandemic, in 2020 we strengthened our balance sheet, delivered a record year of developments, raised our dividend, and increased Same Store Cash NOI. Our highly experienced leadership team, led by John Kilroy (who brings over 50 years of experience to the organization), continued to effectively manage a state of the art portfolio by navigating the rapidly evolving business environment defensively. Overall, the Company’s executive management team has an average tenure of 29 years in the real estate industry.

SAME STORE CASH NOI GROWTH(1)	DIVIDEND GROWTH	4Q 2020 NET DEBT / EBITDA(2)	YEAR-END LIQUIDITY(3)

8.3%	43%	5.8x	$1.5B
Second Highest Growth in Past Decade	Cumulative Increase Over Five-Year Period	Decreased by 1.2x from 4Q 2019	Cash on Hand Fully Funds Under-Construction & Tenant Improvement Development(4)

	CONSTRUCTION COMPLETED(5)	CARBON NEUTRAL OPERATIONS(6)

	$1.3B	Achieved
	Office Space & 371 Residential Units	Year-End 2020

Despite shelter in place restrictions, we executed over 731,000 square feet of leases, including on development properties, with average rental rates that were up 36.5% on a GAAP basis and 18.4% on a cash basis as compared to prior leases. We fully stabilized The Exchange on 16th, a $585.0 million, 750,000 square foot office development project located in the Mission Bay district of San Francisco. The office component is 100% leased to Dropbox, Inc. and we recently announced that we signed a definitive agreement to sell the property for a purchase price of $1.08 billion or approximately $1,440 per square foot, which is expected to close at the end of March 2021. Additionally, we achieved our goal of carbon neutral operations by year-end 2020 and continued to be recognized as a leader within the industry for sustainability. More information on the Company’s 2020 performance is detailed on pages 52–54.

(1)

See Appendix A for the definition of “net operating income” (“NOI”) and a reconciliation of net income available to common stockholders computed in accordance with GAAP to net operating income, for the definition of “Same Store NOI (on a GAAP and cash basis)” and a reconciliation of net income available to common stockholders computed in accordance with GAAP to Same Store NOI (on a GAAP and cash basis), and for the definition of “adjusted net income available to stockholders” and a reconciliation of net income available to common stockholders computed in accordance with GAAP to adjusted net income available to common stockholders. Increases are reported as 2020 performance above 2019 levels.

(2)

The debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”) ratio is calculated as the Company’s consolidated debt balance for the applicable period, divided by the Company’s annualized EBITDA, for such period. See Appendix A for a definition of EBITDA and a reconciliation of net income available to common stockholders computed in accordance with GAAP to net income available to common stockholders computed in accordance with GAAP to EBITDA, in each case presented on an annualized basis for the applicable period. The Company’s annualized EBITDA reflects our pro rata share of joint ventures. Debt is net of cash.

(3)	Liquidity is comprised of approximately $732.0 million of cash and cash equivalents on hand and full availability under the Company’s $750.0 million revolving credit facility.

(4)	Development consists of projects in the tenant improvement phase and under construction.

(5)	Core and shell completion for office properties.

(6)

Carbon neutral operations is zero Scope 1 and Scope 2 market-based greenhouse gas emissions. Scope 1 emissions represent those produced by consuming onsite natural gas procured by the Company. Scope 2 emissions represent those produced by consuming onsite electricity procured by the Company.

KILROY REALTY	PROXY STATEMENT	3

EXTENSIVE STOCKHOLDER ENGAGEMENT AND RESPONSIVENESS

Since our 2020 annual meeting of stockholders, we reached out to stockholders who collectively own approximately 62% of our outstanding common stock and requested meetings to solicit their input on a variety of topics, including market conditions, executive compensation, corporate strategy and corporate governance practices. We met with each of those stockholders who accepted such request. Our Lead Independent Director and Chair of the Executive Compensation Committee (the “Compensation Committee”) personally led the meetings. The following actions were taken based on stockholder feedback we have received:

62% Reached out to Stockholders Holding Approximately 62% of our Common Stock

•

Enhanced the Performance-Based Component of our NEOs’ Equity Awards. To further enhance the performance-based nature of our NEOs’ long-term equity compensation opportunities, our CEO’s entire 2020 annual equity award is subject to performance-based vesting requirements and three-fourths of the 2020 annual equity awards for our other NEOs are subject to performance-based vesting requirements (other than with respect to Ms. Ngo, who was not an Executive Vice President or more senior officer at the time our 2020 annual equity awards were granted).

•

Simplified Our Annual Cash Incentive Program. We also received feedback from certain stockholders that they would like to see more clarity, simplicity and objectivity in our annual cash incentive program for NEOs. In designing our 2020 annual cash incentive program for NEOs, the Compensation Committee simplified the number of metrics to be used in evaluating performance to promote a focused alignment of financial goals with Company strategy, with goal weightings varying between the NEOs based on each executive’s area of responsibility. In addition, in an effort to remain aligned with stockholder focus on ESG issues, we again included an ESG-focused category in the 2020 annual cash incentive program metrics with expanded goals, including establishment of carbon neutral operations by the end of 2020, achievement of LEED certifications on new development, annual progress on human capital initiatives (including employee engagement, talent development and diversity), and implementation and efficacy of in-season and off-season stockholder outreach. (See pages 61-62 for additional details.)

Changes to Annual Cash Incentive Plan Since 2019

Continue to engage with stockholders Assigned specific weightings for each NEO to each performance category based on each NEO's area of responsibility Reduced the number of metrics Expanded ESG performance goals including establishing carbon-neutral operations by the end of 2020 and other meaningful goals Assigned specific weightings to each performance category (with a maximum bonus opportunity for each category) Added ESG performance category Added G&A Expense operational metric 1 2 3 2019 2020 2021+

•

Diversity. Several stockholders asked about diversity on the Board and within the Company. In 2020, we appointed a new female independent director, Louisa Ritter, to our Board as part of our ongoing Board refreshment and diversity efforts, and we are currently searching for another new female director and a new director who is ethnically diverse, or a single new director who is both female and ethnically diverse. In addition, among our workforce, we have numerous women in key leadership roles within the Company, as further discussed on page 8, women make up more than half of our workforce, and approximately 45% of our workforce is diverse.

4	PROXY STATEMENT	KILROY REALTY

•

Jeffrey Hawken Employment Agreement. We also received feedback from stockholders in 2020 that they voted against our 2020 Say-on-Pay vote because in January 2020 we extended our employment agreement with Jeffrey Hawken, who was serving as our Executive Vice President and Chief Operating Officer at the time of such extension. However, severance benefits would have been triggered under Mr. Hawken’s agreement had we failed to extend the term of the agreement upon substantially the same (or better) compensation and other terms for Mr. Hawken. This was a legacy provision in Mr. Hawken’s employment agreement that has not been included in any of the Company’s other employment agreements that are currently in effect, and we do not plan on including this provision in any new employment agreements in the future. In July 2020, the Company notified Mr. Hawken that his employment was being terminated without cause in connection with a restructuring of the Company’s management team and the Company entered into a Separation Agreement (the “Separation Agreement”) with Mr. Hawken pursuant to which Mr. Hawken’s employment with the Company ended on July 13, 2020 (the “Separation Date”). The severance benefits provided to Mr. Hawken under the Separation Agreement are generally consistent with the severance benefits that Mr. Hawken would have been entitled to receive had the Company failed to extend the term of his employment agreement (on substantially the same (or better) compensation and other terms for Mr. Hawken) earlier in the year. Mr. Hawken’s Separation Agreement is discussed in “Compensation Discussion and Analysis — Employment and Separation Agreements with Jeffrey Hawken” and “Named Executive Officer Compensation Tables — Potential Payments Upon Termination or Change in Control” below.

COMPENSATION HIGHLIGHTS

The Compensation Committee approved the 2020 compensation arrangements for our NEOs. Below are highlights of our 2020 compensation arrangements for our NEOs from the Compensation Discussion and Analysis (the “CD&A”) section of this Proxy Statement:

Enhanced Operating and Financial Goals that Were Not Adjusted for the Impact of COVID-19

•

The 2020 short-term incentives (annual cash bonuses) for our NEOs were significantly less than the 2019 short-term incentives for our NEOs, with our CEO’s 2020 short-term incentive being approximately 30% less than his 2019 short-term incentive.

•	Key operating and financial goals used to determine 2020 short-term incentives for our NEOs were generally set at levels above the performance goals used for 2019. See the discussion on page 59.

•	The Adjusted FFO per share target used in the 2020 performance-based long-term incentive awards for our NEOs was set above the Adjusted FFO per share target used for 2019.

•

Our 2020 short-term incentive goals and methodology, as well as our 2020 performance-based long-term incentive award goals were established before the full impact of the COVID-19 pandemic was known. The Compensation Committee considered the impact of the COVID-19 pandemic on us and on the commercial real estate market in 2020 and determined that the goals, methodology and structure of our executive incentive programs would not be adjusted for the impact of the pandemic.

•

Vesting for the 2020 performance-based long-term incentive awards is also contingent on our total stockholder return (“TSR”)(7) compared to other office-focused REITs over a three-year period (for 50% of the performance-based awards) and our average ratio of debt to EBITDA over that period (for the remaining 50% of the performance-based awards).

Continued Emphasis on Long-Term Incentive Awards and Performance-Based Compensation

•	Long-term equity compensation, tied to three-year vesting periods, is the largest component of each NEO’s total compensation opportunity.

•	The entire 2020 annual equity award for our CEO is subject to performance-based vesting requirements and includes a performance measure indexed to our relative TSR.

•

Three-fourths of the 2020 annual equity awards for our other NEOs are subject to performance-based vesting requirements and include a performance measure based on our relative TSR (other than with respect to Ms. Ngo, as discussed previously).

(7)	For purposes of this Proxy Statement, TSR is calculated assuming dividend reinvestment.

KILROY REALTY	PROXY STATEMENT	5

•	Approximately 89% of our CEO’s target TDC(8) for 2020 was not guaranteed but rather was tied to metrics related to Company performance and/or stock price, and therefore meaningfully “at risk.”

•

Approximately 79% of our other NEOs’ target TDC for 2020 was not guaranteed but rather was tied to metrics related to Company performance and/or stock price, and therefore meaningfully “at risk” (Ms. Ngo is excluded for purposes of this illustration as she was not an Executive Vice President or more senior officer when we structured our 2020 executive compensation program).

2020 Target

Total Direct Compensation

89% At Risk 89% Performance Based 79% At Risk 66% Performance Based 11% Base Salary 27% Annual Cash Incentive 62% Annual Long-Term Incentive 21% Base Salary 25% Annual Cash Incentive 55% Annual Long-Term Incentive CEO Other NEOs

(8)

As used in this Proxy Statement, “target TDC” means target total direct compensation, which is the executive’s base salary, target annual cash incentive and grant date fair value (based on the value approved by the Compensation Committee and used to determine the number of shares subject to the award) of annual long-term incentive awards granted to the executive in 2020.

6	PROXY STATEMENT	KILROY REALTY

CORPORATE SOCIAL RESPONSIBILITY AND SUSTAINABILITY HIGHLIGHTS

The Company and its Board maintain a focus on corporate social responsibility and sustainability. Through the Corporate Social Responsibility and Sustainability Committee (the “CSR&S Committee”) of our Board, we continuously look for new and better ways to foster a diverse and inclusive work environment, improve employee health and safety, engage our surrounding communities and minimize our environmental impact, all while creating value for our stockholders. These efforts were of particular importance to the Company during 2020, as our employees, tenants and communities in which we operate faced challenges resulting from the COVID-19 pandemic, climate change and social injustices. Below are some recent highlights of our human capital, diversity and sustainability initiatives. For additional information, see “Corporate Governance — Board Composition and Governance — Corporate Social Responsibility and Sustainability” beginning on page 34. (References to our employees in this Proxy Statement include individuals employed through our operating partnership, Kilroy Realty, L.P., as well as through Kilroy Realty TRS, Inc.)

Human Capital Development

CULTURE OF INCLUSION Continued cultivation of diverse culture of inclusion at the Company and on the Board	TRAINING AND EDUCATION Required an unconscious bias training for all employees in 2020	EMPLOYEE SATISFACTION Conducted an employee satisfaction survey in 2020 and took actions to address feedback

The Company is committed to enhancing employee growth, satisfaction and wellness while maintaining a diverse and thriving culture. Our human capital development initiatives include the following:

•

Diversity. We believe cultivating a diverse culture of inclusion that makes a positive difference in our employees’ lives is vital to the success of our Company, and we have developed targeted training to improve workplace diversity, equity and inclusion, as further discussed below.

•

Training and Education. We support the development of our employees through various training and education programs throughout their tenure at the Company, from providing initial onboarding to offering specific skill building opportunities and leadership development through workshops, online training and Company-sponsored executive coaching services for certain members of management.

—	In early 2021, we launched a dedicated online onboarding site to share resources and tools for new hires, and to acclimate new employees to our Company culture.

—	We conducted several corporate trainings in 2020, including an unconscious bias training, which all employees were required to take, and a COVID-19 workplace preparedness training.

—

We conduct annual performance and career development reviews for all employees, and revamped our process in 2020, including refreshing the core competencies against which employees are evaluated and adding a new self-review element.

•

Employee Health. The mental and physical health and wellness of our employees is of central importance to our culture. We evaluate our group health and ancillary benefits annually as we seek to provide a robust benefits package. We also conduct an annual wellness survey to help us better tailor our employee health and wellness programs.

—

We offer our employees programs such as paid parental and medical leave, fertility services (including egg freezing), discounted gym passes, an enhanced employee assistance program to provide support and assistance with various life and family matters, commuter benefits, subsidized medical, dental, vision and life insurance, and parental leave coaching.

—	In 2020, we expanded our offerings to include both a health and a dependent care flexible spending account (FSA).

•

Fostering Company Culture and Providing Support to Employees During COVID-19 Pandemic. Maintaining a thriving company culture is of utmost importance to the Company. In accordance with local and state government guidance and social distancing recommendations, almost all of our corporate employees have worked remotely since March 2020, and our team has worked hard to protect and foster the Company’s culture during the COVID-19 pandemic.

—

During 2020, we formed an inter-regional and inter-departmental taskforce and worked with the Company’s Culture Crew to organize teambuilding events and activities, virtual exercise classes, a virtual library of self-care resources and other remote programming to keep our employees connected while working from home.

KILROY REALTY	PROXY STATEMENT	7

—

As we prepare for a broader re-entry to the workplace, the taskforce is focused on ensuring that our employees feel safe and comfortable, and is working with the Culture Crew to develop programming to help employees connect and engage with one another as they transition back to the workplace.

—

We conducted two employee surveys during 2020 — one focused on work from home/re-entering the workplace and a more general employee satisfaction survey. We have taken actions to address the feedback received in the surveys and are committed to conducting employee surveys on a regular basis to monitor employee engagement and satisfaction.

Diversity at the Company

We strive to have a workforce that reflects the diversity of qualified talent that is available in the markets that we serve.

•

Gender Diversity. We have numerous women in key leadership roles, including our EVP, Chief Administrative Officer, our SVP, Chief Financial Officer and Treasurer, our SVP, Chief Accounting Officer and Controller, our SVP, Corporate Counsel and multiple other Senior Vice Presidents. Several women in the Company have received awards for their leadership in the real estate industry and/or the local business regions in which we operate, as further described in our annual sustainability report on our website located at the address below. In addition, women make up more than half of our workforce.

BLOOMBERG GENDER EQUALITY INDEX

Member 2020 - 2021; Listed for Superior Diversity, Equity and Inclusion Programs and Results(9)

EMPLOYEES BY CATEGORY Overall Workforce Supervisors VPs & Above 2020 Promotions 2021 Promotions to Date 2020 Hires FEMALE MALE 59% 41% 56% 44% 29% 71% 46% 54% 58% 42% 72% 28%

•

Ethnic Diversity. Approximately 45% of our employees are diverse. We recently launched a Company-wide diversity initiative to bolster our diversity, equity and inclusion efforts and communicated regularly with our employees throughout 2020 regarding the events that occurred around social and racial injustice, and important holidays such as Juneteenth, Black History Month and Women’s History Month, sharing resources, virtual events and other opportunities for learning around such topics.

ETHNICITY 45% DIVERSE EMPLOYEES 32% DIVERSE FEMALE EMPLOYEES RACIAL GROUPS 20% Asian 4% Black / African American 11.5% Hispanic / Latino 1% Native Hawaiian / Pacific Islander 8.7% Two or More 54.8% White

(9)

The Gender Equality Index (GEI) measures gender equality across five pillars: female leadership and talent pipeline, equal pay and gender pay parity, inclusive culture, sexual harassment policies, and pro-women brand.

8	PROXY STATEMENT	KILROY REALTY

Diversity on the Board

Our Nominating/Corporate Governance Committee (the “Governance Committee”) and the Board understand the importance of bringing diverse experience and perspectives to the Board and as such:

• In 2020, we appointed a new female independent director, Louisa Ritter, to our Board as part of our ongoing board refreshment and diversity efforts. Currently, two of our seven directors (or 29%) are female, with one serving as the Chair of the Company’s CSR&S Committee.	29%

•   In addition to our recent efforts to increase gender diversity on the Board and in response to stockholder feedback, our Board is also committed to appointing a new female director and a new director who is ethnically diverse, or a single new director who is both female and ethnically diverse, and our Governance Committee has initiated a search for such director candidates.

•   Our Corporate Governance Guidelines and Board Membership Criteria include diversity as a criteria considered by the Governance Committee and the Board in considering Board nominations. The Governance Committee and the Board consider diversity, in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience.

•   Our Governance Committee and Board will continue to endeavor to include women and individuals from minority groups in the qualified pool from which new director candidates are selected when the Board undergoes any future Board refreshment.

More information regarding our human capital development goals and initiatives can be found in our annual sustainability report on our website located at http://kilroyrealty.com/commitment-sustainability.

KILROY REALTY	PROXY STATEMENT	9

Sustainability

We remain a committed leader in the effort to building and operating environmentally sound properties, which has resulted in wide recognition amongst our peers and by industry organizations around the world.

100% LEED GOLD OR PLATINUM certification for new construction project(10)	ENERGY STAR Partner of the Year 2014 - 2020; Sustained Excellence 2016 - 2020	GRESB Green Star 2013 - 2020; #1 Ranking in the Americas Listed 2020; Global Sector Leader Listed Office 2020; Global Sector Leader Listed Office Development 2020	NAREIT Leader in the Light Award Office Sector 2014 - 2020; Leader in the Light Award, Most Innovative 2018, 2020

100% CARBON NEUTRAL operations(6)(10)	GREEN LEASE Leader 2014 - 2020; Gold Level 2018 - 2020	NEWSWEEK America’s Most Responsible Companies 2020 - 2021	CENTER FOR ACTIVE DESIGN Best in Building Health, Fitwell Excellence Award, Most Certifications of All-Time 2019 - 2021

69% ENERGY STAR certified(10)	S&P SUSTAINABILITY Yearbook Member 2018 - 2020	CLIMATE REGISTRY AND CENTER FOR CLIMATE & ENERGY SOLUTIONS Climate Leadership Award 2020	DOW JONES SUSTAINABILITY WORLD INDEX Member 2017 - 2020; One of Only Seven North American Real Estate Companies Listed
CALVERT RESEARCH & MANAGEMENT’S TOP 10 MOST SUSTAINABLE US REITS Sector Leader 2021

Climate Resilience. We identify climate change as a risk to our business, an opportunity for long-term value creation and a key driver of long-term strategic business decisions. In 2020, under the oversight of our Board, we conducted analyses of our modeled financial losses due to climate change aligned with the Task Force for Climate-Related Financial Disclosures (TCFD) using The Climate Service’s Climanomics® platform. In connection with these analyses, we have updated various Company policies and procedures, including those related to our operations and acquisitions to address these results. In addition, we have incorporated these analyses into our development strategy. We intend to continue to be proactive in managing climate-related risks. More information about our climate resilience work, including our climate change scenario analysis, can be found in our annual sustainability report on our website located at the address above.

(10)	As of December 31, 2020.

10	PROXY STATEMENT	KILROY REALTY

CORPORATE GOVERNANCE HIGHLIGHTS

The Company is committed to good corporate governance, which promotes the long-term interests of stockholders, strengthens accountability of the Board and helps build public trust in the Company. Highlights include the following:

Independent Board Leadership and Practices

Lead Independent Director with a well-defined role and robust responsibilities

Majority of directors are independent (6 out of 7 current directors)

Dedicated CSR&S Committee responsible for overseeing Company objectives related to sustainability, human capital matters, including diversity, equity and inclusion, health and wellness, philanthropy and community involvement, good corporate citizenship and other non-financial issues that are of significance to the Company and its stockholders

Commitment to include women and individuals from minority groups in the qualified pool from which new director candidates are selected

Continued commitment to Board refreshment with one new independent director in the last year and a majority of the Board appointed since 2014

Average independent director tenure of 8.4 years

Comprehensive risk oversight practices, including cybersecurity and insurance

Regular strategic updates from the CEO

Regular executive sessions of independent directors

Regular Board and committee self-evaluations

Succession Planning Committee oversees regular succession planning efforts

CEO may only serve on the board of directors of one other public company

All standing Board committees are composed solely of independent directors

Robust Stockholder Rights

Stockholder proxy access aligns with best practices and reflects stockholder feedback

Majority voting for directors in uncontested elections

Annual director elections (declassified Board)

Annual Say-on-Pay voting

Stockholder right to call a special meeting

Stockholder right to amend Bylaws by a majority vote

No stockholder rights plan

KILROY REALTY	PROXY STATEMENT	11

Best Practices Compensation and Governance Practices

Independent compensation consultant

Robust stock ownership guidelines for executives and non-employee directors

Stock holding requirements

Anti-hedging policy

Anti-pledging policy

Clawback policy

Related party transactions policy

No single trigger change in control provisions

No excise tax gross-ups

No repricing of underwater stock options without stockholder approval

Regular engagement with investors; since our 2020 annual meeting of stockholders, we reached out to stockholders who together own approximately 62% of our outstanding common stock and requested meetings to solicit their input. Our Lead Independent Director and Chair of the Compensation Committee personally led meetings with all stockholders who accepted such request

12	PROXY STATEMENT	KILROY REALTY

VOTING INFORMATION

VOTING MATTERS AND BOARD RECOMMENDATIONS

Our Board is soliciting your proxy to vote on the following matters at our Annual Meeting to be held at 8:00 a.m. local (Pacific) time on Thursday, May 20, 2021 via live audio webcast at www.virtualshareholdermeeting.com/KRC2021, and any adjournments or postponements of the Annual Meeting:

	Vote Required	Vote Required	Board Recommendation	Page
Proposal No. 1	Election of Seven Director Nominees	Majority of Votes Cast	For	14
Proposal No. 2	Advisory Approval of Compensation of NEOs	Majority of Votes Cast	For	25
Proposal No. 3	Approval of Amendment and Restatement of Bylaws to Remove Independent Committee Approval Requirement Separately Governed by Our Related Party Transactions Policy	Majority of Votes Entitled to be Cast	For	27
Proposal No. 4	Ratification of Appointment of Deloitte & Touche LLP as Independent Auditor for 2021	Majority of Votes Cast	For	29

HOW TO CAST YOUR VOTE

INTERNET	PHONE	MAIL	DURING THE MEETING

Follow the instructions provided in the notice or separate proxy card or voting instruction form you received.	Follow the instructions provided in the separate proxy card or voting instruction form you received.	Send your completed and signed proxy card or voting instruction form to the address on your proxy card or voting instruction form.	Follow the instructions provided in the notice or separate proxy card or voting instruction form you received.

On April [    ], 2021, the proxy materials for our Annual Meeting, including this Proxy Statement and our 2020 Annual Report on Form 10-K (the “2020 Annual Report”), were first sent or made available to our stockholders entitled to vote at the Annual Meeting.

KILROY REALTY	PROXY STATEMENT	13

PROPOSAL 1 –
ELECTION OF DIRECTORS

The Board presently consists of seven directors. Each director is serving a term that continues until the Annual Meeting and until his or her successor is duly elected and qualified. As further described below, our Board has selected all seven of our incumbent directors for election at the Annual Meeting.

NOMINEES FOR DIRECTOR

Upon the recommendation of the Governance Committee, the Board nominated John Kilroy, Edward Brennan, PhD, Jolie Hunt, Scott Ingraham, Louisa Ritter, Gary Stevenson and Peter Stoneberg for election to the Board for a term continuing until the annual meeting of stockholders to be held in 2022 and until their respective successors are duly elected and qualified. All of our director nominees are currently directors of the Company and, other than Ms. Ritter, were previously elected to serve on the Board by our stockholders. In this Proxy Statement, references to “John Kilroy” or our CEO are to John B. Kilroy, Jr.

Ms. Ritter is standing for election to the Board for the first time after being appointed to the Board in October 2020 as part of our ongoing Board refreshment process. Ms. Ritter is currently the President of Pisces, Inc., a San Francisco-based asset management firm. Prior to joining Pisces in 2016, Ms. Ritter worked at Goldman Sachs for 14 years.

At the request of the Governance Committee and in connection with the Governance Committee’s consideration of new, diverse director candidates, Korn Ferry (“Korn Ferry”) assessed Ms. Ritter’s candidacy. As part of its assessment, a representative of Korn Ferry interviewed Ms. Ritter, made multiple reference calls with her prior employers and conducted an extensive background check. The Board then reviewed the results of Korn Ferry’s evaluation and screening, received a presentation from Korn Ferry and discussed the potential director candidate. Each of the Board members also met and interviewed Ms. Ritter. Following these interviews, the Board then met, discussed and approved Ms. Ritter’s appointment to the Board. Ms. Ritter was initially identified as a potential nominee by Mr. Stoneberg, the Chair of our Governance Committee.

Except as otherwise instructed, proxies solicited by this Proxy Statement will be voted “FOR” the election of each of the nominees to the Board. The nominees have consented to be named in this Proxy Statement and to serve as directors if elected. If any nominee of the Board is unable to serve, or for good cause will not serve, as a director at the time of the Annual Meeting, the persons who are designated as proxies intend to vote, in their discretion, for any other persons that may be designated by the Board. As of the date of this Proxy Statement, the Board has no reason to believe that any of the director nominees named above will be unable or unwilling to stand as a nominee or to serve as a director if elected.

14	PROXY STATEMENT	KILROY REALTY

BOARD COMPOSITION

Board Snapshot

The following provides a snapshot of our seven director nominees:

Avg. Independent Director Tenure of 8.4 Years Ritter Hunt Stevenson Stoneberg Ingraham Brennan 1 year 6 years 7 years 7 years 13 years 17 years Independence 6 of 7 director nominees are independent Age 3 2 2 <60 years 60-66 years >66 years Diversity 28.6% 71.4% Men Women

Avg. Independent Director Tenure of 7.6 Years Ritter Hunt Stevenson Stoneberg Ingraham Brennan 1 year 5 years 6 years 6 years 13 years 17 years Independence 6 of 7 director nominees are independent Age 3 2 2 <60 years 60-66 years >66 years Diversity 28.6% 71.4% Men Women

KILROY REALTY	PROXY STATEMENT	15

Director Nominee Skills, Experience and Background

We believe each of the seven director nominees possesses the professional and personal qualifications necessary for effective service as a director. In addition to each nominee’s specific experience, qualifications and skills, we believe that each nominee has a reputation for integrity, honesty and adherence to high ethical standards and has demonstrated business acumen and an ability to exercise sound business judgment. We believe all nominees have a commitment to the Company and to building long-term stockholder value. The following chart shows a summary of the director nominees’ skills and core competencies:

Skill/Qualification	Kilroy	Brennan	Hunt	Ingraham	Ritter	Stevenson	Stoneberg

Target Tenant Industry Experience

Knowledge and experience with the top five industries that make up the majority of our tenant base (Technology; Life Science & Healthcare; Media; and F.I.R.E. — Finance, Insurance and Real Estate)

	●	●	●	●	●	●	●
Executive Leadership Leadership role as company CEO or President	●	●	●	●	●	●	●
Public Company Board Service Experience as a board member of another publicly traded company	●	●		●
Investment Experience Relevant investment, strategic and deal structuring experience	●	●		●	●	●	●
Financial Literacy/Accounting Experience Financial or accounting experience and an understanding of financial reporting, internal controls and compliance	●	●		●	●		●
Finance/Capital Markets Experience Experience navigating our capital-raising needs	●	●		●	●	●	●
Risk Management Experience Experience overseeing and managing company risk	●	●	●	●	●	●	●
Advanced Degree/Professional Accreditation Possesses an advanced degree or other professional accreditation that brings additional perspective to our business and strategy		●	●		●	●	●

16	PROXY STATEMENT	KILROY REALTY

DIRECTOR NOMINEE

JOHN KILROY Chief Executive Officer and Chairman of the Board
Age: 72 Director Since: 1996 Race/Ethnicity: Caucasian	Committees - CSR&S

John Kilroy was elected to serve as our Chairman of the Board (“Chairman”) in February 2013 and has been our CEO and a director since our incorporation in September 1996. Mr. Kilroy also served as our President from our incorporation in September 1996 until December 2020. Having led its private predecessor, Kilroy Industries, in a similar capacity, he became its President in 1981 and was elected CEO in 1991. Mr. Kilroy has been involved in all aspects of commercial real estate acquisition, entitlement, development, construction, leasing, financing and dispositions for the Company and its predecessor since 1967. With Mr. Kilroy’s expertise and guidance, the Company entered the San Francisco and Seattle markets in 2009 and 2010, respectively, very early in the cycle. Mr. Kilroy has actively led the Company to become one of the premier landlords on the West Coast with one of the largest LEED-certified portfolios, spanning some of the strongest markets in the country, from Seattle to San Diego.

Mr. Kilroy currently serves on the board of directors of MGM Resorts International (NYSE: MGM), the Policy Advisory Board for the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley and the Advisory Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), and is a member of The Real Estate Roundtable. Mr. Kilroy previously served on the board of New Majority California and as Chairman of New Majority Los Angeles. He is a past trustee of the El Segundo Employers Association, Viewpoint School, Jefferson Center for Character Education and the National Fitness Foundation. He was also a member of the San Francisco America’s Cup Organizing Committee. Mr. Kilroy attended the University of Southern California.

Specific Qualifications, Attributes, Skills and Experience:

Mr. Kilroy was nominated to serve on our Board because of his more than 50 years of experience with our Company and its predecessor, including 23 years as our President and CEO and approximately 17 and seven years as our predecessor’s President and CEO, respectively, as well as his experience in acquiring, owning, developing and managing real estate, and his service on the board of governors of a national real estate trade organization.

KILROY REALTY	PROXY STATEMENT	17

DIRECTOR NOMINEE

EDWARD BRENNAN, PhD Lead Independent Director since 2014
Age: 69 Director Since: 2003 Race/Ethnicity: Caucasian	Committees - Audit - Compensation (Chair) - Governance

Edward Brennan, PhD has been a member of our Board since July 2003 and our Lead Independent Director since March 2014. He is currently the acting CEO and a director of Abram Scientific, a privately held medical diagnostics company, and a Venture Partner with Treo Ventures, a venture capital partnership focused on medical devices and imbedded IT technologies. Until March 2014, Dr. Brennan was CEO of Nexus Dx, Inc. (“Nexus”), a medical diagnostics company located in San Diego, California. In November 2011, Nexus was acquired by Samsung Electronics Co., Ltd. from ITC Nexus Holding Company, where Dr. Brennan had been Chief Integration Officer following the merger of Nexus and International Technidyne Corporation. Previously, he was President and Chief Operating Officer of CryoCor, Inc. from March 2005 to February 2006 and Chief Executive Officer from February 2006 until June 2008, when the company was sold to Boston Scientific Corporation. From January 2004, he served as chairman of HemoSense Inc. until its sale to Inverness Medical Innovations in November 2007. While a director of HemoSense since 2000, he was also a Managing Partner of Perennial Ventures, a Seattle-based venture capital firm beginning in 2001. Prior to that time, he served as Vice President at Tredegar Investments. Dr. Brennan has participated in the development, management and financing of new medical technology ventures for over 30 years, including scientific and executive positions with Syntex, Inc., UroSystems, Inc., Medtronic Inc., DepoMed Systems, Inc. and CardioGenesis Corp. Dr. Brennan also works as a House Manager for the Center for the Performing Arts in the City of Mountain View, serves on the board of directors of several private companies and previously served on the Board of Trustees of Goucher College, Baltimore, Maryland. Dr. Brennan holds Bachelor’s degrees in Chemistry and Biology and a PhD in Biology from the University of California, Santa Cruz.

Specific Qualifications, Attributes, Skills and Experience:

Dr. Brennan was nominated to serve on our Board because of his executive management and board of directors experience with both public and private companies and specifically, his over 30 years of experience with companies in the health sciences and medical industries, which have historically been target tenants of the Company.

18	PROXY STATEMENT	KILROY REALTY

DIRECTOR NOMINEE

JOLIE HUNT Independent Director
Age: 42 Director Since: 2015 Race/Ethnicity: Caucasian	Committees - Compensation - Governance - CSR&S (Chair)

Jolie Hunt has been a member of our Board since May 2015. She is the CEO of Hunt & Gather, a marketing and communications agency that helps launch startup ventures, revive the strategic marketing and communications efforts of established brands and utilizes discreet influencer relations to pair like-minded people and places together where there is mutual benefit. Before founding Hunt & Gather in 2013, Ms. Hunt served as Chief Marketing & Communications Officer for AOL, Inc. from 2012 to 2013, and held the role of Senior Vice President, Global Head of Brand & Public Relations at Thomson Reuters from 2008 to 2012. Prior to that time, Ms. Hunt was the Global Director of Corporate & Business Affairs at IBM Corporation from 2006 to 2008 and served as Director of Public Relations for the Financial Times from 2002 to 2006. Ms. Hunt currently serves on the boards of The Lowline and the Civilian Public Affairs Council for West Point Military Academy. Ms. Hunt earned a Bachelor’s degree in Mass Communication from Boston University and completed the Global Executive Program at Dartmouth University Tuck School of Business and Spain’s IE Business School in 2010.

Specific Qualifications, Attributes, Skills and Experience:

Ms. Hunt was nominated to serve on our Board because of her significant marketing and communications experience, knowledge about trends in the media, entertainment and technology world and the use of technology to advance company brands, which she acquired through her experience working with multiple multinational corporations and as the founder and CEO of Hunt & Gather. The Board believes these positions and experience bring additional, unique skills, perspective and connections to our Board.

KILROY REALTY	PROXY STATEMENT	19

DIRECTOR NOMINEE

SCOTT INGRAHAM Independent Director
Age: 67 Director Since: 2007 Race/Ethnicity: Caucasian	Committees - Audit (Chair) - Governance

Scott Ingraham has been a member of our Board since June 2007. He is the co-owner of Zuma Capital, a firm engaged in private equity and angel investing. He was the co-founder (1999), Chairman and CEO of Rent.com, an Internet-based multi-family real estate site, before it was sold to eBay in 2005. Mr. Ingraham was also a co-founder and previously served as the President and CEO of Oasis Residential (“Oasis”), a public apartment REIT founded in 1992 that merged with Camden Property Trust (“Camden”) in 1998. In addition to serving on the Company’s Board, Mr. Ingraham serves on the board of trust managers of Camden (NYSE: CPT) (since 1998), the audit committee of Camden (for six years previously and beginning again in 2016), the board of directors of RealPage, Inc. (Nasdaq: RP) (since 2012) and the audit committee of Real Page, Inc. (since 2012). He also served on the board of directors of LoopNet (Nasdaq: LOOP) for six years before it was acquired by Co-Star in 2012. Prior to co-founding Oasis, Mr. Ingraham’s career was devoted to real estate finance, mortgage and investment banking. He holds a Bachelor’s degree in Business Administration from the University of Texas at Austin.

Specific Qualifications, Attributes, Skills and Experience:

Mr. Ingraham was nominated to serve on our Board because he possesses extensive financial and real estate knowledge based on his experience as Chairman and CEO of Rent.com, President and CEO of Oasis, a member of the board of trustees and a member of the nominating and corporate governance committee, audit committee and compensation committee of Camden, a member of the board of directors and audit committee of LoopNet and a member of the board of directors and audit committee of RealPage, Inc.

20	PROXY STATEMENT	KILROY REALTY

DIRECTOR NOMINEE

LOUISA RITTER Independent Director
Age: 57 Director Since: 2020 Race/Ethnicity: Caucasian	Committees - Audit

Louisa Ritter has been a member of our Board since October 2020. Ms. Ritter is currently the President of Pisces, Inc. (“Pisces”), a San Francisco-based asset management firm. Prior to joining Pisces in 2016, Ms. Ritter worked at Goldman Sachs for 14 years, most recently serving as Managing Director in its Executive Office and President of Goldman Sachs Gives. Prior to leading Goldman Sachs Gives, Ms. Ritter led various businesses including serving as COO of West Region Investment Banking and Chief of Staff of Global Technology, Media and Telecomm Investment Banking. Prior to Goldman Sachs, she spent ten years at Montgomery Securities, which ultimately became Banc of America Securities, where she served as Co-COO of Global Corporate & Investment Banking.

Ms. Ritter has served on various non-profit boards including The Hamlin School, Marin Academy, the Management Board of the Stanford School of Business and The Global CO2 Initiative. She holds a Bachelor of Arts degree from Yale University and a Master’s degree in Business Administration from the Stanford University Graduate School of Business.

Specific Qualifications, Attributes, Skills and Experience:

Ms. Ritter was nominated to serve on our Board because she possesses extensive financial and investment knowledge based on her experiences handling a variety of matters as President at Pisces, and as a banker and corporate executive at a preeminent investment banking firm. She also has a broad range of experience through her non-profit service, having served on finance and governance committees, and having held an array of leadership roles including board chair, and chair of compensation, head search and personnel committees.

KILROY REALTY	PROXY STATEMENT	21

DIRECTOR NOMINEE

GARY STEVENSON Independent Director
Age: 64 Director Since: 2014 Race/Ethnicity: Prefer Not to Disclose	Committees - Compensation - Governance

Gary Stevenson has been a member of our Board since May 2014. Mr. Stevenson is currently the Deputy Commissioner of Major League Soccer and has been President and Managing Director of MLS Business Ventures of Major League Soccer since 2013. Prior to such time, Mr. Stevenson served as President of PAC-12 Enterprises (“Pac-12”) from 2011 to 2013, where he managed a diversified and integrated company, including the Pac-12 Networks and Pac-12 Properties. Before joining Pac-12, Mr. Stevenson was Chairman and CEO of OnSport Strategies, a sports and entertainment consulting company that he founded in 1997 and later sold to Wasserman Media Group in 2007. From 2007 to 2010, Mr. Stevenson served as Principal for Wasserman Media Group to help handle the integration of OnSport Strategies. Mr. Stevenson previously also served as President of NBA Properties, Marketing and Media for the National Basketball Association from 1995 to 1997, as Chief Operating Officer and Executive Vice President of the Golf Channel from 1994 to 1995 and as Executive Vice President, Business Affairs for PGA Tour from 1987 to 1994. Mr. Stevenson received his Bachelor’s degree from Duke University and his Master’s degree in Business Administration from George Washington University.

Specific Qualifications, Attributes, Skills and Experience:

Mr. Stevenson was nominated to serve on our Board because of his extensive business and operational experience, including his founding role at OnSport Strategies, and his roles as President of Pac-12 and currently as President and Managing Partner of MLS Business Ventures of Major League Soccer. The Board believes these positions and Mr. Stevenson’s entrepreneurship success bring a diverse set of skills, experiences and relationships to our Board.

22	PROXY STATEMENT	KILROY REALTY

DIRECTOR NOMINEE

PETER STONEBERG Independent Director
Age: 65 Director Since: 2014 Race/Ethnicity: Caucasian	Committees - Audit - Governance (Chair) - CSR&S

Peter Stoneberg has been a member of our Board since May 2014. Mr. Stoneberg is currently a Managing Partner of Velocity Ventures, LLC, a merchant banking and M&A advisory firm that he founded in 2000. Mr. Stoneberg is also currently a Managing Partner of Architect Partners, LLC, an investment banking firm that he joined in 2020. Mr. Stoneberg was recently a Managing Partner of Dresner Partners, LLC an investment banking firm that he joined in 2018. From 2000 to 2006, Mr. Stoneberg was with Bank of America Capital Investors (“BACI”), a private equity firm where he was an investment partner specializing in growth and buyout capital for public and private technology companies. Mr. Stoneberg also served as Senior Managing Director of Montgomery Securities, where he founded and led the Technology M&A group, beginning in 1994 until its acquisition by Bank of America in 1999. Previously, Mr. Stoneberg served in various other investment banking and management roles, including as Managing Director of Broadview Associates, Co-Founder and President of Data/Voice Solutions Corp and Product Marketing Manager for IBM and ROLM Corp. He was also an investor and on the board of directors of Cupertino Electric, Osprey Ventures, Historic Motorsports Productions, Saleslogix Corp. and Netcom Systems. Additionally, Mr. Stoneberg has served as a founder of the San Francisco America’s Cup Organizing Committee and Chair of the Investment Committee of the St. Francis Sailing Foundation. Mr. Stoneberg received his Bachelor’s degree in Business from the University of Colorado and has completed the Stanford Law School Directors’ College.

Specific Qualifications, Attributes, Skills and Experience:

Mr. Stoneberg was nominated to serve on our Board because of his significant relationships, experience with and knowledge of large and small companies in the high-technology industry, particularly those within the San Francisco Bay Area, which have become target tenants of the Company. Mr. Stoneberg also possesses extensive knowledge in the areas of raising equity and debt capital, and mergers and acquisitions based on his experience at BACI, Montgomery Securities and Velocity Ventures. Mr. Stoneberg also has experience as an active board member at three companies, including as a member of the audit and compensation committees of Netcom Systems and Cupertino Electric.

KILROY REALTY	PROXY STATEMENT	23

VOTE REQUIRED

Each director nominee will be elected at the Annual Meeting if he or she receives a majority of the votes cast with respect to his or her election (that is, the number of votes cast “FOR” the nominee must exceed the number of votes cast “AGAINST” the nominee). The majority voting standard does not apply, however, in a contested election where the number of director nominees exceeds the number of directors to be elected at an annual meeting of stockholders. In such circumstances, directors will instead be elected by a plurality of all the votes cast in the election of directors at the annual meeting at which a quorum is present. The election of directors at the Annual Meeting is not contested.

Under Maryland law, if an incumbent director is not re-elected at a meeting of stockholders at which he or she stands for re-election, then the incumbent director continues to serve in office as a holdover director until his or her successor is elected. To address this “holdover” issue, our Bylaws provide that if an incumbent director is not re-elected due to his or her failure to receive a majority of the votes cast in an uncontested election, the director will promptly tender his or her resignation as a director, subject to acceptance by the Board. The Governance Committee will then make a recommendation to our Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. Our Board will act on the Governance Committee’s recommendation and publicly disclose its decision, along with its rationale, within 90 days after the date of the certification of the election results.

RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

24	PROXY STATEMENT	KILROY REALTY

PROPOSAL 2 –

ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION

We are asking our stockholders to approve the compensation of our NEOs (as identified in the CD&A) as disclosed pursuant to the U.S. Securities and Exchange Commission (the “SEC”) executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables, the narratives accompanying those tables and the CD&A). This is commonly referred to as a “Say-on-Pay” vote.

Our executive compensation philosophy is designed to achieve the following objectives:

•

To align executive compensation with the Company’s corporate strategies, business objectives and the creation of long-term value for our stockholders without encouraging unnecessary or excessive risk-taking;

•

To provide an incentive to achieve key strategic and financial performance measures by linking short-term incentive award opportunities and a substantial portion of long-term incentive award opportunities to the achievement of corporate and operational performance objectives;

•

To set total compensation to be competitive with companies in our peer group identified on page 71, taking into account our active portfolio management strategy and the skill set required to implement that strategy;

•	To provide a majority of target TDC(11) for our NEOs in the form of long-term incentive equity awards; and

•	To help the Company attract, retain and incentivize talented and experienced individuals in the highly competitive West Coast employment and commercial real estate markets.

The Compensation Committee values input from the Company’s stockholders regarding the Company’s executive compensation program and, as discussed in more detail on page 51, made changes to our executive compensation program based on the feedback we received from stockholders. These changes included enhancing the performance-based component of our NEOs’ 2020 annual equity awards, and refinements to our 2020 annual cash incentive program for NEOs.

Below are highlights of the 2020 compensation arrangements for our NEOs as approved by the Compensation Committee.

•

Annual Short-Term Incentives Based on Performance Measurement Framework. The Compensation Committee determines annual short-term incentives (annual cash bonuses) based on a rigorous performance measurement framework that measures the Company’s actual performance against pre-established financial and operational goals and each NEO’s contribution to that performance. We received feedback from certain stockholders that they would like to see more clarity, simplicity and objectivity in our annual cash incentive program for NEOs. In response to the feedback received, the Compensation Committee made changes to the structure of our annual short-term incentive program as discussed in more detail on pages 60-62. Based on the Company’s performance (as reflected on pages 52-54), the Compensation Committee determined that the final 2020 short-term incentive amounts for our NEOs who received payments under this program would be between 97.5% and 103.75% of their target payout levels, and in all cases below the maximum payout opportunities. See “Short-Term Incentives — Decisions for 2020; 2020 Key Operating and Financial Goal Setting and Performance” on pages 59-62 for more information about how the goals are set and the Company’s performance.

•

Majority of Target TDC is “At Risk”. Approximately 89% of our CEO’s and approximately 79% of our other NEOs’ target TDC for 2020 was not guaranteed but rather was tied directly to the performance of the Company, the Company’s stock price and/or individual performance, as shown in the pay mix charts on page 55 (Ms. Ngo is excluded for purposes of this illustration, as discussed previously).

•

Majority of Target TDC is in the Form of Long-Term Incentives. The most significant component of each NEO’s total compensation opportunity is in the form of restricted stock units (“RSUs”) that vest over a three-year period. In 2020,

(11)

As used in this Proxy Statement, “target TDC” and “target total direct compensation” mean the executive’s base salary, target annual cash incentive and grant date fair value (based on the value approved by the Compensation Committee and used to determine the number of shares subject to the award) of annual long-term incentive awards granted to the executive in 2020.

KILROY REALTY	PROXY STATEMENT	25

approximately 62% of our CEO’s (and approximately 55% of our other NEOs’) target TDC was in the form of RSUs. We believe equity compensation helps to align the interests of our NEOs with those of our stockholders.

•

Majority of Long-Term Incentives are Performance-Based. All of our CEO’s annual long-term incentive award for 2020 is subject to performance-based vesting requirements. Three-fourths of the 2020 annual equity awards for our other NEOs, are subject to performance-based vesting requirements (other than with respect to Ms. Ngo, as discussed previously). Vesting levels of the 2020 annual equity awards with performance-based vesting requirements were contingent on achievement of a threshold level of FFO per share for 2020. If that goal was achieved, vesting will be determined based on our TSR compared to other office-focused REITs over a three-year period (for 50% of the performance-based awards) and our average ratio of debt to EBITDA over that period (for the remaining 50% of the performance-based awards).

We also maintain a range of executive compensation and governance-related policies, which are listed beginning on page 72, that we believe reflect current best practices.

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related rules of the SEC, our Board requests your advisory Say-on-Pay vote to approve the following resolution at our Annual Meeting:

RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement pursuant to the Securities and Exchange Commission’s executive compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis” section, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

This vote is an advisory vote only and will not be binding on the Company, the Board or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, the Board or the Compensation Committee. However, the Compensation Committee will consider the outcome of this vote when making future compensation decisions for our NEOs.

The Company’s current policy is to provide our stockholders with an advisory Say-on-Pay vote to approve the compensation of our NEOs each year at the annual meeting of stockholders. It is expected that the next advisory Say-on-Pay vote will be held at the 2022 annual meeting of stockholders.

VOTE REQUIRED

The compensation of our NEOs will be approved, on an advisory basis, if a majority of the votes cast at the Annual Meeting are cast in favor of the proposal.

RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE RESOLUTION APPROVING, ON AN ADVISORY BASIS, THE COMPENSATION OF THE COMPANY’S NEOs.

26	PROXY STATEMENT	KILROY REALTY

PROPOSAL 3 –

APPROVAL OF AMENDMENT AND RESTATEMENT OF BYLAWS TO REMOVE INDEPENDENT COMMITTEE APPROVAL REQUIREMENT SEPARATELY GOVERNED BY OUR RELATED PARTY TRANSACTIONS POLICY

On February 8, 2021, our Board approved and declared advisable the amendment and restatement of our Bylaws to remove the requirement in Article III, Section 7 of our Bylaws that a separate Independent Committee of our Board approve Principal Party Transactions (as defined below). As further described below and consistent with applicable NYSE and SEC requirements, we have a long-established Related Party Transactions Policy that separately requires the Governance Committee of our Board, which is composed solely of Independent Directors, to approve certain related party transactions, including Principal Party Transactions. The removal of the Independent Committee approval requirement in our Bylaws would not impact Independent Director review and approval of Principal Party Transactions by our Governance Committee under our Related Party Transactions Policy, but would eliminate the requirement that the members of our Governance Committee separately review and authorize such transactions in their role as members of the Independent Committee. In accordance with Article VII, Section 1 of our Bylaws, our Board also directed that the proposed amendment and restatement of our Bylaws be submitted to our stockholders for approval at the Annual Meeting.

Proposed Bylaw Amendment

The proposed amendment and restatement of our Bylaws amends Article III, Section 7 of our Bylaws to read as follows (additions shown as underlined and deletions shown as ~~struck through~~):

“~~Notwithstanding any other provision of these Bylaws, the following actions of the Board of Directors shall require the approval of a majority of the Independent Committee (as defined in Section 12(ii) of this Article III): all transactions between the Corporation or any subsidiary of the Corporation (including, without limitation, the Operating Partnership) and John B. Kilroy, Sr. or John B. Kilroy, Jr. and their respective affiliates (not including the Corporation, the Operating Partnership or any subsidiary of the Corporation or the Operating Partnership), including, but not limited to, (a) the negotiation, enforcement and renegotiation of the terms of a lease, sale or refinancing of any of the Corporation’s or the Operating Partnership’s properties; (b) the consideration of the General Partner’s right of first refusal as set forth in Section 11.3 of the Fifth Amended and Restated Agreement of Limited Partnership, as amended, of the Operating Partnership; and (c) the enforcement of the terms of transfer of any property to the Operating Partnership.~~ [Intentionally Omitted.]”

The proposed amendment and restatement of our Bylaws also contains ministerial conforming changes. The full text of the proposed amendment and restatement of our Bylaws appears as Appendix B to this Proxy Statement.

Purpose and Effect of the Proposed Bylaw Amendment

Article III, Section 7 of our Bylaws currently provides that a separate committee of the Board, known as the Independent Committee, is required to approve any transaction between the Company and any subsidiary of the Company, on the one hand, and John B. Kilroy, Sr. or John B. Kilroy, Jr. and their respective affiliates, on the other hand (a “Principal Party Transaction”). This

KILROY REALTY	PROXY STATEMENT	27

provision of our Bylaws was adopted as a matter of good corporate governance in connection with our initial public offering in 1997. Corporate governance developments since that time, including related party transaction approval requirements under NYSE listing standards and SEC rules to which we are subject as a public company, make this provision of our Bylaws redundant.

As a public company, we are subject to the applicable related party transaction approval requirements of Section 314 of the NYSE listing standards, which requires transactions between officers, directors, and principal shareholders and a company to be reviewed and evaluated by an appropriate group within the company, and Item 404 of Regulation S-K, which requires annual disclosure of specified related party transactions as well as the company’s policies and procedures for the review, approval or ratification of related party transactions. Consistent with corporate governance best practices and to facilitate compliance with these requirements, in 2014 our Board adopted a Related Party Transactions Policy that requires the Governance Committee to review and approve or ratify (A) any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) the Company (including any of its subsidiaries) was, is or will be a participant, (ii) the amount involved exceeds $120,000 in any calendar year, and (iii) a related party had, has or will have a direct or indirect material interest (a “Related Party Transaction”); and (B) any Principal Party Transaction. See “Other Matters — Certain Relationships and Related Party Transactions — Related Party Transactions Policy” for more information about the Related Party Transactions Policy. The Governance Committee is composed solely of Independent Directors as required by applicable NYSE listing standards and the enhanced director independence standard set forth in Article III, Sections 1 and 12 of our Bylaws, which we are not amending as part of this Proposal No. 3.

Review of Related Party Transactions by our Governance Committee under our Related Party Transactions Policy makes separate review of such transactions by an Independent Committee under our Bylaws superfluous and redundant. As a result, our Board has approved the amendment and restatement of our Bylaws to eliminate the requirement that the members of our Governance Committee separately review and authorize such transactions in their role as members of the Independent Committee. We believe that singular review of Related Party Transactions under our Related Party Transactions Policy will have no impact on the scope of transactions reviewed or the transparency of disclosure of such transactions to our stockholders. We further believe that singular review of such transactions under our Related Party Transactions Policy will better align our review of related party transactions with the practices of other public companies in accordance with applicable SEC requirements and stock exchange listing standards. Accordingly, our Board is asking stockholders to approve an amendment and restatement of our Bylaws to remove this provision.

Effective Date of the Proposed Amendment and Restatement

If the amendment and restatement of our Bylaws is approved by our stockholders, it will become effective immediately following the Annual Meeting. If the proposed amendment and restatement of our Bylaws is not approved, Article III, Section 7 of our Bylaws will remain as currently in effect and the separate requirement for Independent Committee approval of Principal Party Transactions would remain in place.

VOTE REQUIRED

The proposed amendment and restatement of our Bylaws to remove the Independent Committee approval requirement separately governed by our Related Party Transactions Policy will be approved if a majority of all votes entitled to be cast at the Annual Meeting are cast in favor of the proposal.

RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE PROPOSED AMENDMENT AND RESTATEMENT OF OUR BYLAWS TO REMOVE THE INDEPENDENT COMMITTEE APPROVAL REQUIREMENT SEPARATELY GOVERNED BY OUR RELATED PARTY TRANSACTIONS POLICY.

28	PROXY STATEMENT	KILROY REALTY

PROPOSAL 4 –

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

We are seeking stockholder ratification of our appointment of Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, as our independent auditor for the fiscal year ending December 31, 2021. Deloitte has served as our independent auditor since 1995 when the Company was privately held and has continued to serve as such since the Company’s initial public offering in January 1997 and, prior to the Annual Meeting, the Audit Committee is expected to re-appoint Deloitte as our independent auditor for the year ending December 31, 2021.

Additional information about Deloitte, including the fees we paid to Deloitte in fiscal years 2020 and 2019, can be found in this Proxy Statement under the caption “Audit and Non-Audit Fees.” The report of the Audit Committee included in this Proxy Statement under the caption “Audit Committee Report” also contains information about the role of Deloitte with respect to the audit of the Company’s annual financial statements.

A representative of Deloitte is expected to be present at our Annual Meeting, be available to respond to appropriate questions and will have the opportunity to make a statement, if desired.

Stockholder ratification of the appointment of Deloitte as our independent auditor is not required by our Bylaws or otherwise. However, the Board is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the appointment, the Audit Committee may reconsider whether or not to retain Deloitte. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

VOTE REQUIRED

Ratification of the appointment of Deloitte as our independent auditor will be approved if a majority of the votes cast at the Annual Meeting are cast in favor of the proposal. Abstentions will not be counted in determining the outcome of this proposal.

RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT AUDITOR FOR FISCAL 2021.

KILROY REALTY	PROXY STATEMENT	29

CORPORATE GOVERNANCE

The Company is committed to good corporate governance, which promotes the long-term interests of stockholders, strengthens accountability of the Board and helps build public trust in the Company. Highlights include the following:

Independent Board Leadership and Practices

Lead Independent Director with a well-defined role and robust responsibilities

Majority of directors are independent (6 out of 7 current directors)

Dedicated CSR&S Committee responsible for overseeing Company objectives related to sustainability, human capital matters, including diversity, equity and inclusion, health and wellness, philanthropy and community involvement, good corporate citizenship and other non-financial issues that are of significance to the Company and its stockholders

Commitment to include women and individuals from minority groups in the qualified pool from which new director candidates are selected

Continued commitment to Board refreshment with one new independent director in the last year and a majority of the Board appointed since 2014

Average independent director tenure of 8.4 years

Comprehensive risk oversight practices, including cybersecurity and insurance

Regular strategic updates from the CEO

Regular executive sessions of independent directors

Regular Board and committee self-evaluations

Succession Planning Committee oversees regular succession planning efforts

CEO may only serve on the board of directors of one other public company

All standing Board committees are composed solely of independent directors

Robust Stockholder Rights

Stockholder proxy access aligns with best practices and reflects stockholder feedback

Majority voting for directors in uncontested elections

Annual director elections (declassified Board)

Annual Say-on-Pay voting

Stockholder right to call a special meeting

Stockholder right to amend Bylaws by a majority vote

No stockholder rights plan

30	PROXY STATEMENT	KILROY REALTY

BOARD COMPOSITION AND GOVERNANCE

Director Attendance

The Board held eight meetings during 2020. All directors who served on the Board during 2020 attended at least 75% of the total number of meetings of the Board and meetings of the Board committees on which each director served that were held during the period of the director’s service during the year. Directors are encouraged to attend the annual meeting of stockholders of the Company. All directors attended the 2020 annual meeting of stockholders with the exception of Ms. Ritter, who was appointed to the Board after the 2020 annual meeting.

Independent Directors

Under the corporate governance rules of the New York Stock Exchange (the “NYSE”), a majority of the members of the Board must satisfy the NYSE criteria for “independence.” No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). The Board has determined that each of Dr. Brennan, Mses. Hunt and Ritter and Messrs. Ingraham, Stevenson and Stoneberg is independent under the current listing standards of the NYSE. In addition, pursuant to our Bylaws, each of Dr. Brennan, Mses. Hunt and Ritter and Messrs. Ingraham, Stevenson and Stoneberg, comprising at least a majority of the members of the Board, is not an employee, officer or affiliate of the Company or any of its subsidiaries or divisions, or a relative of a principal executive officer, and is not an individual member of an organization acting as an advisor, consultant or legal counsel receiving compensation from the Company in addition to director’s fees. In this Proxy Statement, we refer to each of Dr. Brennan, Mses. Hunt and Ritter and Messrs. Ingraham, Stevenson and Stoneberg as our “Independent Directors.”

Independent Director Meetings

The Independent Directors meet regularly in executive session without the presence of management. These meetings are generally held on the date of each regularly scheduled Board meeting and on an as-needed basis. Dr. Brennan, our Lead Independent Director, presides over these meetings.

Board Leadership Structure and Lead Independent Director

Our Corporate Governance Guidelines and our Bylaws permit the roles of Chairman and CEO to be filled by the same or different individuals. Our Board believes it is important to select our Chairman and our CEO in the manner it considers in the best interests of the Company and our stockholders at any given point in time. The Independent Directors on our Board assess the role of Chairman and CEO annually to ensure that the Company’s leadership structure best fits the Company’s specific circumstances and short and long-term challenges.

At this time, our Board believes that the Company and our stockholders are best served by having Mr. Kilroy serve as our Chairman and CEO. Mr. Kilroy’s combined role as Chairman and CEO demonstrates clearer accountability and provides a single leader who speaks with one voice to our stockholders, tenants, partners, employees, other stakeholders and the public. The combined Chairman and CEO role also enhances transparency between management and our Board by serving as an efficient and effective bridge for communication between the Board and management on significant business developments and time-sensitive matters, and provides unified leadership for carrying out our strategic initiatives and business plans. The combined Chairman and CEO role is balanced by the number of independent directors serving on our Board, our independent committee Chairs and our Lead Independent Director.

Our Corporate Governance Guidelines provide that if the Chairman is also our CEO, or if the Chairman is not otherwise an Independent Director, the Independent Directors will appoint annually from amongst themselves a Lead Independent Director. Dr. Brennan is currently our Lead Independent Director and brings to this role considerable skills and experience, as described above in “Proposal 1 — Election of Directors.” The role of our Lead Independent Director is designed to further promote the independence of our Board and appropriate oversight of management and to facilitate free and open discussion and communication among the Independent Directors.

KILROY REALTY	PROXY STATEMENT	31

The responsibilities of our Lead Independent Director are clearly delineated in our Corporate Governance Guidelines and include:

•	Presiding at all meetings of our Board at which the Chairman is not present, including executive sessions of the Independent Directors;

•	Serving as liaison between the Chairman and the Independent Directors;

•	Approving information sent to our Board;

•	Approving agendas for meetings of our Board;

•	Approving meeting schedules of our Board to ensure that there is sufficient time for discussion of all agenda items;

•	Developing agendas for and calling meetings of the Independent Directors when necessary or appropriate; and

•	Being available for consultation and direct communication if requested by major stockholders.

We believe this current leadership structure with the combined Chairman and CEO leadership role and a Lead Independent Director enhances our Board’s ability to provide insight and direction on important strategic initiatives and, at the same time, promotes effective and independent oversight of management and our business.

32	PROXY STATEMENT	KILROY REALTY

Board Oversight of Risk

Both our Board and management have key responsibilities in managing risk throughout the Company, as shown below. Oversight of risks inherent in their respective areas of oversight are delegated to the various Board committees, with each committee generally reporting to our Board at each regular Board meeting. Our Board believes that this structure is conducive to its risk oversight process.

KILROY REALTY	PROXY STATEMENT	33

Our Board believes that the process it has established to administer the Board’s risk oversight function would be effective under a variety of leadership frameworks and, therefore, does not have a material effect on our choice of the Board’s leadership structure described above under “Board Leadership Structure and Lead Independent Director.”

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to our directors, officers (including our CEO, President, Chief Financial Officer, Chief Accounting Officer and Controller, and other members of senior financial management), employees, agents and consultants. This Code of Business Conduct and Ethics satisfies the requirements of a “code of business conduct and ethics” under the NYSE listing standards and a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and applicable SEC rules. This Code of Business Conduct and Ethics is available in the Investors — Overview — Corporate Governance section of the Company’s website at http://www.kilroyrealty.com. Amendments to, or waivers from, a provision of this Code of Business Conduct and Ethics that apply to the Company’s directors or executive officers, including our CEO, President, Chief Financial Officer, Chief Accounting Officer and Controller, and other members of senior financial management, may be made only by the Board or a Board committee and will be promptly posted on our website to the extent required by applicable SEC rules and NYSE listing standards.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines, which provide the framework for the governance of our Company and represent the Board’s current views with respect to selected corporate governance issues considered to be of significance to our stockholders. The Corporate Governance Guidelines direct our Board’s actions with respect to, among other things, Board composition and director qualifications, selection of the Chairman of the Board and the Lead Independent Director, establishment of the Board’s standing committees, director stock ownership guidelines, succession planning and the Board’s annual performance evaluation. A current copy of the Corporate Governance Guidelines is available in the Investors — Overview — Corporate Governance section of our website at http://www.kilroyrealty.com.

Succession Planning

Pursuant to our Corporate Governance Guidelines, our Board and our CEO review succession planning, management performance and management development on a regular basis. To facilitate this succession planning oversight by the Board, the Board has established an ad hoc Succession Planning Committee of the Board that is responsible for reviewing the Company’s succession planning and management performance and development. The members of the Succession Planning Committee are Messrs. Kilroy and Stevenson and Dr. Brennan, with Mr. Stevenson serving as its Chair. The Succession Planning Committee reviews potential internal candidates with our CEO, including the qualifications, experience and development priorities for these individuals, and provides recommendations to our Board regarding potential CEO successors and reviews their development plans. Directors also engage with potential CEO and key management personnel successors at Board and committee meetings and in less formal settings to allow directors to personally assess potential successor candidates.

Our Board also maintains an emergency CEO succession plan. The plan will become effective in the event our CEO becomes unable to perform his or her duties in order to minimize potential disruption or loss of continuity to the Company’s business and operations. The Succession Planning Committee reviews the emergency succession plan periodically and makes recommendations to the Board regarding any changes or updates to the emergency succession plan.

Corporate Social Responsibility and Sustainability

Operating in a responsible and sustainable manner plays an important role in our business. Management and our Board, through the CSR&S Committee, take seriously their responsibility to oversee and advance the Company’s corporate social responsibility, human capital development and sustainability initiatives and recognize that community engagement and sustainable operations benefit all of our constituencies and are key to preserving our Company’s value and credibility. We believe that our governance foundation, coupled with our strong environmental and socially focused initiatives and accomplishments, stand out in our industry and create long-term value for our stockholders.

34	PROXY STATEMENT	KILROY REALTY

Commitment to Diversity at the Company and on the Board

We are focused on creating a diverse and inclusive workforce. Our priority is to attract, develop and retain the best talent, foster an inclusive culture and embrace diversity. Our employees are the foundation of our success and we strive to have a workforce that reflects the diversity of qualified talent that is available in the markets that we serve.

As of December 31, 2020, women comprised 59% and minorities comprised 45% of the Company’s total workforce, and women comprised 56% of employees in supervisory roles at the Company. Additionally, the Company has numerous women in key leadership roles, including our EVP, Chief Administrative Officer, our SVP, Chief Financial Officer and Treasurer, our SVP, Chief Accounting Officer and Controller, our SVP, Corporate Counsel and multiple other Senior Vice Presidents.

In 2021, the Company was once again listed on the Bloomberg Gender Equality Index following its initial inclusion in 2020, which includes companies that score high on promoting gender equality across five dimensions: female leadership and talent pipeline, equal pay and gender pay parity, inclusive culture, sexual harassment policies and pro-women brand. In addition to our dedication to maintaining a diverse and inclusive workforce, our human capital development goals are focused on enhancing employee growth through corporate and sustainability trainings and education programs, and maintaining a thriving culture.

We are also committed to diversity at the Board level. In 2020, we appointed a new female independent director, Louisa Ritter, to our Board as part of our ongoing board refreshment and diversity efforts. Currently, two of our seven directors (or 29%) are female, with one serving as the Chair of the Company’s CSR&S Committee. In addition to our recent efforts to increase gender diversity on the Board and in response to stockholder feedback, our Board is also committed to appointing another new female director and a new director who is ethnically diverse, or a single new director who is both female and ethnically diverse, and our Governance Committee has initiated a search for such director candidates. More generally, our Board will continue to endeavor to include women and individuals from minority groups in the qualified pool from which new director candidates are selected when the Board undergoes any future Board refreshment. The Board’s objective is to have a Board comprised of individuals who by occupation, background and experience are in a position to make a strong, positive contribution to the Company and its stockholders.

29%

Commitment to Achieving Our Sustainability Goals

We have aggressive goals to reduce the energy, greenhouse gas emissions, water consumption and waste to landfill impacts of our portfolio. In 2015, we met our goal of reducing energy consumption 10% from 2010 levels, and in that same year we met our goal of reducing water consumption by 10% from 2012 levels by 2017, two years early. We have built on that success by being the first North American REIT to declare that we would achieve carbon neutral operations by the end of 2020, and achieving such goal in December 2020. On a like-for-like basis from 2019 levels, we estimate that our energy consumption decreased 13% and our water consumption decreased 31%(12). The majority of these decreases were caused by reductions in occupancy due to the COVID-19 pandemic and will not be used to measure progress towards energy or water reduction goals. Additionally, we are pursuing LEED platinum or gold certification for all development projects.

(12)

Full 2020 calendar year data verified by a third party is not yet available. 2019 is the most recent year for which complete energy and water data is available and verified by a third party. Carbon neutral operations is zero Scope 1 and Scope 2 market-based greenhouse gas emissions. Scope 1 emissions represent those produced by consuming onsite natural gas procured by the Company. Scope 2 emissions represent those produced by consuming onsite electricity procured by the Company.

KILROY REALTY	PROXY STATEMENT	35

Below are a few highlights of the goals that we have adopted and our progress on such goals to date.(12)

GOAL 2020 RESULTS LEED CERTIFICATION Achieve LEED Gold or Platinum Certification on 100% of new construction projects 100% of new construction projects achieved LEED Gold or Platinum certification CARBON NEUTRAL OPERATIONS Achieve carbon neutral operations for 100% of our stabilized portfolio and development pipeline 100% of our stabilized portfolio and development portfolio achieved carbon neutral operations ENERGY STAR CERTIFICATION Achieve ENERGY STAR certification for 75% of eligible existing buildings 69% of eligible existing buildings are ENERGY STAR certified

Industry Leading Sustainability Practices

We continue to be recognized for our industry leading sustainability practices.

•   First North American REIT to make commitment to achieving carbon neutral operations by year-end 2020; we achieved this commitment by the end of 2020 through energy efficiency, onsite renewables, offsite renewables, renewable energy certificates and verified emission reduction credits

GRESB #1 Ranking in the Americas Listed 2020

•   Ranked 1st in sustainability performance among 152 responding companies in the Americas by GRESB in 2020, and our seventh year in a row achieving a number one ranking in the North American Listed Office category

• Earned the highly competitive GRESB “Green Star” designation in each of the last seven years for ranking in the top 25% of companies worldwide in sustainability performance

•   Selected from approximately 6,000 ENERGY STAR Partners to receive the U.S. EPA’s ENERGY STAR Partner of the Year Sustained Excellence Award, the U.S. EPA’s highest honor, for each of the last five years

•   A winner of Nareit’s 2020 Leader in the Light Award in the Listed Office category for the seventh year in a row, and recipient of Nareit’s Most Innovative award for 2020, with our Senior Vice President, Sustainability receiving Nareit’s Leadership Personified award for 2020

•   Named #1 Most Sustainable U.S. REIT by Calvert Research & Management in 2020

•   Included in the Dow Jones Sustainability World Index for the fourth year in a row, one of only six North American real estate companies listed

•   Increased our LEED certified square footage by almost 1.9 million additional square feet in 2020, resulting in 68% of the stabilized portfolio being LEED certified at year-end 2020

36	PROXY STATEMENT	KILROY REALTY

•	Earned ENERGY STAR certifications for 69% of the stabilized portfolio in 2020

•	Received the Climate Leadership Award in the prestigious “Organizational” category from the Climate Registry and Center for Climate and Energy Solutions

•	Achieved Fitwel certification, a measure of how well workplaces support the health of occupants, for 39% of our stabilized portfolio

•	Awarded the Best in Building Health Award by The Center for Active Design for having the most Fitwel-certified buildings of any non-government real estate company worldwide for the third time

•

Since 2018, have been conducting industry leading efforts to push sustainability through our supply chain, including being the first U.S. REIT to complete a comprehensive analysis of the environmental and social impacts on the most critical components of our supply chain

•

Conducted the first Green Bond offering in the United States in 2018 allocated to green buildings that has been certified by the Climate Bonds Initiative, the only global certification body for green bonds, with proceeds to be used to finance investments in LEED Gold or LEED Platinum development projects; issued a second Green Bond in 2020, with Climate Bonds Initiative certification targeted for 2021

Sustainability Reporting

We are committed to providing our stockholders with transparency around our ESG sustainability indicators. We publish an annual sustainability report that is aligned with the Global Reporting Initiative (GRI) reporting framework. Additionally, we have recently expanded our voluntary ESG disclosure efforts by including certain ESG data in our Annual Report on Form 10-K aligned with the Task Force on Climate-Related Financial Disclosures (TCFD) and the Sustainability Accounting Standards Board (SASB) and disclosing to the Dow Jones Sustainability Indices since 2017.

To learn more about the Company’s diversity, sustainability and human capital development efforts, please view our 2020 sustainability report on the Company’s website, by visiting http://kilroyrealty.com/commitment-sustainability.

Commitment to Communities

We are deeply aware that our buildings are part of the larger community and that we thrive when the communities around us thrive. The COVID-19 pandemic has had a devastating impact on our communities, with vulnerable communities being the most affected. Coupled with social unrest stemming from racial inequity, our responsibility as environmental and social stewards is more crucial than ever. Though we remain socially distant, we continue to make a difference providing much-needed resources to the community and are proud to make these communities better places to live and work through our volunteerism and philanthropy initiatives.

In 2020, we reduced in-person events and ramped up efforts to donate food and supplies, with each region in which we operate organizing multiple events such as food drives and charity walks, and provided support to local schools adapting to remote learning. We also continued to support the NAACP’s Centering Equity in the Sustainable Building Sector and its Environmental and Climate Justice Program to address the disproportionate impact of climate change on low-income communities and communities of color, amongst other charitable contributions.

KILROY REALTY	PROXY STATEMENT	37

BOARD COMMITTEES

Our Board has four (4) standing committees: (i) the Audit Committee, (ii) the Compensation Committee, (iii) the Governance Committee and (iv) the CSR&S Committee. All members of the Audit Committee, Compensation Committee and Governance Committee are Independent Directors. Our Audit Committee, Compensation Committee, Governance Committee and CSR&S Committee each operate under a written charter adopted by our Board, which is available in the Investors — Overview — Corporate Governance section of the Company’s website at http://www.kilroyrealty.com.

Director Name	Independent	Audit	Compensation	Governance	CSR&S
Edward Brennan, PhD LID	X	F ✓	C	✓
Jolie Hunt	X		✓	✓	C
Scott Ingraham	X	F C		✓
John Kilroy					✓
Louisa Ritter	X	F ✓
Gary Stevenson	X		✓	✓
Peter Stoneberg	X	F ✓		C	✓

LID Lead Independent Director                ✓ Committee Member                 F Financial Expert                 C Committee Chair

AUDIT COMMITTEE

MEMBERS Edward Brennan, PhD Scott Ingraham (Chair) Louisa Ritter Peter Stoneberg All Independent* All NYSE / SEC Qualified Financial Experts*†	MEETINGS • Held six meetings during 2020 KEY MEMBER SKILLS • High level of financial experience • Senior leadership experience • Risk oversight/ management experience

RESPONSIBILITIES

The responsibilities of the Audit Committee include, among other things, overseeing:

•   the quality and integrity of the Company’s financial statements;

•   the Company’s compliance with legal and regulatory requirements;

•   the independent auditor’s qualifications and independence;

•   the Company’s accounting and system of internal controls;

•   cybersecurity and information security risks, including risk mitigation, ongoing employee training and insurance coverage to defray security breach costs; and

•   the performance of the Company’s internal audit function and independent auditor.

*	Each member of the Audit Committee is independent under applicable SEC and NYSE listing standards for audit committee membership.

†

The Board based its determination on the qualifications and business experience of each of Messrs. Ingraham and Stoneberg, Dr. Brennan and Ms. Ritter described above under “Proposal 1 — Election of Directors.”

38	PROXY STATEMENT	KILROY REALTY

EXECUTIVE COMPENSATION COMMITTEE

MEMBERS Edward Brennan, PhD (Chair) Jolie Hunt Gary Stevenson All Independent*	MEETINGS • Held three meetings during 2020 KEY MEMBER SKILLS • Senior leadership experience • Risk oversight/ management experience • Advanced degree/ professional accreditation

RESPONSIBILITIES

The responsibilities of the Compensation Committee include, among other things:

•   Review and make changes to our compensation philosophy;

•   Review and approve corporate goals and objectives relevant to the compensation of our CEO, evaluate the performance of our CEO in light of those goals and objectives, and determine and approve our CEO’s compensation level based on such evaluation;

•   Review and approve the compensation for our other executive officers and all executive officers’ employment agreements, severance arrangements or any other compensation-related agreements;

•   Review and make recommendations to the Board regarding compensation for non-employee members of our Board;

•   Review and make recommendations to the Board regarding the adoption, amendment or any discontinuation of any compensation plans under which Company securities may be issued or which otherwise requires stockholder approval, and approve award grants under any such plan and the terms of any such awards; and

•   Prepare the Compensation Committee Report included in this Proxy Statement.

*

In making this determination, the Board considered whether the director has a relationship with the Company that is material to the director’s ability to be independent from management in connection with the duties of a member of the Compensation Committee.

In fulfilling its responsibilities, the Compensation Committee may delegate any or all of its responsibilities to a separate committee of the Board or a subcommittee of the Compensation Committee. The Compensation Committee has not delegated any of its authority to set compensation levels of our executive officers or to grant equity awards, but has delegated certain limited administrative authority to management (i) with respect to the 2007 Deferred Compensation Plan, as amended; (ii) to address the settlement of fractional share interests arising under certain equity awards under our 2006 Plan; and (iii) to determine whether certain equity awards would be settled in cash or stock under such plan. In accordance with the Compensation Committee’s charter, the Compensation Committee may retain independent compensation advisors and other management consultants. In 2020, the Compensation Committee retained Mercer (US) Inc. (“Mercer”) to assist it in reviewing our compensation programs and the evaluation of specific compensation-related matters. As discussed under “Compensation Discussion and Analysis — How We Make Compensation Decisions — Role of Independent Compensation Consultant” below, the Compensation Committee has assessed the independence of Mercer and has concluded that its engagement of Mercer does not raise any conflict of interest with the Company. The services provided by Mercer in 2020 are also discussed in that section.

At the request of the Compensation Committee, certain of our executive officers aid the Compensation Committee in reviewing and analyzing our executive compensation program. These services are discussed under “Compensation Discussion and Analysis — How We Make Compensation Decisions — Role of Management in Executive Compensation Planning” below.

KILROY REALTY	PROXY STATEMENT	39

NOMINATING/CORPORATE GOVERNANCE COMMITTEE

MEMBERS Edward Brennan, PhD Scott Ingraham Jolie Hunt Peter Stoneberg (Chair) Gary Stevenson All Independent	MEETINGS • Held two meetings during 2020 KEY MEMBER SKILLS • Legal/regulatory experience • Public company executive/Board experience • Risk oversight/ management experience

RESPONSIBILITIES

The responsibilities of the Governance Committee include, among other things:

•   Identify individuals qualified to become Board members consistent with criteria approved by the Board;

•   Recommend director nominees for the next annual meeting of stockholders for approval by the Board;

•   Develop and annually review the Corporate Governance Guidelines and recommend any proposed changes to the Board;

•   Oversee the evaluation of the Board;

•   Oversee the Related Party Transactions Policy and responsible for reviewing all Related Party Transactions and Principal Party Transactions (as defined under “Other Matters — Certain Relationships and Related Party Transactions”); and

•   Generally advise the Board on corporate governance and related matters.

Additionally, the Governance Committee has the authority to engage any independent counsel or other outside expert or advisors it deems desirable or appropriate. During 2020, Korn Ferry, an independent executive search firm retained by the Governance Committee, assisted the Governance Committee in the process of identifying and evaluating qualified prospective director candidates for appointment to the Board and evaluated and screened Ms. Ritter prior to her appointment in October 2020.

CORPORATE SOCIAL RESPONSIBILITY AND SUSTAINABILITY COMMITTEE

MEMBERS Jolie Hunt (Chair) Peter Stoneberg John Kilroy	MEETINGS • Held two meetings during 2020 KEY MEMBER SKILLS • Human capital management • Strong leadership experience • Diversity of gender

RESPONSIBILITIES

The responsibilities of the CSR&S Committee include, among
other things:

•  Generally advise the Board and management of the Company on matters related to the Company’s corporate social responsibility objectives, including but not limited to:

○  Sustainability;

○  Human capital matters, including diversity, equity and inclusion, health and wellness, employee engagement, philanthropy and community involvement, good corporate citizenship; and

○  Other non-financial issues that are of significance to the Company and its stockholders.

•  Develop and oversee Company goals, policies and procedures, and initiatives to ensure alignment with, and promote the achievement of, such objectives.

40	PROXY STATEMENT	KILROY REALTY

DIRECTOR SELECTION, EVALUATION AND COMMUNICATIONS

Qualifications of Director Nominees

The Board is committed to having a membership comprised of individuals who by occupation, background and experience are in a position to make a strong, positive contribution to the Company and its stockholders, and will endeavor to include women and individuals from minority groups in the qualified pool from which director candidates are selected. In considering candidates for nomination or appointment to the Board, the Governance Committee and the Board seek director candidates who, both individually and collectively, have such knowledge, experience and education based on criteria determined by the Governance Committee to be appropriate in the context of the perceived objectives of the Company at a given point in time and to provide balance to the Board’s knowledge, perspective, experience and expertise. The Governance Committee has established board membership criteria (the “Membership Criteria”), which it uses as a guideline in considering nominations to the Company’s Board. The criteria include, but are not limited to:

•	Commitment to promoting the long-term interests of the Company’s stockholders;

•	Reputation and character;

•	Knowledge, experience and education;

•	Mature business judgment;

•	Sufficient time, energy and attention to dedicate to the Company’s affairs;

•	Diversity, in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience;

•	Compliance with the Company’s stock ownership guidelines as set forth in the Corporate Governance Guidelines;

•	Independence; and

•	Board balance.

In addition, the Company’s Bylaws and listing standards of the NYSE require the Board to be composed of a majority of directors who qualify as “independent directors” as defined therein. In considering director candidates, the Governance Committee and Board do not discriminate based on race, ethnicity, national origin, gender, religion or disability.

The Membership Criteria established by the Governance Committee are not exhaustive and the Governance Committee and the Board may consider other qualifications and attributes that they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board. The Governance Committee reviews and assesses the Membership Criteria annually.

Process for Identifying Nominees for Director

At any appropriate time prior to each annual meeting of stockholders at which directors are to be elected, and whenever there is otherwise a vacancy on the Board, the Governance Committee will assess the qualifications and effectiveness of the current Board members and, to the extent there is a need, will seek other individuals qualified and available to serve as potential Board members. The Governance Committee will review each potential candidate’s qualifications in light of the Membership Criteria described above. In reviewing each potential candidate, the Governance Committee also considers the results of the annual Board and individual director evaluations for purposes of assessing the suitability of each Board member for continued service on the Board. See “Annual Board Evaluations” below for additional information regarding the annual Board evaluation process. The Governance Committee will select the candidate or candidates it believes are the most qualified to recommend to the Board for selection as a director nominee.

Stockholder-Recommended Director Candidates

The Governance Committee will consider director candidates recommended by stockholders of the Company. Candidates recommended by a stockholder are evaluated in the same manner as candidates identified by the Governance Committee. All recommendations must be directed to the Governance Committee c/o Secretary at 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064. Recommendations for director nominees to be considered at the 2022 annual meeting of stockholders must be received in writing not later than December [    ], 2021, which is 120 days prior to the one-year anniversary of the date this Proxy Statement is first available to stockholders.

KILROY REALTY	PROXY STATEMENT	41

Each stockholder recommending a person as a director candidate must provide the Company with the following information for the Governance Committee to determine whether the recommended director candidate is independent from the stockholder, or each member of the stockholder group, that has recommended the director candidate:

•

If the recommending stockholder or any member of the recommending stockholder group is a natural person, whether the recommended director candidate is the recommending stockholder, a member of the recommending stockholder group, or a member of the immediate family of the recommending stockholder or any member of the recommending stockholder group;

•

If the recommending stockholder or any member of the recommending stockholder group is an entity, whether the recommended director candidate or any immediate family member of the recommended director candidate is an employee of the recommending stockholder or any member of the recommending stockholder group or has been at any time during the current or preceding calendar year;

•

Whether the recommended director candidate or any immediate family member of the recommended director candidate has accepted directly or indirectly any consulting, advisory or other compensatory fees from the recommending stockholder or any member of the group of recommending stockholders, or any of their respective affiliates during the current or preceding calendar year;

•

Whether the recommended director candidate is an executive officer or director (or person fulfilling similar functions) of the recommending stockholder or any member of the recommending stockholder group, or any of their respective affiliates; and

•	Whether the recommended director candidate controls the recommending stockholder or any member of the recommending stockholder group.

The recommending stockholder must also provide supplemental information that the Governance Committee may request to determine whether the recommended director candidate (i) meets the standards of independence established by the NYSE; (ii) satisfies the Membership Criteria described above; and (iii) is qualified to serve on the Audit Committee. In addition, the recommending stockholder must include the consent of the recommended director candidate and the recommended director candidate must make himself or herself reasonably available to be interviewed by the Governance Committee. The Governance Committee will consider all recommended director candidates submitted to it in accordance with these established procedures, although it will only recommend to the Board as potential nominees those candidates it believes are most qualified. However, the Governance Committee will not consider any director candidate if his or her candidacy or, if elected, Board membership, would violate controlling state or federal law.

Annual Board Evaluations

Pursuant to our Corporate Governance Guidelines and the charter of the Governance Committee, the Governance Committee oversees an annual evaluation of the performance of the Board. Each standing committee also conducts a separate evaluation of its own performance and of the adequacy of its charter and reports to the Board on the results of this evaluation. The evaluation process is designed to assess the overall effectiveness of the Board and its committees and to identify opportunities for improving Board and Board committee operations and procedures. The Governance Committee also reviews the qualifications and effectiveness of individual directors each year when the directors stand for re-nomination. The review of individual directors includes an assessment of each director’s skills and experience in relationship to the Membership Criteria and that director’s commitment to the Board as evidenced by preparation for, understanding of, and attendance at Board meetings. The results of the individual director evaluations and the Governance Committee’s recommendations regarding director nominations are reported to the Board. The annual evaluations are generally conducted in the fourth quarter of each year or in the first quarter of the following year.

Communications with the Board

Stockholders or other interested parties who wish to contact the Board, the Lead Independent Director, any Board committee, or our Independent Directors as a group may send written correspondence c/o Board of Directors at 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064. The name of any specific intended Board recipients should be clearly noted in the

42	PROXY STATEMENT	KILROY REALTY

communication. All communications will be received, processed and then forwarded to the appropriate member(s) of our Board, except that, certain items unrelated to the Board’s duties and responsibilities, such as spam, junk mail, mass mailings, solicitations, resumes and employment inquiries and similar items will not be forwarded. Board members receiving communications will respond as such directors deem appropriate, including the possibility of referring the matter to management of our Company, to the full Board or to an appropriate committee of the Board. In addition, if requested by stockholders, when appropriate, the Lead Independent Director will also be available for consultation and direct communication with stockholders.

KILROY REALTY	PROXY STATEMENT	43

AUDIT AND NON-AUDIT FEES

Deloitte has served as the Company’s independent auditor since 1995 when the Company was privately held and has continued to serve as such since the Company’s initial public offering in January 1997. Deloitte is expected to be reappointed by the Audit Committee for the current fiscal year at its meeting to be held during the second quarter, which will precede the Annual Meeting.

The Audit Committee of the Board has determined that Deloitte is independent with regard to the Company within the meaning of the Exchange Act and the applicable published rules and regulations thereunder and by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee annually reviews and pre-approves certain audit and non-audit services that may be provided by Deloitte and establishes a pre-approved aggregate fee level for these services. Any proposed services not included within the list of pre-approved services or any proposed services that will cause the Company to exceed the pre-approved aggregate amount requires specific pre-approval by the Audit Committee. Additionally, the Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided such pre-approvals are presented to the Audit Committee at a subsequent meeting. The Audit Committee has delegated this pre-approval authority to Mr. Ingraham, the Chair of the Audit Committee, although such delegation does not limit the authority of the Audit Committee to pre-approve in its discretion any specific services to be provided by Deloitte.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The aggregate fees billed to the Company by Deloitte for professional services rendered in fiscal years 2020 and 2019 are as follows:

Fees(1)	2020	2019
Audit Fees(2)	$1,626,165	$1,746,649
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,626,165	$1,746,649

(1)

All services rendered for these fees were pre-approved by the Audit Committee in accordance with the Audit Committee’s pre-approval policies and procedures described above. The Audit Committee has concluded that the provision of non-audit services to the Company fees is compatible with maintaining Deloitte’s independence.

(2)

Includes the aggregate fees billed for the audits of the Company’s and the Operating Partnership’s annual financial statements and internal control over financial reporting, review of financial statements included in their quarterly reports on Form 10-Q, consultations with management on technical accounting and regulatory issues, consultation and review of filings associated with the Company’s and the Operating Partnership’s 2020 and 2019 equity and bond offerings and services provided for assistance with and review of other regulatory filings.

44	PROXY STATEMENT	KILROY REALTY

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board is composed of Independent Directors who satisfy the requirements of Section 10A(m)(3) of the Exchange Act and Rule 10A-3(b)(1)(i) thereunder and the current listing standards of the NYSE. The Audit Committee operates pursuant to a written charter.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. In fulfilling its oversight responsibilities, the Audit Committee appoints the Company’s independent auditors and reviews and discusses the audited financial statements included in the Company’s and the Operating Partnership’s Annual Report on Form 10-K with management, including the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management has primary responsibility for the financial statements and the reporting process, including the Company’s internal control over financial reporting.

The Company’s independent auditors are responsible for performing an audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles. The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2020 with management and the Company’s independent auditors. The Audit Committee discussed with the Company’s independent auditors their judgments as to the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the applicable requirements of the PCAOB and the SEC. In addition, the Audit Committee received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the Company’s independent auditors their independence from the Company. The Audit Committee also considered the compatibility of the independent auditors’ provision of audit, tax and non-audit services with the auditors’ independence.

The Audit Committee discussed with the Company’s independent auditors the overall scope of their respective audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting. In the performance of their oversight function, the members of the Audit Committee relied upon the information, opinions, reports and statements presented to them by the Company’s management and by the Company’s independent auditors. The Audit Committee held six meetings during 2020.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements as of and for the year ended December 31, 2020 be included in the Company’s and the Operating Partnership’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 12, 2021.

Audit Committee

Scott Ingraham, Chair

Edward Brennan, PhD

Louisa Ritter*

Peter Stoneberg

* Ms. Ritter was appointed to the Audit Committee effective October 30, 2020.

The foregoing report of the Audit Committee is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

KILROY REALTY	PROXY STATEMENT	45

OUR EXECUTIVE OFFICERS

JOHN KILROY Chief Executive Officer and Chairman of the Board
Age: 72 Officer Since: 1996 Race/Ethnicity: Caucasian
Biographical information regarding Mr. Kilroy is set forth above under the caption “Proposal 1 — Election of Directors.”

TYLER ROSE President and Secretary
Age: 60 Officer Since: 1997 Race/Ethnicity: Caucasian

-   Mr. Rose was appointed President in December 2020 after serving as Executive Vice President and Chief Financial Officer since December 2009.

-   Prior to that, Mr. Rose served as Senior Vice President and Treasurer since 1997.

-   Prior to his tenure at the Company, Mr. Rose was Senior Vice President, Corporate Finance of Irvine Apartment Communities, Inc. from 1995 to 1997 and was appointed Treasurer in 1996.

-   Prior to that, Mr. Rose was Vice President, Corporate Finance of The Irvine Company from 1994 to 1995.

-   From 1986 to 1994, Mr. Rose was employed at J.P. Morgan & Co., serving in its Real Estate Corporate Finance Group until 1992 and as Vice President of its Australia Mergers and Acquisitions Group from 1992 to 1994. Mr. Rose also served for two years as a financial analyst for General Electric Company.

-   Mr. Rose currently serves as a director of Rexford Industrial Realty, Inc. and on the Policy Advisory Board for the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley.

-   Mr. Rose received a Master of Business Administration degree from The University of Chicago Booth School of Business and a Bachelor of Arts degree in Economics from the University of California, Berkeley.

46	PROXY STATEMENT	KILROY REALTY

MICHELLE NGO Senior Vice President, Chief Financial Officer and Treasurer
Age: 43 Officer Since: 2006 Race/Ethnicity: Asian

-   Ms. Ngo was appointed Senior Vice President, Chief Financial Officer and Treasurer in December 2020 after serving as Treasurer since 2009 with principal responsibility for capital markets, treasury, financial planning and analysis and investor relations.

-   From 2006 to 2009, Ms. Ngo was a Senior Associate, Corporate Finance and primarily focused on underwriting development opportunities.

-   Prior to joining the Company, from 2005 to 2006, Ms. Ngo was a Senior Associate, Corporate Finance with Health Care Property Investors, Inc. where she was involved in general corporate finance projects.

-   From 2002 to 2004, Ms. Ngo was a Credit Analyst with Ares Management L.P. where she analyzed fixed income investment opportunities.

-   From 2000 to 2002, Ms. Ngo was an investment banking financial analyst with Credit Suisse and Lehman Brothers.

-   Ms. Ngo received a Bachelor of Science degree in Neuroscience from Brown University.

JUSTIN SMART Executive Vice President, Development and Construction Services
Age: 61 Officer Since: 2000 Race/Ethnicity: Caucasian

-   Mr. Smart was appointed Executive Vice President, Development and Construction Services in January 2013.

-   Mr. Smart served as Senior Vice President of Development and Construction Services from August 2000 through December 2012.

-   Mr. Smart has more than 30 years of real estate development experience covering a wide range of product types, including office, industrial, residential and resort properties throughout the United States.

-   From June 1996 to August 2000, Mr. Smart was Vice President of Development with Intrawest Corporation, a leading developer of resorts and resort real estate.

-   Prior to 1996, Mr. Smart served as Vice President of Construction with Kilroy Industries.

KILROY REALTY	PROXY STATEMENT	47

A. ROBERT PARATTE Executive Vice President, Leasing and Business Development
Age: 65 Officer Since: 2014 Race/Ethnicity: Caucasian

-   Mr. Paratte was appointed Executive Vice President, Leasing and Business Development in January 2014 and is responsible for the Company’s leasing and business development activities from Seattle to San Diego. Across a two-decade plus career in commercial real estate, Mr. Paratte has held leadership roles in a variety of disciplines, including leasing, property acquisitions, development and property management.

-   Mr. Paratte joined the Company after seven years at Tishman Speyer where he was managing director for global leasing and business development from April 2007 to December 2013.

-   Prior to Tishman Speyer, Mr. Paratte was a partner at San Francisco-based William Wilson and Associates.

-   Mr. Paratte was named the San Francisco Business Times Deal Maker of the Year in 2002.

-   Mr. Paratte is a licensed California Real Estate Broker and a member of the Urban Land Institute.

-   Mr. Paratte holds a Bachelor of Science degree in Environmental Planning from the University of California, Davis and an MBA from the University of San Francisco.

HEIDI ROTH Executive Vice President, Chief Administrative Officer and Assistant Secretary
Age: 49 Officer Since: 2005 Race/Ethnicity: Caucasian

-   Ms. Roth was appointed Executive Vice President, Chief Administrative Officer in February 2019.

-   Ms. Roth has been with the Company since 1997 and most recently held the role of Executive Vice President and Chief Accounting Officer following her appointment as Senior Vice President and Controller in July 2005. Prior to such time, Ms. Roth held various other positions with the Company, including serving as the Company’s Vice President, Internal Reporting and Strategic Planning.

-   Prior to joining the Company, Ms. Roth was a CPA with Ernst & Young in Los Angeles. She is a Certified Public Accountant (inactive) and a member of the AICPA.

-   Ms. Roth currently serves as Chair of the Board of Directors and Chair of the Audit Committee of the Board of Directors of Crystal Stairs, Inc., a nonprofit child development organization and is an emeritus member of the National Association of Real Estate Investment Trust’s Best Financial Practices Council.

-   Ms. Roth received her Bachelor of Science degree in Accounting from the University of Southern California.

48	PROXY STATEMENT	KILROY REALTY

ELIOTT TRENCHER Senior Vice President, Chief Investment Officer
Age: 38 Officer Since: 2017 Race/Ethnicity: Caucasian

-   Mr. Trencher was appointed Chief Investment Officer in December 2020 and is responsible for acquisitions, dispositions, joint ventures, new markets, and the Company’s residential portfolio.

-   Upon joining the Company in 2017, Mr. Trencher served as Senior Vice President, Corporate Strategy.

-   Prior to joining the Company, Mr. Trencher worked at Cohen & Steers (NYSE: CNS) from 2008 to 2017 where he held various roles the most recent of which was Vice President, Associate Portfolio Manager. In this role he was an integral member of the team responsible for investing a multi-billion-dollar portfolio in U.S. REITs. Mr. Trencher specialized in office, life science, healthcare, and industrial REITs.

-   From 2005 to 2008, Mr. Trencher was employed at Goldman Sachs (NYSE: GS) where he was an Analyst in the Corporate Real Estate Group.

-   Mr. Trencher received his Bachelor of Arts degree in Economics from New York University.

KILROY REALTY	PROXY STATEMENT	49

COMPENSATION DISCUSSION

AND ANALYSIS

INTRODUCTION

This CD&A describes the material elements of our executive compensation program, the compensation decisions made under the program and the factors considered in making those decisions for the NEOs listed below for 2020.

Name	Title
John Kilroy	Chief Executive Officer and Chairman of the Board
Tyler Rose	President and Secretary*
Michelle Ngo	Senior Vice President, Chief Financial Officer and Treasurer*
Justin Smart	Executive Vice President, Development and Construction Services
A. Robert Paratte	Executive Vice President, Head of Leasing and Business Development
Heidi Roth	Executive Vice President, Chief Administrative Officer and Assistant Secretary
Jeffrey Hawken	Former Executive Vice President and Chief Operating Officer*

*   Mr. Rose served as Executive Vice President, Chief Financial Officer and Secretary until his appointment as President in December 2020. Ms. Ngo served as Senior Vice President and Treasurer until her appointment as Senior Vice President, Chief Financial Officer, and Treasurer in December 2020. Ms. Ngo was not an executive officer prior to her December 2020 promotion. Mr. Hawken’s employment with the Company ended in July 2020.

Our Business

We are a self-administered REIT that is active in the current premier markets along the West Coast of the United States. With a more than 70 year history, we have built deep experience in the region through multiple business cycles and operating environments. In 1997, we became a publicly traded REIT and in 2013, we were added to the S&P MidCap 400 Index. We believe the following aspects of our business make us one of the leading office REITs in the United States:

•

A fully integrated real estate enterprise. Our core management capabilities encompass all aspects of real estate, including the acquisition, financing, development, redevelopment, construction management, leasing, asset management and disposition of office and mixed-use projects.

•

Strong development experience. We maintain an active, multi-year development program that focuses on economically dynamic locations where anticipated long-term demand is strong, supply is limited and barriers to entry are high.

•

A leader in sustainability. We are an advocate of sustainability practices and are an industry leader in LEED-certified design, development and property operations. We were the first North American REIT to make a commitment to achieving carbon neutral operations by year-end 2020, and we achieved this commitment in December 2020.

•

An innovator in work spaces. We strive to be a leader in rethinking and reshaping the physical work environment, which we believe is necessary to meet the needs of the fast-paced and knowledge-driven businesses that choose to locate in the coastal economies of the western United States.

50	PROXY STATEMENT	KILROY REALTY

EXTENSIVE STOCKHOLDER ENGAGEMENT AND RESPONSE TO 2020 VOTE

62% Reached out to Stockholders Holding Approximately 62% of our Common Stock

The Compensation Committee values input from the Company’s stockholders regarding the Company’s executive compensation program and made changes to our executive compensation program based on the feedback we received from stockholders in 2020.

At each annual meeting, we hold a non-binding advisory vote to approve the compensation of our NEOs, which is commonly referred to as the “Say-on-Pay” vote. The Compensation Committee recognizes that the results of the 2020 Say-On-Pay vote demonstrate that some stockholders had some specific concerns about the 2019 compensation paid to our NEOs. Since our 2020 annual meeting of stockholders, we reached out to stockholders who together own approximately 62% of our outstanding common stock and requested meetings to solicit their input on a variety of topics, including market conditions, executive compensation, corporate strategy and corporate governance practices. We met with each of those stockholders who accepted such request. Our Lead Independent Director and Chair of the Compensation Committee personally led the meetings. The following actions were taken based on stockholder feedback we have received:

•

Enhanced the Performance-Based Component of our NEOs’ Equity Awards. There was support for the significant performance-based weighting of the Company’s executive compensation program. To further enhance the performance-based nature of our NEOs’ long-term equity compensation opportunities, our CEO’s entire 2020 annual equity award is subject to performance-based vesting requirements and three-fourths of the 2020 annual equity awards for our other NEOs are subject to performance-based vesting requirements (other than with respect to Ms. Ngo, as discussed previously).

•

Simplified Our Annual Cash Incentive Program. We also received feedback from certain stockholders that they would like to see more clarity, simplicity and objectivity in our annual cash incentive program for NEOs. In designing our 2020 annual cash incentive program for NEOs and in response to stockholder feedback we received, the Compensation Committee simplified the number of metrics to be used in evaluating performance to promote a focused alignment of financial goals with Company strategy, with goal weightings varying between the NEOs based on each executive’s area of responsibility. In addition, in an effort to remain aligned with stockholder focus on ESG issues, we again included an ESG-focused category in the 2020 annual cash incentive program metrics with expanded goals including establishment of carbon neutral operations by the end of 2020, achievement of LEED certifications on new development, annual progress on human capital initiatives (including employee engagement, talent development and diversity, equity and inclusion), and implementation and efficacy of in-season and off-season stockholder outreach. (See pages 61-62 for additional details.)

We also received feedback from stockholders in 2020 that they voted against our 2020 Say-on-Pay vote because in January 2020 we extended our employment agreement with Jeffrey Hawken. However, severance benefits would have been triggered under Mr. Hawken’s agreement had we failed to extend the term of the agreement upon substantially the same (or better) compensation and other terms for Mr. Hawken. This was a legacy provision in Mr. Hawken’s employment agreement that has not been included in any of the Company’s other employment agreements that are currently in effect, and we do not plan including this provision in any new employment agreements in the future. In July 2020, the Company notified Mr. Hawken that his employment was being terminated without cause in connection with a restructuring of the Company’s management team and the Company entered into a Separation Agreement with Mr. Hawken pursuant to which Mr. Hawken’s employment with the Company ended on July 13, 2020. The severance benefits provided to Mr. Hawken under the Separation Agreement are generally consistent with the severance benefits that Mr. Hawken would have been entitled to receive had the Company failed to extend the term of his employment agreement (on substantially the same (or better) compensation and other terms for Mr. Hawken) earlier in the year. Mr. Hawken’s Separation Agreement is discussed in “— Employment and Separation Agreements with Jeffrey Hawken” and “Named Executive Officer Compensation Tables — Potential Payments Upon Termination or Change in Control” below.

When making future compensation decisions for our NEOs, the Compensation Committee will continue to consider the views that stockholders express through the annual Say-on-Pay votes and through direct communication between shareholders and our Lead Independent Director, our Board and management.

KILROY REALTY	PROXY STATEMENT	51

2020 COMPANY PERFORMANCE

During 2020, the Company reacted defensively to unprecedented market, environmental and social conditions — as a risk mitigation strategy, we strengthened our balance sheet and liquidity profile, while continuing to execute operationally by delivering solid financial results, raising our dividend, and completing construction on a record $1.3 billion of projects. Below is a summary of our key achievements.

SAME STORE CASH NOI GROWTH(13)	DIVIDEND GROWTH	4Q 2020 NET DEBT / EBITDA(14)	YEAR-END LIQUIDITY(15)

8.3%	43%	5.8X	$1.5B

Second Highest Growth in Past Decade	Cumulative Increase Over Five-Year Period	Decreased by 1.2x from 4Q 2019	Cash on Hand Fully Funds Under-Construction and Tenant Improvement Development(16)

	CONSTRUCTION COMPLETED(17)	CARBON NEUTRAL OPERATIONS(18)

	$1.3B	Achieved

	Office Space & 371 Residential Units	Year-End 2020

Solid 2020 Financial and Operational Performance. Despite the global pandemic, we generated solid year-over-year financial and operational results in 2020, which included the following:

•	Increased Same Store Cash NOI(13) by 8.3%, driven by higher rental rates

•	Increased dividend by 3.1% — one of only two Office REITs to raise its dividend in 2020

•

Despite shelter in place restrictions, executed more than 731,000 square feet of leases, including development properties, with average rental rates that were up 36.5% on a GAAP basis and 18.4% on a cash basis(19)

Record Year of Development Deliveries. We continued to create significant value for our stockholders through our development program. Over the past seven years, at a cost of $3.2 billion, we have delivered projects encompassing approximately 4.0 million square feet of office space, 198,000 square feet of retail and production, distribution and repair space and 808 residential units. These projects were 99% leased upon stabilization and generated a stabilized cash return on cost that averaged between 7.0% to 8.0%.

In 2020, we completed core and shell construction on $1.3 billion of office space and 371 residential units, a record year. These projects included:

•	333 Dexter, a $410.0 million office project in Seattle, which is 100% leased to a Fortune 50 publicly traded company

(13)

See Appendix A for the definition of “NOI” and a reconciliation of net income available to common stockholders computed in accordance with GAAP to net operating income, for the definition of “Same Store NOI (on a GAAP and cash basis)” and a reconciliation of net income available to common stockholders computed in accordance with GAAP to Same Store NOI (on a GAAP and cash basis), and for the definition of “adjusted net income available to stockholders” and a reconciliation of net income available to common stockholders computed in accordance with GAAP to adjusted net income available to common stockholders. Increases are reported as 2020 performance above 2019 levels.

(14)

The debt to EBITDA ratio is calculated as the Company’s consolidated debt balance for the applicable period, divided by the Company’s annualized EBITDA, for such period. See Appendix A for a definition of EBITDA and a reconciliation of net income available to common stockholders computed in accordance with GAAP to net income available to common stockholders computed in accordance with GAAP to EBITDA, in each case presented on an annualized basis for the applicable period. The Company’s annualized EBITDA reflects our pro rata share of joint ventures. Debt is net of cash.

(15)	Liquidity is comprised of approximately $732.0 million of cash and cash equivalents on hand and full availability under the Company’s $750.0 million revolving credit facility.
(16)	Development consists of projects in the tenant improvement phase and under construction.
(17)	Core and shell completion for office properties.
(18)

Carbon neutral operations is zero Scope 1 and Scope 2 market-based greenhouse gas emissions. Scope 1 emissions represent those produced by consuming onsite natural gas procured by the Company. Scope 2 emissions represent those produced by consuming onsite electricity procured by the Company.

(19)

Change in GAAP/cash rents (leases executed) is calculated as the change between GAAP/cash rents for signed leases and the expiring GAAP/cash rents for the same space. This excludes leases for which the space was vacant longer than one year, or vacant when the property was acquired by the Company.

52	PROXY STATEMENT	KILROY REALTY

•

One Paseo Office, a $205.0 million component of our One Paseo mixed-use project in the Del Mar submarket of San Diego, which is 93% leased, as well as $245.0 million or 371 units at the residential development at One Paseo, which are 51% leased

•	9455 Towne Centre Drive, a $105.0 million office project located in the University Towne Centre submarket of San Diego, which is 100% leased to a Fortune 50 publicly traded company

•	Netflix on Vine, a $300.0 million office project, located in the Hollywood submarket of Los Angeles, which is 100% leased to Netflix, Inc.

Additionally, in 2020, we fully stabilized The Exchange on 16th, a $585.0 million, 750,000 square foot office development project located in the Mission Bay district of San Francisco. The office component is 100% leased to Dropbox, Inc. and we recently announced that we signed a definitive agreement to sell the property for a purchase price of $1.08 billion or approximately $1,440 per square foot, which is expected to close at the end of March 2021.

Moreover, in 2020, we continued to improve the status and scope of our development projects under construction, which have a total estimated investment of $910.0 million upon completion. These developments projects under construction are substantially pre-leased, with 77% leased within the office and life science component.

We also continued to make significant progress entitling our future development projects, which total more than five million square feet and span some of the most vibrant and attractive submarkets along the West Coast, including Seattle, San Francisco, South San Francisco and San Diego.

Strengthened Balance Sheet and Liquidity. During 2020, we took proactive measures to boost our liquidity and strengthen our balance sheet against potentially turbulent market conditions. Below is a list of these actions and key achievements:

•

Ended 2020 with liquidity of approximately $1.5 billion, which was comprised of approximately $732.0 million of cash and cash equivalents on hand and full availability under our $750.0 million revolving credit facility

•	Fully funded all development under construction and projects in the tenant improvement phase with cash on hand

•	Lowered our Net Debt to EBITDA to 5.8x at year-end – down from 7.0x at year-end 2019(20)

•	Completed several opportunistic financing transactions that lowered our overall cost of capital and enhanced our liquidity, including:

—

Generated aggregated net proceeds of $722.2 million by fully physically settling equity forward sale agreements in connection with the February 2020 common stock public offering of 5,750,000 shares priced at $86.00 per share and 3,147,110 shares of common stock in connection with a forward transaction under the ATM program.

—	Raised $350.0 million through private placement of 10-year, 4.270% senior unsecured notes.

—	Raised $425.0 million through public offering of 12-year, 2.500% senior unsecured green bonds.

Business Values Take into Account Non-Financial Objectives. We are committed to pursuing corporate social responsibility objectives, including sustainability, diversity, equity and inclusion, philanthropy and community involvement, good corporate citizenship, health and wellness, and other non-financial issues that are of significance to the Company and its stockholders, as further described under “Corporate Governance — Board Composition and Governance — Corporate Social Responsibility and Sustainability” on page 34.

Maintained Leadership Position in Sustainability. We continue to be recognized for our industry-leading sustainability practices. We have built on that success by being the first North American REIT to declare that we would achieve carbon neutral operations by the end of 2020, and achieving such goal in December 2020. For a list of accomplishments, see “Corporate Governance — Board Composition and Governance — Corporate Social Responsibility and Sustainability — Commitment to Achieving Our Sustainability Goals” on page 35.

(20)

4Q 2020 Net Debt to EBITDA presented on an annualized basis. The debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”) ratio is calculated as the Company’s consolidated debt balance for the applicable period, divided by the Company’s annualized EBITDA, for such period. See Appendix A for a definition of EBITDA and a reconciliation of net income available to common stockholders computed in accordance with GAAP to net income available to common stockholders computed in accordance with GAAP to EBITDA, in each case presented on an annualized basis for the applicable period. The Company’s EBITDA, as adjusted, reflects our pro rata share of joint ventures. Net Debt is net of cash.

KILROY REALTY	PROXY STATEMENT	53

Strong Company Leadership. The Company’s leadership team is comprised of individuals that have extensive real estate experience, and is led by the award-winning Chairman and CEO, John Kilroy. Overall, the Company’s executive management team has an average tenure of 29 years in the real estate industry.

COMPENSATION PHILOSOPHY AND OBJECTIVES

Our executive compensation philosophy is designed to achieve the following objectives:

•

To align executive compensation with the Company’s corporate strategies, business objectives and the creation of long-term value for our stockholders without encouraging unnecessary or excessive risk-taking;

•

To provide an incentive to achieve key strategic and financial performance measures by linking annual cash incentive award opportunities and a substantial portion of long-term incentive award opportunities to the achievement of corporate and operational performance objectives;

•	To set total compensation to be competitive with companies in our peer group, taking into account our active portfolio management strategy and the skill set required to implement that strategy;

•	To provide a majority of target total direct compensation for the NEOs in the form of long-term incentive equity awards; and

•	To help the Company attract, retain and incentivize talented and experienced individuals in the highly competitive West Coast employment and commercial real estate markets.

WHAT WE PAY AND WHY: EXECUTIVE COMPENSATION ELEMENTS

The following table sets forth the key elements of our executive compensation program, along with the primary objective and key features associated with each element of compensation.

Compensation Element	Primary Objective		Key Features	Page Reference

Base Salary	•	To provide a regular source of income so employees can focus on day-to-day responsibilities.	•

Competitive pay, taking into account job scope, position, knowledge, tenure, skills and experience. Base salary is intended as the smallest key element of our executive compensation program, as we believe that a majority of each executive’s compensation opportunity should be directly tied to performance and/or the Company’s stock price.

Page 57
	•	To recognize ongoing performance of job responsibilities.

Short-Term Incentives (Annual Cash Bonuses)	•	To motivate and reward for achievement of annual financial and operational goals and other strategic objectives measured over the year.	•

Final payouts are awarded to our NEOs based on specific performance metrics and qualitative goals, with a weighting assigned to each measurement category, that are established at the beginning of each year based on the Company’s business plan. Each NEO can earn between 0% and 150% of their target cash incentive based on the Company’s performance against the pre-established goals.

Page 57

Long-Term Incentives (Annual Equity Awards)	•	To emphasize long-term performance objectives.	•

For 2020, all of our CEO’s annual long-term incentive award (and three-fourths for our other NEOs, other than with respect to Ms. Ngo, as discussed previously) was subject to performance-based vesting requirements over a three-year period. The award would be forfeited if a minimum FFO per share threshold for 2020 is not achieved (without the opportunity to vest in any future year) and, if the FFO goal is achieved, 50% of the award is subject to vesting based on relative TSR performance over the entire three-year vesting period and 50% of the award is subject to vesting based on average ratio of debt to EBITDA performance over the entire three-year vesting period.

Page 63
	•	To encourage creation of stock value and further align the interests of our NEOs with stockholder interests.
	•	To retain key executives through the performance and vesting periods.

54	PROXY STATEMENT	KILROY REALTY

DESIGN FEATURES OF THE 2020 EXECUTIVE COMPENSATION PROGRAM

We believe that our executive compensation program strikes an appropriate balance between attracting and retaining executives with the expertise and talent required to execute on our active portfolio management strategy, and linking compensation with the performance of the Company. Below is a summary of some of the key design features of our 2020 executive compensation program.

•

Majority of NEO Target TDC is “At Risk.” Approximately 89% of our CEO’s and approximately 79% of our other NEOs’ target TDC(21) for 2020 was not guaranteed but rather was tied directly to the performance of the Company, the Company’s stock price and/or individual performance, as shown below (Ms. Ngo is excluded for purposes of this illustration, as discussed previously).

2020 Target

Total Direct Compensation

89% At Risk 89% Performance Based 79% At Risk 66% Performance Based 11% Base Salary 27% Annual Cash Incentive 62% Annual Long-Term Incentive 21% Base Salary 25% Annual Cash Incentive 55% Annual Long-Term Incentive CEO Other NEOs

(21)

As used in this Proxy Statement, “target TDC” means the executive’s base salary, target annual cash incentive and grant date fair value (based on the value approved by the Compensation Committee and used to determine the number of shares subject to the award) of annual long-term incentive awards granted to the executive in 2020.

KILROY REALTY	PROXY STATEMENT	55

Short-term incentives are “at risk” because the amount awarded could range from 0% to 150% of the NEO’s target short-term incentive depending on Company and individual performance.

Annual long-term equity awards are “at risk” because the final award value depends on our stock price and continued service over a three-year vesting period. In addition, all of our CEO’s 2020 annual equity award (and three-fourths of our other NEOs’ 2020 annual equity awards) is subject to performance-based vesting.

•

Annual Short-Term Incentives Based on Performance Measurement Framework. The 2020 short-term incentives (annual cash bonuses) for our NEOs were significantly less than the 2019 short-term incentives for our NEOs, with our CEO’s 2020 short-term incentive being approximately 30% less than his 2019 short-term incentive. The Compensation Committee determined the annual short-term incentives based on a rigorous performance measurement framework, assessing the Company’s actual performance against pre-established financial and operational goals and each NEO’s contribution to that performance. We also applied a specific weighting for each Company performance category in the short-term incentive plan to reduce the degree of qualitative judgment applied in determining final payouts. For 2020, the weighting of each category was individualized for each executive officer based on each executive’s area of responsibility. Based on the Company’s performance (as reflected on pages 52-54), the Compensation Committee determined that the final 2020 short-term incentives for our NEOs who received payments under this program would be between 97.5% and 103.75% of target payout levels, and in all cases less than the maximum payout opportunities. See “Short-Term Incentives — Decisions for 2020; 2020 Key Operating and Financial Goal Setting and Performance” on pages 59-62 for more information about how the goals are set and the Company’s performance.

•

Majority of Target TDC is in the Form of Long-Term Incentives. The most significant component of each NEO’s total compensation opportunity is in the form of RSUs that vest over a three-year period. In 2020, approximately 62% of our CEO’s (and approximately 55% of our other NEOs’) target TDC was in the form of RSUs. We believe equity compensation helps to align the interests of our NEOs with those of our stockholders.

•

Majority of Long-Term Incentives are Performance-Based. All of our CEO’s annual long-term incentive award for 2020 (and three-fourths of the annual award grant to each of our other NEOs, other than with respect to Ms. Ngo, who was not an Executive Vice President or more senior officer at the time our 2020 annual equity awards were granted) was subject to performance-based vesting requirements. Award levels were contingent on achievement of a threshold level of FFO per share for 2020. If that goal was achieved, vesting levels will be determined based on (i) our TSR compared to other office-focused REITs over a three-year period (for 50% of the performance-based awards) and (ii) our average ratio of debt to EBITDA over that period (for the remaining 50% of the performance-based awards). The balance of each NEO’s, other than our CEO’s, total annual long-term incentive award vests in annual installments over a three-year period, subject to continued service through the applicable vesting date.

•

Enhanced Operating and Financial Goals that Were Not Adjusted for the Impact of COVID-19. Key operating and financial goals used to determine 2020 short-term incentives for our NEOs were generally set at levels above the performance goals used for 2019 (see the discussion on page 59). The Adjusted FFO per share target goal used in the 2020 long-term incentive award for our NEOs was set above the performance target goal used for 2019. Our 2020 short-term incentive goals and methodology, as well as our 2020 performance-based long-term incentive award structure and goals, were established before the full impact of the COVID-19 pandemic was known. The Compensation Committee considered the impact of the COVID-19 pandemic on us and on the commercial real estate market in 2020 and determined that the goals, methodology and structure of our executive incentive programs would not be adjusted for the impact of the pandemic.

•

Target TDC Set Taking into Account Market Pay Levels and that Payouts are Linked to Performance. The Compensation Committee did not set 2020 target TDC levels at any specific percentile against our peer group. Rather, the Compensation Committee considered peer group compensation data for 2019 to inform its decision-making process for 2020. In setting the 2020 compensation levels, the Compensation Committee also considered the following factors:

—

Active Portfolio Management Strategy in Highly Competitive Markets. Our business model requires an active portfolio management strategy (see “2020 Company Performance” beginning on page 52 for a summary of our 2020 activities). We believe implementing this strategy requires a broader skill set than those of executives who focus primarily on managing cash flows of a more static investment portfolio.

56	PROXY STATEMENT	KILROY REALTY

—

Target TDC Realized Only if Goals Achieved. In 2020, approximately 89% of our CEO’s (and approximately 66% of our other NEOs’) target TDC was performance-based. As a result, our NEOs would only receive their target TDC if the Company performs.

—

Majority of NEO Target TDC is Subject to Forfeiture and Linked to Performance. As noted above, the payout of our short-term incentives and vesting of performance-based equity awards depends on our actual performance and may be forfeited if threshold goals are not achieved.

—

TSR Performance. Our TSR for the one-year period ended December 31, 2020 of -29.2% was generally in line with that of our Median Peer(22), which was -27.2%, and slightly below that of the SNL US REIT Office Index, which was -20.6%. Our TSR for the three-year period ended December 31, 2020 of -16.3% was greater than that of the SNL US REIT Office Index, which was -16.5%, and was slightly below that of our Median Peer(22), which was -13.8%.

2020 NAMED EXECUTIVE OFFICER COMPENSATION

The Compensation Committee reviews and authorizes each NEO’s compensation on an annual basis. Executive compensation is not established at any particular level against peer group data. Rather, the Compensation Committee generally considers the following factors:

•	The performance of the Company (e.g., TSR, operations, financial performance, acquisitions, dispositions, development and balance sheet management);

•	The performance of each NEO;

•	The contribution of each NEO to our overall results;

•	Input from our CEO (with respect to our other NEOs);

•	Additional roles or responsibilities assumed;

•	Experience, skill set and tenure;

•	Base salary, target short-term incentive and long-term incentive grant levels for comparable positions at companies in our peer group;

•	The NEO’s employment agreement (if any); and

•	The relative need to retain the NEO.

Base Salary

General Description

As noted above, we provide base salaries as a regular source of income so employees can focus on day-to-day responsibilities and to recognize ongoing performance of job responsibilities.

Decisions for 2020

In January 2020, the Compensation Committee determined that the NEOs’ (other than Ms. Ngo who was not an executive officer at the time) respective 2020 base salary levels would remain at the same level as in effect for 2019. The 2020 annual base salary for each of our NEOs was as follows: $1,225,000 for Mr. Kilroy, $550,000 for each of Messrs. Rose and Smart, $500,000 for each of Mr. Paratte and Ms. Roth and $675,000 for Mr. Hawken. In December 2020, the Compensation Committee increased the annual rate of base salary for Mr. Rose to $600,000 in connection with his promotion to President and increased the annual rate of base salary for Ms. Ngo from $310,000 to $400,000 in connection with her promotion to Senior Vice President, Chief Financial Officer and Treasurer.

Short-Term Incentives

General Description

Our short-term incentives (annual cash bonuses) are based on the annual performance of our Company and each individual’s contribution to the annual performance of our Company.

(22)	See page 71 for a list of our peers.

KILROY REALTY	PROXY STATEMENT	57

During the first quarter of the year, the Compensation Committee approves a performance measurement framework for that year and establishes a target short-term incentive amount for each NEO. This process typically takes place over several months, at multiple meetings of the Compensation Committee and typically involves an on-going dialogue between the Chair of the Compensation Committee and our CEO regarding the plan and outlook for the year. In establishing the performance measurement framework, the Compensation Committee considers the Company’s business plan for the year, the Company’s bonus goals and actual performance for the completed year, feedback received from stockholders and the discussions between the Chair of the Compensation Committee and our CEO regarding the plan and outlook for the year. The Compensation Committee also receives direct input from management regarding the Company’s business plan and the business environment generally and from its independent compensation consultant, Mercer. Mercer is involved throughout the process in advising the Compensation Committee on the general structure of the program, as well as the specific metrics and goals under consideration.

The Compensation Committee selects the performance categories, metrics and goals that it believes will accurately assess the annual performance of the Company and strategic goals. In response to stockholder feedback, the Compensation Committee consolidated the number of performance metrics used for the 2020 annual cash incentive program and continued to apply a weighting of each metric relative to the others, with the weightings varied between each of the executive officers based on the executive’s area of responsibility. The weighting produced a maximum bonus opportunity corresponding to each category, thereby further reducing the degree of qualitative judgment applied in determining final payouts. An ESG category was once again included to take into account and incentivize the Company’s achievement of carbon neutrality and LEED certifications on new developments and the Company’s continued focus on diversity within the Company.

Following the performance year, the Compensation Committee compares the Company’s actual performance results to the pre-established goals. The Compensation Committee then rates the Company’s performance in each category based on actual operating results against the goals in that category as follows:

•	Extraordinary – 150% of target

•	Superior – 125% of target

•	On Target – 100% of target

•	In-Line – 75% of target

•	Below Target – 50% of target

•	Well Below Target – 0% of target

The Compensation Committee then applies the weighting for each performance goal to determine the Company’s overall achievement and potential bonus payout percentages. Like the process in establishing the performance measurement framework each year, the process to rate actual performance against the performance goals and determine the final short-term incentive award amounts typically takes place over several months at multiple meetings of the Compensation Committee. The Compensation Committee’s determination on the actual short-term incentive amount paid for each of the NEOs is based on a holistic assessment of results achieved and the business environment for the year, including consideration of the Company’s TSR and individual awards may vary based on the Compensation Committee’s assessment of each NEO’s contributions and achievements. The Compensation Committee engages in discussions with management regarding the Company’s business plan for the year, the goals that had been established for the performance measurement framework, actual performance results for the year and the general business environment for the year. The Compensation Committee also receives input from Mercer regarding these matters and our CEO provides the Compensation Committee with input regarding the performance of the NEOs (other than himself). The maximum amount that may be awarded to an NEO is 150% of the NEO’s target short-term incentive amount.

Since our business strategy requires us to actively manage our property portfolio, the Compensation Committee believes that a rigid short-term incentive formula could undermine opportunistic decisions that have a negative impact on short-term gains but create long-term stockholder value (e.g., midyear changes in our strategy or portfolio due to a shift in market conditions or unanticipated opportunities can significantly alter specific objective goals that are set early in the year). The Compensation Committee believes its approach in determining each NEO’s short-term incentive payout reflects an appropriate balance between applying objective criteria and preserving flexibility to keep each NEO focused on strategic decisions that are in the long-term best interests of our stockholders.

58	PROXY STATEMENT	KILROY REALTY

Decisions for 2020; 2020 Key Operating and Financial Goal Setting and Performance

The Compensation Committee determined that the NEOs’ 2020 target short-term incentive amounts would remain at the same level as in effect for 2019 (other than for Ms. Ngo who was not an executive officer at the beginning of 2020 and for Ms. Roth, whose target short-term incentive amount was increased by 11% to reflect her increased level of responsibility). The 2020 target short-term incentive level for each of our NEOs was as follows: $3,000,000 for Mr. Kilroy, $550,000 for each of Messrs. Rose and Smart, $500,000 for each of Mr. Paratte and Ms. Roth and $1,350,000 for Mr. Hawken. The 2020 target short-term incentive levels for Messrs. Kilroy, Rose and Smart were the minimum amounts required pursuant to their respective employment agreements. A target short-term incentive amount was not established for Ms. Ngo, and Ms. Ngo did not participate in the executive short-term incentive program for 2020, because she was not an executive officer at the time the performance measurement framework and goals were established for 2020. Accordingly, the following discussion of the 2020 short-term incentive program applies with respect to our NEOs other than Ms. Ngo, and a discussion of Ms. Ngo’s 2020 short-term incentive is included at the end of this section.

In developing the performance measurement framework and goals for 2020, the Compensation Committee selected performance measures that it considers to be common measures of REIT performance and the Company prepared a bottoms up, property-by-property budget that incorporated property specific assumptions for the Company’s stabilized portfolio. The Company then integrated those assumptions with the Company’s development and funding strategies against a backdrop of existing real estate conditions. As a result, the Company created financial and operational goals that were directly tied to the Company’s existing portfolio and the broader business objectives for 2020.

The Compensation Committee then reviewed and approved the Company’s proposed 2020 financial and operational goals for inclusion in the performance measurement framework, each as described below. Goals are generally set at levels that are higher than the performance levels achieved in the prior year. However, since the composition of the Company’s portfolio changes from year to year (for example, the Company sold approximately $76.0 million of assets in 2020 as compared to $133.8 million in 2019), the performance level in the prior year may not accurately reflect the difficulty of achieving the specified level of performance in the current year (for example, because of occupancy levels, scheduled lease expirations, capital expenditure budgets, development activity, product mix or disposition timing). In these cases, the Compensation Committee may set performance goals at levels that are the same or lower than the performance results achieved in the prior year but at levels that, after taking into account the composition of the Company’s portfolio at the start of each year, the Compensation Committee believes are comparatively as, or more, rigorous. This was the case with the following 2020 metrics:

•	Leasing and Occupancy. Known lease expirations and move-outs resulted in lower Leasing Square Footage and Year-End Occupancy goals for 2020.

•	Debt to EBITDA Ratio. We projected a higher debt to EBITDA ratio in 2020 than 2019 due to continued funding of our development pipeline.

•

Acquisitions and Dispositions. The goals for acquisitions and dispositions may change from year to year (or we may not have a pre-set goal for one or both of these measures) based on the specific properties the Company holds, properties available in the market, shifts in market conditions and unanticipated opportunities.

The design of the 2020 performance measurement framework is mainly consistent with the design of the 2019 performance measurement framework, with the notable exceptions of simplifying the number of performance metrics to be used in evaluating 2020 performance to promote a focused alignment of financial goals with Company strategy and individualizing the weighting of the performance metrics for each executive officer to reflect each executive’s area of responsibility. The following table shows the 2020 performance measurement framework and 2020 goals approved by the Compensation Committee in early 2020 and the Company’s actual 2020 performance. The 2020 performance measurement framework and goals were established before the full impact of the COVID-19 pandemic was known, and the Compensation Committee determined that the measurement framework and goals would not be adjusted notwithstanding the impact that COVID-19 had on the commercial real estate market in 2020.

KILROY REALTY	PROXY STATEMENT	59

2020 Performance Measurement Framework

Category	Metric	2020 Goals	2020 Performance	Why It Is Important
Operations	Adjusted FFO Per Share(1):	$4.11	$4.15(2)

Our operations performance demonstrates our ability to manage our Class A portfolio profitably and includes key metrics utilized by the REIT industry. We depend primarily on cash flows generated by leasing activity in both the stabilized portfolio and development program. Effective expense management further enhances our financial performance and drives our bottom line results. The amount of leasing, revenue and Same Store Cash NOI and occupancy demonstrate our effectiveness in lease execution and expense management. FFO and FAD per share indicate our ability to generate strong net cash flows after funding capital expenditures, corporate overhead and other corporate expenses, including dividends

	Adjusted FAD Per Share(3):	$2.63	$3.15(2)
	Same Store Cash NOI Growth(3):	6.5% to 7.5%	8.3%
	Leasing SF:	570,000	731,000
	Year-End Occupancy:	93% to 94%	91.2%
	G&A Expense ($MM):	$82.9(4)	$78.0(5)
Balance Sheet Management(6)	Debt/EBITDA(7):	7.3x	5.9x(8)

Prudently managing our balance sheet allows us to fund our in-place operations and future growth opportunities. Balancing various forms of capital and keeping a keen eye on leverage is critical to our business so that we are positioned well throughout market cycles. Our success in doing so is measured by our Debt/EBITDA ratio, a key metric used by our investors and rating agencies to evaluate financial risks in our business.

	Equity Financing ($MM):	$552(9)	$747(10)
	Debt Financing ($MM):	$300	$775

Acquisitions	Total Acquisitions ($MM):	$0	$0

Effectively allocating capital is a major driver of growth and value in our business that can significantly impact the quality of our portfolio, as well as generate meaningful cash flow and value over the long term — it allows us to acquire, sell and develop assets to fund development and other opportunities.

•  Acquisitions help generate current income and may play a strategic role in future development or redevelopment opportunities.

•  Dispositions, including joint ventures, not only help fund development and other strategic initiatives but can also enhance the quality of our portfolio depending on what we sell. Dispositions may, however, impact FFO and FAD.

•   At certain points in the market cycle, development provides us with significant growth and future value creation opportunities.

Dispositions	Total Dispositions ($MM):	$150 to $300	$75.9
Development

In 2020, we completed construction on $1.3 billion of office space and 371 residential units, a record year. Notably, these projects included 333 Dexter, One Paseo Office, 6455 Towne Center Drive, Netflix on Vine, and 371 units at our One Paseo mixed use project.

Additionally, in 2020, we fully stabilized The Exchange on 16th, a $585.0 million, 750,000 square foot office development project, located in the Mission Bay district of San Francisco. The office component is 100% leased to Dropbox, Inc. and we recently announced that we signed a definitive agreement to sell the property for a purchase price of $1.08 billion or approximately $1,440 per square foot, which is expected to close at the end of March 2021.

In 2020, we continued to improve the status and scope of our development projects under construction, which have a total estimated investment of $910.0 million upon completion. These developments projects under construction have substantial leases executed, with 77% leased within the office and life science component.

60	PROXY STATEMENT	KILROY REALTY

Category	Metric	2020 Goals	2020 Performance	Why It Is Important
ESG

We set a goal to maintain and enhance diversity, equity and inclusion in our workforce. We accomplished this in 2020 first by increasing the transparency around our diversity metrics through disclosing increased diversity data to the Bloomberg Gender Equality Index (“Bloomberg GEI”). Bloomberg GEI ultimately selected us for inclusion for the second year in a row in its 2021 Index for our superior diversity, equity and inclusion programs and results. We also increased our employee training on this subject by mandating that all employees complete an unconscious bias training in 2020.

We also set a goal of achieving carbon neutral operations by year-end 2020, which we achieved in December 2020.

Another key goal was that all new development projects completed in 2020 would be certified LEED Gold or higher. We achieved this goal: 100% of our new development/redevelopment projects completed in 2020 earned LEED Gold or higher.

Additionally, we continue to be recognized by various industry groups across the world for our commitment to and leadership position in sustainability. In 2020, for the seventh year in a row, the Company was chosen as the North American office leader in sustainability by GRESB and received NAREIT’s Leader in the Light award in the Officer Sector. In 2020, for the fifth year in a row, the Company was awarded the EPA’s highest ENERGY STAR honor, Partner of the Year Sustained Excellence, and for the fourth year in a row, the Company was included in the Dow Jones Sustainability World Index. The Company has again received all of the awards and recognitions listed above for 2021 as well.

We maintain a focus on corporate social responsibility and sustainability. We continuously look for new and better ways to foster a diverse and inclusive work environment, improve employee health and safety, engage our surrounding communities and minimize our environmental impact, all while creating value for our stockholders.

(1)

See Appendix A for the definition of “Adjusted FFO Per Share” and a reconciliation of net income available to common stockholders computed in accordance with GAAP to FFO Per Share and Adjusted FFO Per Share. FFO Per Share is also used as a performance metric under the performance-based component of our NEO equity awards as defined in those award agreements. The Compensation Committee believes it is nevertheless appropriate to take FFO Per Share into account in our short-term incentive award performance measurement framework because it is a key metric for the Company, frequently used by investors to assess REIT performance and is only one of many measures (disclosed above) used to assess performance under the framework.

(2)

Added back to FFO and FAD per share for these purposes was $0.44 per share of unbudgeted costs incurred in 2020 that were beyond management’s control, including $0.18 per share of unbudgeted severance costs, $0.19 per share of unbudgeted financing costs that resulted from our decision to enhance our cash position during the year, $0.06 per share of other unbudgeted costs, and $0.01 of acquisition related expenses and development revenue not recognized due to tenant delays.

(3)

See Appendix A for the definition of “FAD (or Funds Available for Distribution) Per Share”, “Same Store NOI (on a GAAP and cash basis)” and reconciliations of net income available to common stockholders computed in accordance with GAAP to Same Store NOI (on a GAAP and cash basis) and net income available to common stockholders computed in accordance with GAAP to FAD Per Share.

(4)	Excludes $1.9 million of development overhead related to 2019 lease accounting charges.

(5)	Excludes $20.5 million of severance payments and $0.7 million of acquisition-related expenses.

(6)	As of December 31, 2020.

(7)

Pro-rata for the Company’s share in the Company’s strategic ventures. The debt to EBITDA ratio is also used as a performance metric under the performance-based component of our NEO equity awards. The Compensation Committee believes it is nevertheless appropriate to take the debt to EBITDA ratio into account in our short-term incentive performance measurement framework because it is a key metric for the Company, frequently used by investors to assess REIT performance and is only one of many measures (disclosed above) used to assess performance under the framework. The debt to EBITDA ratio is calculated as the Company’s consolidated debt balance for the applicable

KILROY REALTY	PROXY STATEMENT	61

period, divided by the Company’s EBITDA, as adjusted, for such period. See Appendix A for a definition of “EBITDA, as adjusted,” and a reconciliation of net income available to common stockholders computed in accordance with GAAP to EBITDA, as adjusted.

(8)	Net of cash balance.

(9)	Includes $300.0 million of overnight equity offering and drawdown of $252.0 million at-the-market forwards executed throughout 2019.

(10)	Includes $494.5 million of overnight equity offering and drawdown of $252.0 million at-the-market forwards executed throughout 2019. Generated aggregate net proceeds of $722.2 million.

The table below shows the weighting of the different performance goals for each NEO that was approved by the Compensation Committee in early 2020.

Category	John Kilroy	Tyler Rose	Justin Smart	A. Robert Paratte	Heidi Roth	Jeffrey Hawken
Operations	25%	25%	15%	35%	25%	30%
Balance Sheet Management	20%	30%	10%	15%	25%	20%
Acquisitions	5%	5%	5%	5%	5%	5%
Dispositions	15%	10%	15%	10%	10%	15%
Development	20%	15%	35%	25%	10%	15%
ESG	15%	15%	20%	10%	25%	15%

At the end of the year, the Compensation Committee determined the Company’s actual 2020 performance disclosed in the chart above and applied the goal weighting set forth above to determine the aggregate total annual bonuses that were earned based on the Company’s 2020 performance. As a result, the Compensation Committee determined that the Company’s overall performance for 2020 was at “Target” level. The chart below describes the Compensation Committee’s assessment of the Company’s 2020 achievement of each performance goal category.

Category	2020 Assessment
Operations	75% of Target
Balance Sheet Management	125% of Target
Acquisitions	75% of Target
Disposition	50% of Target
Development	125% of Target
ESG	125% of Target

The Compensation Committee considered each NEO’s individual performance, contributions toward achieving the performance goals and the Company’s overall TSR performance to determine the actual amount of the 2020 short-term incentive amount paid to each NEO. As a result, the 2020 short-term incentive amounts paid to the NEOs for 2020 were between 97.5% and 103.75% of target payout levels. The Compensation Committee determined that each of the NEOs made significant contributions to the Company in 2020, although the level of impact each NEO had on the Company’s 2020 results varied somewhat. Differences among the NEOs’ actual 2020 short-term incentive amounts also reflect the Compensation Committee’s overall qualitative assessment of each NEO’s performance and relative contribution to and responsibility for each of the performance categories and metrics.

The 2020 actual short-term incentive amount for each of our NEOs was as follows: $2,962,500 for Mr. Kilroy, $563,750 for Mr. Rose, $570,625 for Mr. Smart, $487,500 for Mr. Paratte, and $512,500 for Ms. Roth. Each such short-term incentive amount was less than the NEO’s 2019 shorter-term incentive. Mr. Hawken did not receive a short-term incentive payment pursuant to the terms of the program because he separated from employment during 2020.

62	PROXY STATEMENT	KILROY REALTY

As noted above, Ms. Ngo did not participate in the 2020 short-term incentive program. Instead, her 2020 short-term incentive was determined by the Compensation Committee in its discretion. Taking the Company’s performance into account during the year (utilizing the same measures as applied under the 2020 short-term incentive program), assessing Ms. Ngo’s contributions during the year, and taking her historic bonus level into account, the Compensation Committee determined that Ms. Ngo’s short-term incentive for 2020 would be $215,000, which was a reduction from her short-term incentive for 2019.

Long-Term Incentives

General Description

We grant annual long-term incentives to our NEOs in the form of RSUs that vest over a three-year period. A portion of the RSUs awarded to our Executive Vice Presidents and more senior officers include performance-based vesting requirements. Each RSU represents and is paid in one share of our common stock, subject to the satisfaction of applicable vesting conditions, which further aligns our NEOs’ interests with those of our stockholders. The NEOs do not have the right to vote or dispose of any RSUs prior to the time the shares are actually issued. Each RSU is granted in tandem with a corresponding dividend equivalent right that entitles the NEO to be credited with additional RSUs upon the Company’s payment of dividends to stockholders if the dividend equivalent right is or was outstanding on the record date. Any such additional RSUs credited in respect of dividend equivalent rights are subject to the same vesting terms as the underlying RSUs and vest (if at all) together with the underlying RSU to which they relate. In addition to annual equity awards, we occasionally make grants of equity awards at other times at the discretion of the Compensation Committee, such as in recognition of service to the Company, in connection with the negotiation of an employment agreement or the hiring or promoting of employees.

Decisions for 2020

The 2020 annual equity awards to our NEOs consist of the following:

•

All of our CEO’s total annual equity award and three-fourths of each other NEO’s total annual equity award are RSUs subject to performance-based vesting requirements (“performance-based RSUs”) (other than with respect to Ms. Ngo’s equity award, as discussed previously). The performance-based RSUs cliff vest, if and to the extent the performance goals are achieved, in one lump sum after the end of the three-year vesting period. The Compensation Committee set the 2020 operational goal (i.e., the FFO Per Share metric) for the performance-based RSUs above the goal used for the prior year.

•

One-quarter of each NEO’s annual equity award (other than with respect to our CEO, who received no time-based RSUs; and with respect to Ms. Ngo, who received 100% time-based RSUs because she was not an Executive Vice President or more senior officer at the time of her grant) are RSUs subject to a time-based vesting schedule (“time-based RSUs”). The time-based RSUs vest ratably in annual installments over a three-year vesting period and payouts are subject to continued service through the applicable vesting date.

The Compensation Committee also believed that a majority of each NEO’s total 2020 annual equity award should be subject to performance-based vesting requirements to accomplish the following objectives:

•	Align overall reward opportunity with actual performance delivered;

•

Require achievement of pre-defined operating goals using a performance measure that is reflective of management’s efforts (i.e., the FFO Per Share metric for the first year, which applies to all of the performance-based awards, and the debt to EBITDA ratio metric over the three-year performance period, which applies to 50% of the performance-based awards);

•

Require sustained longer-term performance of the Company’s share price by including a relative TSR modifier that measures the Company’s performance against other office REIT competitors in the SNL US REIT Office Index over the entire three-year vesting period (i.e., the TSR Percentile Ranking metric, which applies to the other 50% of the performance-based awards); and

•	Create an additional retention incentive, as vesting is contingent on each NEO’s continued service through the end of the three-year vesting period.

KILROY REALTY	PROXY STATEMENT	63

The structure and goals (discussed below) for our 2020 performance-based long-term incentive awards were established before the full impact of the COVID-19 pandemic was known. The Compensation Committee determined that the structure and goals applicable to these awards, as well as the goals applicable to any of our past long-term incentive award grants that included 2020 in the applicable performance period, would not be adjusted notwithstanding the impact that COVID-19 had on the commercial real estate market in 2020.

2020 Annual Equity Award Values

In January 2020, the Compensation Committee granted each NEO a number of time-based RSUs and a “target” number of performance-based RSUs, each expressed as a dollar value that was then converted into a number of RSUs based on our stock price on the date of grant. These dollar values are set forth in the chart below. The Compensation Committee determined that the aggregate dollar value for each NEO’s 2020 annual equity award was appropriate based on its consideration of the factors listed on page 57.

Named Executive	Time-Based RSUs(1)	Target Performance- Based RSUs(1)	Total Equity Award
John Kilroy	—	$7,000,000	$7,000,000
Tyler Rose	$475,000	$1,425,000	$1,900,000
Michelle Ngo	$290,000	—	$290,000
Justin Smart	$475,000	$1,425,000	$1,900,000
A. Robert Paratte	$425,000	$1,275,000	$1,700,000
Heidi Roth	$200,000	$600,000	$800,000
Jeffrey Hawken	$337,500	$1,012,500	$1,350,000

(1)   These amounts are the values approved by the Compensation Committee in January 2020 and converted into the corresponding number of RSUs (the number of RSUs at the “target” level of performance in the case of the performance-based RSUs) based on the closing price of the Company’s common stock on the date of grant of the awards and rounded up to the nearest whole share. For the accounting fair value of these awards as reflected in the Summary Compensation Table, please refer to footnote (1) to the Summary Compensation Table.

2020 Performance-Based RSUs

The 2020 performance-based RSUs vest when the Compensation Committee determines if, and to the extent, the performance vesting conditions have been achieved by the Company. Such determination will be made by the Compensation Committee during January or February 2023. The total number of 2020 performance-based RSUs that ultimately vest will be determined as follows:

1.

The target number of performance-based RSUs granted to each NEO is first multiplied by an FFO Per Share modifier that ranges from 0% to 150% (and 0% to 175% in the case of our CEO). This modifier is determined by the Company’s FFO Per Share for 2020 as shown in the table below (the number of RSUs resulting from this calculation is referred to as the “Banked Shares” subject to the award).

FFO Per Share (for 2020)*	FFO Per Share Modifier* (for NEOs except CEO)	FFO Per Share Modifier* (for CEO)
$4.21 or greater	150%	175%
$4.11	100%	100%
$4.01	50%	25%
Less than $4.01	0% (complete forfeiture)	0% (complete forfeiture)

* Determined on a pro-rata basis between points

64	PROXY STATEMENT	KILROY REALTY

The Banked Shares subject to the award are then eligible to vest as follows:

2.

50% of the Banked Shares are multiplied by a TSR Percentile Ranking modifier that ranges from 50% to 150% (and from 25% to 175% for our CEO). This modifier is determined as shown in the table below based on the percentile ranking of the Company’s TSR for the three-year performance period (2020-2022) among the TSRs for the companies in the SNL US REIT Office Index calculated in the manner described on page 83.

TSR Percentile Ranking* (2020-2022) — 50% Weight	TSR Modifier* (for NEOs except CEO)	TSR Modifier* (for CEO)
80th percentile or greater	150%	175%
50th percentile	100%	100%
20th percentile or lower	50%	25%

* Determined on a pro-rata basis between points

For example, if the TSR Percentile Ranking is at the 50th percentile, then there is no modification up or down to the Banked Shares allocated to this metric. If the TSR Percentile Ranking is below the 50th percentile, then the Banked Shares allocated to this metric may be reduced by up to 75% for our CEO’s award and by up to 50% for our other NEOs’ awards. If the TSR Percentile Ranking is greater than the 50th percentile, then the Banked Shares allocated to this metric may be increased by up to 75% for our CEO’s award and by up to 50% for our other NEOs’ awards.

3.

50% of the Banked Shares are multiplied by an Average Debt to EBITDA Ratio modifier that ranges from 50% to 150% (and from 25% to 175% for our CEO). This modifier is determined as shown in the table below based on the Company’s Average Debt to EBITDA Ratio for the three-year performance period (2020-2022) calculated in the manner described on page 83.

Average Debt to EBITDA Ratio* (2020-2022) — 50% Weight	Average Debt to EBITDA Ratio Modifier* (for NEOs except CEO)	Average Debt to EBITDA Ratio Modifier* (for CEO)
7.10x or less	150%	175%
7.60x	100%	100%
8.10x or higher	50%	25%

* Determined on a pro-rata basis between points

The FFO Per Share measure applies to the year 2020 only. This measure was selected as a performance metric because it is a financial measure commonly used by analysts and investors to evaluate a REIT’s operating performance and overall management of its property portfolio. If the threshold level of FFO Per Share shown above is not achieved, the entire award is forfeited with no opportunity to vest in a future year.

The TSR Percentile Ranking over the three-year performance period modifier was included to further align executives’ interests and potential rewards with stock price performance on a relative basis over a longer-term performance period.

The Average Debt to EBITDA Ratio modifier, again, over the three-year performance period, was included to align the Company’s substantial growth plans with maintaining a conservative balance sheet. By including a key leverage metric, the Company is limited in its ability to incur significant additional debt to fund growth and grow earnings without negatively impacting this compensation metric.

The increased up-side and down-side leverage applied to the TSR modifier and the Average Debt to EBITDA Ratio modifier for the award to our CEO reflects his responsibility for the overall performance of the Company.

Please see the discussion under “Named Executive Officer Compensation Tables — Description of Plan-Based Awards — Performance-Based RSUs” beginning on page 82 below for more information on determining FFO Per Share, TSR Percentile Ranking, Average Debt to EBITDA Ratio and related modifiers for purposes of these awards.

KILROY REALTY	PROXY STATEMENT	65

The following chart illustrates the operation of the performance-based RSUs awarded in 2020 and discussed above:

Illustration of 2020 Performance-Based RSUs Up to 1.5x target (1.75x for the CEO) 1 2020 FFO Per Share Measure 1-year performance against pre-set FFO Per Share goals to determine number of Banked Shares Earn up to 50% (75% for the CEO) more than Banked Shares Set 1-Year operating goals grant target number of shares As little as 0.0x target 2 TSR Percentile Rank vs. SNL US REIT Office Index Companies Relative 3-Year TSR Percentile = TSR Percentile Ranking 50% Weighting 3 Modify Banked Shares based on TSR Percentile Ranking Forfeit up to 50% (75% for the CEO) of Banked Shares Earn up to 50% (75% for the CEO) more than Banked Shares 4 2020 Debt to EBITDA Ratio 2021 Debt to EBITDA Ratio 2022 Debt to EBITDA Ratio 5 Modify Banked Shares based on Average Debt to EBITDA Ratio Forfeit up to 50% (75% for the CEO) of Banked Shares Average of Three 1-Year Debt to EBITDA Ratios = Average Debt to EBITDA Ratio 50% Weighting

2020 FFO Performance Under 2020 Annual Equity Awards

In January 2021, the Compensation Committee determined that the Company’s 2020 FFO Per Share, when adjusted in accordance with the 2020 RSU award agreement, was $4.11. Added back to FFO per share for purposes of this determination and in accordance with the terms of the award agreements was $0.40 per share of unbudgeted costs incurred in 2020, including $0.18 per share of unbudgeted severance costs, $0.19 per share of unbudgeted financing costs that resulted from our decision, with unanimous support of our Board, to enhance our cash position during the year, and $0.03 per share of other unbudgeted costs. As a result, 100% of the target number of performance-based RSUs awarded in 2020 to each NEO (other than Ms. Ngo) were Banked Shares and became eligible to vest, subject to (1) further adjustment (up or down) as follows: (a) 50% of the Banked Shares will be adjusted (up or down) based on the Company’s relative TSR performance against other office REIT competitors in the SNL US REIT Office Index over the entire three-year vesting period and (b) 50% of the Banked Shares will be adjusted (up or down) based on the Company’s Average Debt to EBITDA Ratio over the three-year performance period, and (2) continued service through the remainder of the three-year performance period.

66	PROXY STATEMENT	KILROY REALTY

2020 Performance Year Under 2019 Annual Equity Awards

In February 2019, the Compensation Committee awarded the NEOs (other than Ms. Ngo) RSUs that had a structure similar to the RSUs awarded to the NEOs in January 2020. The 2019 RSUs are described more fully in the Company’s 2020 Proxy Statement. In January 2020, the Compensation Committee determined that the Company’s 2019 FFO Per Share, when adjusted in accordance with the 2019 RSU award agreement, was $3.96. As a result, 150% of the target number of performance-based RSUs awarded in 2019 to each NEO (and 175% of the target number of performance-based RSUs awarded in 2019 to our CEO) were Banked Shares and became eligible to vest, subject to (1) further adjustment (up or down) as follows: (a) 50% of the Banked Shares will be adjusted (up or down) based on the Company’s relative TSR performance against other office REIT competitors in the SNL US REIT Office Index over the entire three-year vesting period and (b) 50% of the Banked Shares will be adjusted (up or down) based on the Company’s Average Debt to EBITDA Ratio over the three-year performance period, and (2) continued service through the remainder of the three-year performance period. Based on the Company’s 2019 FFO Per Share performance, between approximately 100% and 200% of the target number of performance-based RSUs awarded in 2019 to each NEO (and between approximately 87.5% and 262.5% of the target number of performance-based RSUs awarded in 2019 to our CEO) will vest at the end of the three-year performance period, assuming continued service through the remainder of that period.

2020 Performance Year Under 2018 Annual Equity Awards

In February 2018, the Compensation Committee awarded the NEOs (other than Ms. Ngo) RSUs that had a structure similar to the RSUs awarded to the NEOs in January 2020. The 2018 RSUs are described more fully in the Company’s 2019 Proxy Statement. In January 2021, the Compensation Committee made a final determination that 175% (and 218.8% in the case of our CEO) of the target number of 2018 performance-based RSUs awarded to each NEO vested. The Compensation Committee’s final determination was based on (a) 150% (and 175% in the case of our CEO) of the target number of 2018 performance-based RSUs awarded to each NEO being Banked Shares as a result of the Company’s 2018 FFO Per Share performance and (b) an adjustment of 116.7% (and 125% in the case of our CEO) of the Banked Shares as a result of the Company’s relative TSR performance against other office REIT competitors in the SNL US REIT Office Index over the entire three-year vesting period being 57th percentile and the Company’s Average Debt to EBITDA Ratio over the three-year performance period being 5.52x.

Additional Compensation Elements

Indirect Elements of Compensation

To assist us in attracting and retaining key executives, our NEOs are eligible to participate in the same health, welfare and insurance benefit plans in which our other salaried employees are generally able to participate. In addition, we provide our NEOs with certain other benefits such as an automobile allowance, a medical allowance, supplemental life insurance, and certain reimbursements for club dues, financial planning services and home office expenses.

Stock Award Deferral Program

We maintain a Stock Award Deferral Program under which our directors and certain of our management employees, including our NEOs, may elect to receive RSUs in lieu of restricted shares granted under the 2006 Plan in order to defer receipt of these shares (or may elect to defer payment of RSUs that would otherwise be made when the RSUs vest). Each RSU issued under the deferral program represents the right to receive one share of our common stock in the future, subject in each case to the vesting conditions provided in the restricted stock or RSU award. In addition, deferred RSUs carry with them the right to receive dividend equivalents that credit participants, upon our payment of dividends in respect of the shares underlying the participant’s RSUs, with additional RSUs equal to the value of the dividend paid in respect of such shares. Shares of stock underlying RSUs will be paid to the participant on the earliest to occur of a change in control, the participant’s “separation from service” with us, the participant’s death or disability, or a pre-determined date, if specified by the participant. By electing to receive deferred RSUs, participants are generally able to defer income taxes on these awards, which we believe helps us to attract, retain and incentivize top talent without significant additional cost to the Company. Since RSUs are paid in our common stock and the deferral of payment of RSUs under the program may result in participants holding RSUs for a longer period, we believe the Stock Award Deferral Program enhances the alignment between management and stockholder interests.

KILROY REALTY	PROXY STATEMENT	67

Defined Contribution Plans

We maintain a Section 401(k) Savings/Retirement Plan (the “401(k) Plan”) that covers our eligible employees, including our NEOs, and those of certain designated affiliates. The 401(k) Plan permits our eligible employees to defer receipt of (and taxation on) a portion of their annual compensation, subject to certain limitations imposed by the 401(k) Plan and under the Internal Revenue Code. The employees’ elective deferrals are immediately vested and nonforfeitable upon contribution to the 401(k) Plan. We currently make matching contributions to the 401(k) Plan in an amount equal to fifty cents for each dollar of participant contributions, up to a maximum of 10% of the participant’s base salary (thus, the maximum match is 5% of the participant’s base salary) and subject to certain other limits under the tax laws. Participants vest immediately in the amounts contributed by us to their plan accounts. Our employees are eligible to participate in the 401(k) Plan after three months of credited service with us. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan. This tax-preferential savings option helps us to attract, retain and incentivize top talent.

Deferred Compensation Plan

We maintain a cash deferred compensation plan, the 2007 Deferred Compensation Plan, as amended (the “Deferred Compensation Plan”), under which our directors, partners and certain of our management employees, including our NEOs, may defer receipt of their compensation, including up to 100% of their director fees and cash bonuses and up to 70% of their salaries or other types of eligible compensation, each as applicable. In addition, partners and eligible management employees, including our NEOs, will generally receive semi-monthly contributions from us to their Deferred Compensation Plan accounts equal to 10% of their respective gross semi-monthly base salaries (or certain guaranteed payments, in the case of partners). The Deferred Compensation Plan provides that we may also make additional discretionary contributions to participant accounts. We did not make any discretionary contributions to the Deferred Compensation Plan for 2020 for the benefit of any of our NEOs. The Deferred Compensation Plan fits into our compensation philosophy by providing our NEOs with the ability to accrue compensation and generate savings in a tax-efficient manner in excess of limits imposed on our 401(k) Plan, thereby providing additional financial security that enables our executives to focus on their work-related obligations. For additional information, refer to the Nonqualified Deferred Compensation table below.

Severance and Change in Control Arrangements

We have entered into employment agreements with each of our NEOs (other than Ms. Ngo and Mr. Paratte) that include certain severance benefits. Our equity awards also provide for continued or accelerated vesting in connection with certain terminations of the award holder’s employment or a change in control. We believe that these provisions help to ensure the day-to-day stability and focus of our management team. The Compensation Committee evaluates the level of severance benefits to provide our NEOs on a case-by-case basis, and in general, we consider these severance protections an important part of an executive’s compensation and consistent with competitive practices as of the date they were entered into.

We do not provide our NEOs with any “single trigger” severance or equity award acceleration arrangements, meaning that severance benefits and accelerated vesting of equity awards are not triggered simply because a change in control transaction occurs. Instead, time-based RSU awards granted to our NEOs generally vest in connection with a change in control transaction only if the award is to be terminated (and will not be continued, substituted for or assumed) in connection with the transaction. In the case of the performance-based RSUs granted to our NEOs, the RSUs will vest based on the Company’s performance through the transaction. The time-based RSUs granted to our NEOs also generally vest, and any severance benefits for our NEOs are generally triggered, upon a termination of the NEO’s employment by the Company without “cause,” by the NEO for “good reason,” or, in certain cases, due to the retirement, death or disability of the NEO.

For a description of the material terms of these arrangements, see “Named Executive Officer Compensation Tables — Employment Agreements — Salary and Short-Term Incentive (Annual Cash Bonus) Amounts,” “Named Executive Officer Compensation Tables — Grants of Plan-Based Awards — 2020,” “Named Executive Officer Compensation Tables — Description of Plan-Based Awards” and “Named Executive Officer Compensation Tables — Potential Payments Upon Termination or Change in Control” below.

68	PROXY STATEMENT	KILROY REALTY

Employment and Separation Agreements with Jeffrey Hawken

The Company was a party to an employment agreement with Jeffrey Hawken, its former Executive Vice President and Chief Operating Officer. The term of the employment agreement was scheduled to expire on March 1, 2020. The agreement provided that severance benefits would be triggered for Mr. Hawken if the Company terminated his employment without cause (or if Mr. Hawken resigned for good reason), or, in connection with the expiration of the term of the agreement, if the Company failed to offer to extend the term of the agreement upon substantially the same (or better) compensation and other terms for Mr. Hawken. This was a legacy provision in Mr. Hawken’s employment agreement that has not been included in any of the Company’s other employment agreements that are currently in effect, and we do not plan on including this provision in any new employment agreements in the future. The Compensation Committee did not believe that it would be possible to negotiate a waiver of the legacy provision in Mr. Hawken’s agreement (at least, not without making a payment that approximated the benefits that were being waived). In January 2020, the Compensation Committee believed that it was in the Company’s best interests at the time to continue to employ Mr. Hawken and, given that failing to extend the term of his employment agreement (on substantially the same (or better) compensation and other terms for Mr. Hawken) would trigger the same severance benefits as if the Company terminated his employment without cause, the Compensation Committee approved an extension of the term of Mr. Hawken’s employment agreement by one year through March 1, 2021.

In July 2020, the Company notified Mr. Hawken that his employment was being terminated without cause in connection with a restructuring of the Company’s management team and the Company entered into a Separation Agreement with Mr. Hawken pursuant to which Mr. Hawken’s employment with the Company ended on July 13, 2020. The severance benefits provided to Mr. Hawken under the Separation Agreement are discussed under “Named Executive Officer Compensation Tables — Potential Payments Upon Termination or Change in Control” below. The severance benefits provided to Mr. Hawken under the Separation Agreement are generally consistent with the severance benefits that Mr. Hawken would have been entitled to receive had the Company failed to extend the term of his employment agreement (on substantially the same (or better) compensation and other terms for Mr. Hawken) earlier in the year.

Decisions for 2021

None of our NEOs received an increase in base salary for 2021 from the level in effect at the end of 2020. None of our NEOs received an increase in target annual cash incentive (expressed as a percentage of the NEO’s annual base salary) for 2021 except that Ms. Ngo’s target annual cash incentive for 2021 was set at $400,000 (Ms. Ngo did not have a target level in effect for 2020). The structure of the Company’s annual cash incentive program for 2021, and the terms of its annual equity awards for 2021, remain substantially the same as the program and awards for 2020.

HOW WE MAKE COMPENSATION DECISIONS

Executive Compensation Committee

Our executive compensation program is established by, and executive compensation decisions are made by, the Compensation Committee. When making decisions on our executive compensation program, the Compensation Committee takes the views that stockholders have expressed through our Say-on-Pay votes and through our stockholder engagement efforts into account.

Role of Independent Compensation Consultant

The Compensation Committee has sole authority to hire, retain and terminate the services of independent compensation consultants to assist in its decision-making process. The Compensation Committee retained Mercer as its independent compensation consultant in 2020.

Mercer performed a comprehensive review of our 2020 executive compensation program before it was established, including the composition of our peer group, amounts and nature of compensation paid to executive officers, structure of our various compensation programs, design of our short-term incentive performance measurement framework, performance vesting requirements for our annual long-term incentive awards and appropriate target total direct compensation levels and potential payment and vesting ranges for our executive officers. During 2020, Mercer also provided data to the Compensation Committee

KILROY REALTY	PROXY STATEMENT	69

on the compensation and relative performance of our peer group, reviewed certain peer group data provided by management and others, reviewed drafts of the CD&A and related compensation tables for inclusion in the Company’s Proxy Statement filed in 2020, provided advice as the Compensation Committee began its considerations of our executive compensation framework for 2021, and reviewed data in connection with the Compensation Committee’s determination of short-term incentive and performance-based incentive vesting levels for completed performance periods. A representative of Mercer regularly attends meetings of the Compensation Committee and regularly meets privately in executive session with the Compensation Committee to discuss its recommendations.

Mercer is a subsidiary of Marsh & McLennan Companies, Inc. (collectively, “MMC”), a diversified conglomerate of companies that provide insurance, strategy and human resources consulting services. During 2020, affiliates of MMC other than Mercer received $693,000 in fees for providing services to the Company, and Mercer received $136,000 for its services with respect to executive and director compensation described above. The decision to engage other MMC affiliates to provide services other than assisting the Compensation Committee with executive compensation matters was made by members of management. Although the Compensation Committee did not specifically approve these engagements, the Compensation Committee has reviewed the other services provided by other MMC affiliates and, after consideration of such services and other factors prescribed by the SEC for purposes of assessing the independence of compensation advisors, has determined that no conflicts of interest exist between the Company and Mercer (or any individuals working on the Company’s account on Mercer’s behalf). In reaching this determination, the Compensation Committee considered the following factors, all of which were confirmed by Mercer:

•	Other than the services identified above, MMC provided no services to the Company during 2020;

•	The aggregate amount of fees paid or payable by the Company to MMC for 2020 represented less than 1% of MMC’s total revenue for 2020;

•	Mercer has established Global Business Standards to manage potential conflicts of interest for executive rewards consulting services, which policies and procedures were provided to the Company;

•

There are no business or personal relationships between our Mercer executive remuneration advisors and any member of the Compensation Committee other than in respect of (1) the services provided to the Company by Mercer as described above, or (2) work performed by Mercer for any other company, board of directors or compensation committee for which such Compensation Committee member also serves as an independent director;

•	Our Mercer executive remuneration advisors do not own stock in the Company; and

•

There are no business or personal relationships between our Mercer executive remuneration advisors, Mercer or other MMC affiliates and any executive officer of the Company other than in respect of the services provided to the Company as described above.

Role of Management in Executive Compensation Planning

Our CEO provides recommendations to the Compensation Committee regarding the compensation of our executive officers (other than for himself). Our CEO and President further participate in the executive compensation decision-making process as follows:

•	Present overall results of the Company’s performance and achievement of historical and go-forward business objectives and goals from management’s perspective;

•	Provide evaluations for all other executive officers and the CEO provides an evaluation for the President; and

•	Review peer group information and compensation recommendations and provides feedback regarding the potential impact of proposed compensation decisions.

Our President and Chief Financial Officer each evaluate the financial implications and affordability of the Company’s compensation program. Each of our executive officers (including our NEOs) may periodically participate in the compensation process and in Compensation Committee meetings at the invitation of the Compensation Committee to advise on performance and/or activity in areas with respect to which the executive has particular knowledge or expertise, and legal counsel may advise on matters with respect to which the individual has particular knowledge or expertise. None of our NEOs are members of the Compensation Committee or otherwise had any role in determining the compensation of our NEOs.

70	PROXY STATEMENT	KILROY REALTY

Market Review and Compensation Peer Group

The Compensation Committee reviews peer group data to assess the competitiveness of our executive compensation program and to help inform its decision-making process. The 2020 peer group consisted of the 15 publicly-traded REITs shown in the table below (referred to as our “peer group” in this Proxy Statement) and was the same as our 2019 peer group, except that Cousins Properties Inc. was added to the peer group because the Compensation Committee believed that it was an appropriate peer company based on it being an office-focused REIT with comparable revenues and Mack-Cali Realty Corp. was removed from the peer group because of relative size. The companies included in the 2020 peer group had equity market capitalization ranging from approximately $1.6 billion to approximately $39.1 billion as of December 31, 2020, and, as a group, had a median equity market capitalization of approximately $4.3 billion as of December 31, 2020. As of December 31, 2020, our total revenues, equity market capitalization, and total assets were above the median of the 2020 peer group.

Peer Group: KRC Alignment Characteristics

						Comparable Categories
Company	Total Revenues(1)	Equity Market Cap(2)		Total Assets(3)		Office REITS(4)	Equity Market Cap(5)	Total Revenues(6)	Total Assets(7)	W. Coast Concen- tration(8)
	(MM)	(MM	)	(MM	)
Digital Realty Trust, Inc.	$3,846	$39,086		$36,076		—	—	—	—	✓
Boston Properties, Inc.	$2,738	$14,714		$22,858		✓	—	—	—	✓
Alexandria Real Estate Equities, Inc.	$1,901	$24,050		$22,828		✓	—	—	—	✓
Realty Income Corporation	$1,652	$21,821		$20,740		—	—	✓	—	—
Healthpeak Properties, Inc.	$1,645	$16,275		$15,920		—	—	✓	✓	✓
SL Green Realty Corp.	$1,028	$4,324		$11,708		✓	✓	✓	✓	—
Douglas Emmett, Inc.	$888	$5,117		$9,251		✓	✓	✓	✓	✓
Hudson Pacific Properties, Inc.	$806	$3,643		$8,350		✓	✓	✓	✓	✓
Cousins Properties Incorporated	$748	$4,977		$7,107		✓	✓	✓	✓	—
Highwoods Properties, Inc.	$741	$4,118		$5,209		✓	✓	✓	✓	—
Paramount Group, Inc.	$696	$1,990		$8,554		✓	—	✓	✓	✓
The Macerich Company	$759	$1,595		$9,184		—	—	✓	✓	✓
Corporate Office Properties Trust	$611	$2,915		$4,077		✓	—	✓	—	—
Piedmont Office Realty Trust, Inc.	$535	$2,045		$3,740		✓	—	✓	—	—
Brandywine Realty Trust	$516	$2,032		$3,900		✓	—	✓	—	—
75th Percentile	$1,652	$16,275		$20,740		—	—	—	—	—
50th Percentile	$806	$4,324		$9,184		—	—	—	—	—
25th Percentile	$696	$2,045		$5,209		—	—	—	—	—
Kilroy Realty Corporation	$898	$6,615		$10,001		—	—	—	—	—

(1)	Per S&P Capital IQ database’s definition of Total Revenue, based on the trailing 12 months of publicly reported data as of March 26, 2021.

(2)	As of December 31, 2020, based on publicly-available information from the S&P Capital IQ database’s definition of Market Capitalization as of March 26, 2021.

(3)	Per S&P Capital IQ database’s definition of Total Assets, based on the most recently reported fiscal quarter as of March 26, 2021.

(4)	Office REITS as defined by the GICS Office REIT Sub-Industry.

(5)	Comparable firms based on equity market capitalization defined as those that fall within 0.5x — 2.0x of the Company’s market capitalization as of December 31, 2020.

(6)	Comparable firms based on total revenue defined as those that fall within 0.5x — 2.0x of the Company’s revenue level based on the information summarized in the chart.

(7)	Comparable firms based on asset size defined as those that fall within 0.5x — 2.0x of the Company’s asset level based on the information summarized in the chart.

(8)	Defined as possessing a significant portfolio of properties on the West Coast and/or being a significant West Coast talent competitor.

KILROY REALTY	PROXY STATEMENT	71

The Compensation Committee uses peer group compensation analyses, together with other reports and information prepared by Mercer for the Compensation Committee, to evaluate our executive compensation program generally and to inform its decision-making process. Differences in compensation levels for our NEOs are driven by the Compensation Committee’s assessment, in its judgment, of each of our executive’s responsibilities, experience and compensation levels for similar positions at companies in the peer group. Our pay positioning versus the peer group also incorporates the degree of expertise and experience needed to oversee and direct our active portfolio management strategy. For example, our strategy requires different skill sets than executives who focus primarily on managing cash flows from a more static investment portfolio. Further, our compensation levels reflect the need to attract, retain and incentivize talented and experienced individuals in the highly competitive West Coast employment and commercial real estate markets.

For 2020, the Compensation Committee did not set compensation levels at any specific level or percentile against the peer group data. Except as otherwise noted in this CD&A, the Compensation Committee’s executive compensation determinations are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee, the analysis and input from, and peer group data provided by, the Compensation Committee’s independent executive compensation consultant, as well as the Compensation Committee’s assessment of overall compensation trends and trends specific to the REIT market.

COMPENSATION GOVERNANCE PRACTICES

We maintain a number of compensation and governance-related policies described below that we believe represent current best practices.

Compensation and Governance Practices
Clawback policy
Anti-hedging policy
Anti-pledging policy
Robust stock ownership guidelines for executives and non-employee directors
Stock holding requirements
No single trigger change in control provisions
No excise tax gross-ups
Related party transactions policy
No repricing of underwater stock options without stockholder approval
Independent compensation consultant

Regular engagement with investors; since our 2020 annual meeting of stockholders, we reached out to stockholders who together own approximately 62% of our outstanding common stock and requested meetings to solicit their input. Our Lead Independent Director and Chair of the Compensation Committee personally led meetings with all stockholders who accepted such request

Compensation Clawback Policy

Under our clawback policy, subject to the discretion and approval of our Board, we may require reimbursement and/or cancellation of any bonus or other incentive compensation, including equity-based compensation, awarded to an executive officer, in any case where all of the following factors are present: (i) the award was predicated upon the achievement of certain financial results during the three fiscal years preceding the date of the Company’s most recent audited balance sheet (or any interim or other portion of such period of three fiscal years, or any more recent period) that were subsequently the subject of an accounting restatement due to material noncompliance by us with any financial reporting requirements under securities laws; (ii) the Board determines that the executive officer engaged in misconduct that was a substantial contributing cause to the need for the restatement; and (iii) a lower award would have been made to the executive officer based upon the restated financial results. In each instance, we may recover the individual executive officer’s entire annual bonus or any gain received from the award within

72	PROXY STATEMENT	KILROY REALTY

the relevant period, plus a reasonable rate of interest. These clawback provisions are in addition to the provisions of the Non-Competition, Non-Solicitation and Non-Disclosure Agreements we have entered into with our NEOs, described below under “Named Executive Officer Compensation Tables — Potential Payments Upon Termination or Change in Control” that provide for the executive to forfeit certain equity awards if he fails to comply with certain restrictive covenants in our favor.

Anti-Hedging Policy

We maintain a policy that restricts our directors, officers, certain other employees and their family members from engaging in any transaction that might allow them to gain from declines in the price of Company securities. Employees subject to our anti-hedging policy include employees that participate in our equity compensation plans, employees who, because of their job responsibilities, are considered more likely to have access to material non-public information (including employees in accounting, legal, and administration) and other employees who are in possession of material non-public information from time to time. Specifically, we prohibit transactions by these individuals using derivative securities, or otherwise participating in hedging, “stop loss” or other speculative transactions involving Company securities, including short-selling Company securities, trading in any puts, calls, covered calls or other derivative products involving Company securities, or writing purchase or call options, short sales and other similar transactions.

Anti-Pledging Policy

We have a policy prohibiting our NEOs and other Section 16 officers from pledging, or using as collateral, Company securities in order to secure personal loans, lines of credit or other obligations, which includes holding Company securities in an account that has been margined. Exceptions to this policy are granted where the securities pledged (i) are not needed to satisfy the minimum ownership level required by the Company’s stock ownership guidelines, as discussed below, (ii) do not total more than 10% of the individual’s total beneficial ownership of Company securities and (iii) are not utilized as part of any hedging strategy that would potentially immunize the individual against economic exposure to such securities. In addition, our Board may grant other exceptions to this policy in such circumstances as it may consider appropriate; however, no such other exceptions have been made.

Minimum Stock Ownership Guidelines

As part of our compensation philosophy, we believe that our NEOs should hold a significant amount of the Company’s stock to help align their long-term interests with those of our stockholders. Accordingly, we maintain minimum stock ownership guidelines applicable to all of our NEOs as reflected in the table below. Under the guidelines, each NEO has six years from the point of first being subject to the guidelines to satisfy the minimum guideline level of ownership. As of December 31, 2020, all of our NEOs who continue to serve as one of our executive officers had met the minimum required level of ownership or had time remaining in which to meet the guidelines.

Named Executive	Ownership Requirement as a % of Base Salary	Ownership Requirement Met as of December 31, 2020
John Kilroy	600%	Yes
Tyler Rose	300%	Yes
Michelle Ngo	300%	No*
Justin Smart	300%	Yes
A. Robert Paratte	300%	No*
Heidi Roth	300%	Yes

* The NEO has time remaining in which to meet the ownership guideline.

KILROY REALTY	PROXY STATEMENT	73

Stock Holding Requirements

Our stock ownership guidelines also provide that, if an executive falls short of the applicable level of stock ownership, the executive is expected to hold (and not sell) at least 50% of the net shares acquired upon exercise, vesting or payment, as the case may be, of any equity award granted by us to the executive. “Net shares” for this purpose means the total number of shares acquired by the executive pursuant to the award, after reduction for shares having a fair market value equal to the exercise price of the award (in the case of a stock option) and shares having a fair market value equal to the executive’s expected tax liability resulting from the award.

No Single Trigger Change in Control Severance Provisions

None of our executives have the benefit of any “single trigger” severance or equity award acceleration arrangements, meaning that severance benefits and accelerated vesting of equity awards are not triggered simply because a change in control transaction occurs.

No Excise Tax Gross-Ups

None of our executives’ agreements with the Company provide for tax “gross-up” payments.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally prohibits a publicly-held company from deducting compensation paid to a current or former named executive officer that exceeds $1 million during the tax year. Certain awards granted before November 2, 2017 that were based upon attaining pre-established performance measures that were set by the Compensation Committee under a plan approved by our stockholders, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit.

The Compensation Committee notes this deductibility limitation as one of the factors in its consideration of compensation matters. However, the Compensation Committee generally has the flexibility to take any compensation-related actions that it determines are in the Company’s and its stockholders’ best interest, including designing and awarding compensation for our executive officers that is not fully deductible for tax purposes. In addition, we believe that we qualify as a REIT under the Internal Revenue Code and are not subject to federal income taxes, meaning that the payment of compensation that is not deductible under Section 162(m) should not have a material adverse consequence to us, provided we continue to remain qualified as a REIT under the Internal Revenue Code.

74	PROXY STATEMENT	KILROY REALTY

COMPENSATION COMMITTEE MATTERS

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed our Compensation Discussion and Analysis section with management and, based on the review and discussions, recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement on Schedule 14A.

Executive Compensation Committee

Edward Brennan, PhD, Chair

Jolie Hunt

Gary Stevenson

The foregoing report of the Compensation Committee is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Dr. Brennan, Mr. Stevenson and Ms. Hunt were members of the Compensation Committee during all of 2020. No one who served on the Compensation Committee at any time during 2020 is or has been an executive officer of the Company or had any relationships requiring disclosure by the Company under the rules of the SEC requiring disclosure of certain relationships and related party transactions. None of our executive officers who served as a director of the Company or as a member of the Compensation Committee during the year ended December 31, 2020 served as a director or a member of a compensation committee (or other committee serving an equivalent function) for any other entity.

KILROY REALTY	PROXY STATEMENT	75

NAMED EXECUTIVE OFFICER COMPENSATION TABLES

The Summary Compensation Table quantifies the value of the different forms of compensation earned by or awarded to our NEOs for 2018, 2019 and 2020. The primary elements of each NEO’s total compensation reported in the table are base salary, a short-term incentive (annual cash bonus) and long-term incentive equity awards. Our NEOs also received the other benefits listed in column (i) of the Summary Compensation Table, as further described in the footnotes to the table.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each NEO’s employment agreement (other than Ms. Ngo and Mr. Paratte) regarding base salary and short-term incentive amounts is provided immediately following the Summary Compensation Table. The Grants of Plan-Based Awards table, and the accompanying disclosure following that table, provide information regarding the cash and equity awards granted to our NEOs in 2020. The Outstanding Equity Awards at Fiscal Year End and Option Exercises and Stock Vested tables provide further information on the NEOs’ potential realizable value and actual value realized with respect to their equity awards.

SUMMARY COMPENSATION TABLE — 2018, 2019 AND 2020

The following table sets forth summary information regarding compensation of our NEOs for all services rendered to us in all capacities in 2018, 2019 and 2020.

Name & Principal Position(s)	Year	Salary ($)		Bonus ($)	Stock Awards (1) ($)		Option Awards ($)	Non-Equi- ty Incen- tive Plan Compen- sation (2) ($)	Change in Pension Value & Non-qualified De- ferred Compensa- tion Earnings ($)	All Other Compen- sation (3) ($)	Total (4) ($)
(a)	(b)	(c)		(d)	(e)		(f)	(g)	(h)	(i)	(j)

John Kilroy	2020	1,225,000		—	7,125,084		—	2,962,500	—	591,912	11,904,496

Chief Executive Officer	2019	1,225,000		—	6,105,975		—	4,150,000	—	605,011	12,085,986

	2018	1,225,000		—	37,924,107		—	3,775,000	—	858,985	43,783,092
Tyler Rose	2020	550,000		—	1,917,102		—	563,750	—	129,106	3,159,958

President	2019	550,000		—	1,667,339		—	745,000	—	132,832	3,095,171

	2018	550,000		—	3,782,147		—	675,000	—	124,441	5,131,588
Michelle Ngo(5)	2020	310,000		215,000	290,068		—	—	—	50,547	865,615
Senior Vice President, Chief Financial Officer and Treasurer
Justin Smart	2020	550,000		—	1,917,102		—	570,625	—	129,538	3,167,265
Executive Vice President, Development and Construction Services	2019	550,000		—	1,515,788		—	745,000	—	115,674	2,926,462
	2018	550,000		—	3,103,083		—	675,000	—	116,872	4,444,955

A. Robert Paratte(6)	2020	500,000		—	1,715,326		—	487,500	—	88,601	2,791,427
Executive Vice President, Head of Leasing and Business Development
Heidi Roth(6)	2020	500,000		—	807,262		—	512,500	—	106,966	1,926,728
Executive Vice President, Chief Administrative Officer
Jeffrey Hawken(7)	2020	360,865	(8)	—	1,362,182	(9)	—	—	—	14,348,982	16,072,029
Former Executive Vice President and Chief Operating Officer	2019	675,000		—	1,870,442		—	1,575,000	—	162,340	4,282,782
	2018	675,000		—	3,986,125		—	1,575,000	—	172,120	6,408,245

76	PROXY STATEMENT	KILROY REALTY

(1)

The amounts reported in column (e) of the table above for each year reflect the aggregate accounting fair value of stock awards granted in the applicable year as computed in accordance with FASB Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation (determined as of the grant date of the awards, as the grant date of the awards is determined for accounting purposes). For information on the assumptions used in the accounting fair value computations, refer to Note 15 “— Share-Based and Other Compensation” in the Notes to Consolidated Financial Statements in the Company’s 2020 Form 10-K filed with the SEC. The amounts included in the Summary Compensation Table above, and in the tables below in this footnote, may not be indicative of the realized value of the awards if they vest.

As discussed in the CD&A, in 2018, 2019 and 2020 the Company granted annual long-term incentive award RSUs to the NEOs, the vesting of which is subject, in part, to the Company’s performance. As required by applicable SEC rules, the accounting fair value of the performance-based RSUs awarded in these years was determined based on the probable outcome (determined as of the grant date of the awards, as the grant date of the awards is determined for accounting purposes) of the performance-based conditions applicable to the awards. For these purposes, as of the grant date of the awards (as determined for accounting purposes) we determined that, other than as to the Company TSR Percentile Ranking performance condition applicable to the awards, the “target” level of performance was the probable outcome of the applicable performance-based conditions. Accordingly, for such portion of these awards, the accounting fair value is included for the NEOs as Stock Award compensation for the year in which the grant was made based on the “target” number of shares subject to the awards. For the portion of the performance-based awards that vest based on the Company’s TSR Percentile Ranking, the accounting fair value was included for the NEOs as Stock Award compensation for the year in which the grant was made based on a Monte Carlo simulation pricing model (which probability weights multiple potential outcomes) as of such grant date of the awards. For more information on the assumptions made in the Monte Carlo simulation pricing model, refer to Note 15 “— Share-Based and Other Compensation” in the Notes to Consolidated Financial Statements in the Company’s Form 10-K for the year in which the awards were granted. Under the terms of the performance-based awards at grant, for awards granted in 2020, between 0% and 225% (between 0% and 306.25% in the case of the awards granted to our CEO) of the target number of shares subject to the awards can vest, based on performance and the other vesting conditions applicable to the awards, and for awards granted in 2018 and 2019, between 0% and 200% (between 0% and 262.5% in the case of the awards granted to our CEO) of the target number of shares subject to the awards can vest, based on performance and the other vesting conditions applicable to the awards. The following tables present the accounting fair value (determined as described above as of the grant date of the awards) of the annual long-term incentive performance-based RSUs awarded to the NEOs in 2018, 2019 and 2020 under two sets of assumptions: (a) assuming that the target level of performance would be achieved as to the performance-based conditions other than the Company’s TSR Percentile Ranking, which we originally judged to be the probable outcome, and using the Monte Carlo simulation pricing model to value the portion of the awards that vest based on the Company’s TSR Percentile Ranking, and (b) assuming that the highest level of performance would be achieved (for awards granted in 2020, 225% of the target level for awards other than the CEO’s and 306.25% in the case of the awards granted to our CEO and for awards granted in 2018 and 2019, 200% of the target level for awards other than the CEO’s and 262.5% in the case of the awards granted to our CEO).

2018 Annual Performance-Based RSUs
Named Officer	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)
John Kilroy	$4,651,677	$11,812,517
Tyler Rose	$1,124,708	$2,200,091
Justin Smart	$1,022,444	$2,000,047
Jeffrey Hawken	$1,261,696	$2,468,058
2019 Annual Performance-Based RSUs
Named Officer	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)
John Kilroy	$4,605,926	$11,812,458
Tyler Rose	$1,117,304	$2,200,137
Justin Smart	$1,015,725	$2,000,112
Jeffrey Hawken	$1,253,383	$2,468,095

KILROY REALTY	PROXY STATEMENT	77

2020 Annual Performance-Based RSUs
Named Officer	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)
John Kilroy	$7,125,084	$21,437,613
Tyler Rose	$1,442,077	$3,206,420
Michelle Ngo	—	—
Justin Smart	$1,442,077	$3,206,420
A. Robert Paratte	$1,290,256	$2,868,853
Heidi Roth	$607,195	$1,350,081
Jeffrey Hawken	$1,024,636	$2,278,251

As discussed in the CD&A included in the Company’s 2019 Proxy Statement, the Company awarded additional RSUs to the NEOs in December 2018, the vesting of which is subject, in part, to the Company’s performance. For these purposes, the accounting fair value of the RSUs awarded in December 2018 that are subject to performance-based vesting conditions was included for the NEOs as Stock Award compensation for 2018 based on a Monte Carlo simulation pricing model (which probability weights multiple potential outcomes) as of the grant date of the awards. For more information on the assumptions made in this Monte Carlo simulation pricing model, refer to Note 15 “— Share-Based and Other Compensation” in the Notes to Consolidated Financial Statements in the Company’s 2018 Form 10-K filed with the SEC. Under the terms of these awards at grant, between 0% and 200% of the target number of shares subject to the awards can vest, based on performance and the other vesting conditions applicable to the awards. The following table presents the accounting fair value (determined as described above as of the grant date of the awards) of the December 2018 PRSUs awarded to the NEOs under two sets of assumptions: (a) using the Monte Carlo simulation pricing model, and (b) assuming that the highest level of performance would be achieved (200% of the target level).

December 2018 PRSUs
Named Officer	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)
John Kilroy	$18,272,486	$33,000,120
Tyler Rose	$1,107,417	$1,999,996
Justin Smart	$830,580	$1,500,028
Jeffrey Hawken	$1,107,417	$1,999,996

(2)

As described in the CD&A, each of the NEOs, other than Ms. Ngo and Mr. Hawken, received a short-term incentive under the Company’s 2020 annual incentive program in the amount reported in column (g) of the table. Ms. Ngo received a short-term incentive for 2020 in the amount reported in column (d) of the table.

(3)	The following table identifies the items reported in the “All Other Compensation” column of the table for each NEO in 2020:

Executive Officers	Employee Health- care Pre- miums	Medical Allow- ance	Life & Disability Insurance Premiums	Company Contribu- tions to Deferred Compen- sation Plan	Company Contribu- tions to 401(k)	Travel and Automo- bile-Re- lated Expens- es	Home Office / Other Expens- es	Finan- cial Planning Services	Club Dues	Reimburs- ement of Professi- onal Fees	Sever- ance Benefits	Total Benefits
John Kilroy	$7,799	$25,000	$327,202	$122,500	$13,000	$76,985	$4,714	—	$14,712	—	—	$591,912
Tyler Rose	$4,904	$25,000	—	$55,000	$13,000	$24,556	$3,146	$3,500	—	—	—	$129,106
Michelle Ngo	—	—	—	$31,000	$9,750	$9,789	$8	—	—	—	—	$50,547
Justin Smart	$7,799	$25,000	—	$55,000	$13,000	$28,739	—	—	—	—	—	$129,538
A. Robert Paratte	$7,799	—	—	$50,000	$13,000	$17,351	$451	—	—	—	—	$88,601
Heidi Roth	$7,799	$25,000	—	$50,000	$9,750	$14,340	$77	—	—	—	—	$106,966
Jeffrey Hawken	$4,454	$13,365	—	$36,087	$13,000	$9,787	$8,257	$23,831	$8,110	—	$14,232,091	$14,348,982

As discussed under “Certain Relationships and Related Party Transactions,” during 2020 the Company was a party to a time-sharing agreement with each of the Company’s Executive Vice Presidents and more senior officers for the lease of an aircraft that is owned by the Company. Our senior executives are actively involved in managing and overseeing the Company’s activities over a broad geographic area. The Company owns the aircraft to help maximize the business time and effectiveness of our executive team and avoid the time and scheduling constraints associated with commercial air travel. Such NEOs may, pursuant to the time-sharing agreement, use the aircraft for

78	PROXY STATEMENT	KILROY REALTY

personal travel when the aircraft is not being used for business purposes. In addition, if there is open space available on a flight that has been arranged for business purposes, a non-business guest of an NEO may on occasion travel on that flight. Except for $23,099 and $499 of costs included in the travel column above for Messrs. Kilroy and Hawken, respectively, the aggregate incremental costs, as discussed under “Certain Relationships and Related Party Transactions,” of any personal use of the aircraft by an NEO during 2020 were paid for by the NEO pursuant to the NEO’s time-sharing agreement.

As discussed below under “— Potential Payments upon Termination or Change in Control”, in 2020 Mr. Hawken received cash severance payments equal to $14,050,540, continued health benefits under COBRA at a cost of $171,551, and $10,000 for reimbursement of legal fees incurred by Mr. Hawken in connection with the negotiation of his separation agreement.

(4)

The amounts reported in column (j) of the table above include amounts that have been deferred under our Deferred Compensation Plan. For further information regarding our Deferred Compensation Plan, see above under “Compensation Discussion and Analysis — Deferred Compensation Plan.” For an additional description of the amounts deferred, see the Nonqualified Deferred Compensation table on page 88.

(5)

Ms. Ngo became an executive officer of the Company in connection with her promotion to Senior Vice President, Chief Financial Officer and Treasurer in December 2020. In accordance with applicable SEC rules, only compensation information for the year in which she was a named executive officer is included in the table above.

(6)	In accordance with applicable SEC rules, only compensation information for the year in which Mr. Paratte or Ms. Roth was a named executive officer is included in the table above.

(7)	Mr. Hawken’s employment with the Company ended effective July 13, 2020.

(8)	Mr. Hawken’s annualized rate of base salary for 2020 was $675,000. The actual salary paid to Mr. Hawken for 2020 was $360,865 as his employment with the Company ended in July 2020.

(9)	This award was forfeited in connection with Mr. Hawken’s termination of employment.

Employment Agreements — Salary and Short-Term Incentive (Annual Cash Bonus) Amounts

We have entered into employment agreements with each of Messrs. Kilroy, Hawken, Rose and Smart and Ms. Roth. The provisions of these agreements regarding severance, as well as Mr. Hawken’s Separation Agreement, are discussed under “Potential Payments Upon Termination or Change in Control” below. During 2020, we did not have an employment agreement with Ms. Ngo or Mr. Paratte.

John Kilroy

Mr. Kilroy entered into a new amended and restated employment agreement with the Company effective December 27, 2018. The term of Mr. Kilroy’s amended and restated employment agreement is scheduled to end on December 31, 2023, subject to earlier termination in connection with a termination of Mr. Kilroy’s employment, and is not subject to automatic extensions of the term. The agreement provides for an initial annual base salary of $1,225,000 and that the Compensation Committee will review Mr. Kilroy’s base salary each year during the term of the agreement and has discretion to increase (but not decrease) his base salary level. The agreement also provides for Mr. Kilroy’s target short-term incentive award (annual cash bonus) to be set at not less than $3,000,000 and his annual equity incentive award to be set at not less than $6,000,000, with the Compensation Committee to determine Mr. Kilroy’s actual cash and equity incentive award amounts each year. The agreement also provides for Mr. Kilroy to participate in the Company’s long-term incentive plan applicable to senior executives, pursuant to which the Compensation Committee has the discretion to grant certain equity awards, as well as participation in the Company’s executive and employee compensation and benefit plans and programs, reimbursement of business expenses, an auto allowance, an annual physical examination, an annual payment equal to $130,768 for Mr. Kilroy’s supplemental life insurance premiums and an annual payment up to $250,000 for Mr. Kilroy’s disability insurance premiums. The agreement does not provide for tax gross-up payments from us for any elements of compensation, including for excise taxes imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Provisions of Mr. Kilroy’s agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed under the applicable sections of this Proxy Statement.

Tyler Rose

Mr. Rose entered into an employment agreement with the Company effective January 28, 2016. The term of the employment agreement was originally scheduled to end on March 1, 2020 but has been extended to March 1, 2021 pursuant to the agreement’s provision for an automatic one-year extension each year unless either party provides notice that the agreement will not be extended, subject to earlier termination in connection with a termination of Mr. Rose’s employment. The employment agreement provides for an initial annual base salary of $500,000 and provides that the Compensation Committee will review Mr. Rose’s base salary each year during the term of the agreement and has discretion to increase (but not decrease) his base salary level. The agreement also provides for Mr. Rose’s target short-term incentive award to be set at not less than 100% of his annual base salary and his annual equity incentive award to have a target grant date value of not less than 100% of his annual base salary. The agreement also provides for Mr. Rose to participate in any outperformance incentive award plan applicable to

KILROY REALTY	PROXY STATEMENT	79

senior executives that may be adopted by the Board, as well as participation in the Company’s executive and employee compensation and benefit plans and programs and reimbursement of business expenses. The agreement does not provide for tax gross-up payments from us for any elements of compensation, including for excise taxes imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Provisions of Mr. Rose’s agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed under the applicable sections of this Proxy Statement.

Justin Smart

Mr. Smart entered into an employment letter agreement with the Company dated January 28, 2016. The term of the employment letter agreement was originally scheduled to end on March 1, 2020 but has been extended to March 1, 2021 pursuant to the agreement’s provision for an automatic one-year extension each year unless either party provides notice that the letter agreement will not be extended, subject to earlier termination in connection with a termination of Mr. Smart’s employment. The agreement provides for an initial base salary of $500,000 and provides that the Compensation Committee will review Mr. Smart’s base salary each year during the term of the agreement and has discretion to increase (not decrease) his base salary level. The agreement also provides for Mr. Smart’s target short-term incentive award to be set at not less than 100% of his annual base salary and his annual equity incentive award to have a target grant date value of not less than 100% of his annual base salary. The agreement also provides for Mr. Smart to participate in the Company’s executive and employee benefit plans and programs. The agreement does not provide for tax gross-up payments from us for any elements of compensation, including for excise taxes imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Provisions of Mr. Smart’s agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed under the applicable sections of this Proxy Statement.

Heidi Roth

Ms. Roth entered into an employment letter agreement with the Company dated January 28, 2016. The term of the employment letter agreement was originally scheduled to end on March 1, 2020 but has been extended to March 1, 2021 pursuant to the agreement’s provision for an automatic one-year extension each year unless either party provides notice that the letter agreement will not be extended, subject to earlier termination in connection with a termination of Ms. Roth’s employment. The agreement provides for an initial base salary of $350,000 and provides that the Compensation Committee will review Ms. Roth’s base salary each year during the term of the agreement and has discretion to increase (not decrease) her base salary level. The agreement also provides for Ms. Roth’s target short-term incentive award to be set at not less than 100% of her annual base salary and her annual equity incentive award to have a target grant date value of not less than 100% of her annual base salary. The agreement also provides for Ms. Roth to participate in the Company’s executive and employee benefit plans and programs. The agreement does not provide for tax gross-up payments from us for any elements of compensation, including for excise taxes imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Provisions of Ms. Roth’s agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed under the applicable sections of this Proxy Statement.

Jeffrey Hawken

Mr. Hawken entered into an amended and restated employment agreement with the Company effective December 31, 2015. The term of Mr. Hawken’s amended and restated employment agreement was scheduled to end on March 1, 2019, but was extended through March 1, 2020, and again from March 1, 2020 through March 1, 2021, by the agreement of Mr. Hawken and the Company, subject to earlier termination in connection with a termination of Mr. Hawken’s employment. The agreement provided for an initial annual base salary of $675,000 and that the Compensation Committee would review Mr. Hawken’s base salary each year during the term of the agreement and had discretion to increase (but not decrease) his base salary level. The agreement also provided for Mr. Hawken’s target short-term incentive award to be set at 200% of his annual base salary and his annual equity incentive award to have a target grant date fair value of not less than 200% of his annual base salary. The agreement also provided for Mr. Hawken to participate in any outperformance incentive award plan applicable to senior executives that may be adopted by the Board, as well as participation in the Company’s executive and employee compensation and benefit plans and programs, including an auto allowance, an annual physical examination and an annual payment up to $25,000 for tax and financial planning services. The agreement did not provide for tax gross-up payments from us for any elements of compensation, including for excise taxes imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code.

80	PROXY STATEMENT	KILROY REALTY

GRANTS OF PLAN-BASED AWARDS — 2020

The following table sets forth summary information regarding the incentive awards granted to our NEOs during 2020.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date(1)		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(2)	Target (#)	Maxi- mum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards; Number of Se- curities Under- lying Options (#)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
John Kilroy	1/31/2020		—	—	—	5,298	84,777	259,629	—	—	—	7,125,084
	1/31/2020		—	3,000,000	4,500,000	—	—	—	—	—	—	—
Tyler Rose	1/31/2020		—	—	—	—	—	—	5,753	—	—	475,025
	1/31/2020		—	—	—	4,314	17,259	38,832	—	—	—	1,442,077
	1/31/2020		—	550,000	825,000	—	—	—	—	—	—	—
Michelle Ngo	1/31/2020		—	—	—	—	—	—	3,513	—	—	290,068
Justin Smart	1/31/2020		—	—	—	—	—	—	5,753	—	—	475,025
	1/31/2020		—	—	—	4,314	17,259	38,832	—	—	—	1,442,077
	1/31/2020		—	550,000	825,000	—	—	—	—	—	—	—
A. Robert Paratte	1/31/2020		—	—	—	—	—	—	5,148	—	—	425,070
	1/31/2020		—	—	—	3,860	15,442	34,744	—	—	—	1,290,256
	1/31/2020		—	500,000	750,000	—	—	—	—	—	—	—
Heidi Roth	1/31/2020		—	—	—	—	—	—	2,423	—	—	200,067
	1/31/2020		—	—	—	1,816	7,267	16,350	—	—	—	607,195
	1/31/2020		—	500,000	750,000	—	—	—	—	—	—	—
Jeffrey Hawken	1/31/2020		—	—	—	—	—	—	4,088	—	—	337,546
	1/31/2020	(4)	—	—	—	3,065	12,263	27,591	—	—	—	1,024,636
	1/31/2020		—	1,350,000	2,025,000	—	—	—	—	—	—	—

(1)	The table includes the target and maximum 2020 short-term incentives for the NEOs, as well as the time-based RSUs and performance-based RSUs that were granted to each of the NEOs in 2020.

(2)

The threshold level of the performance-based RSUs granted in January 2020 is presented based on achieving the threshold level of FFO Per Share for 2020 and without giving effect to any adjustment for the Company’s TSR Percentile Ranking or Average Debt to EBITDA Ratio over the three-year performance period.

(3)

These amounts present the aggregate accounting fair value of the equity awards computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation determined as of the grant date of the awards. For information on the assumptions used in the accounting fair value computations, refer to Note 15 “— Share-Based Compensation” in the Notes to Consolidated Financial Statements in the Company’s 2020 Form 10-K filed with the SEC. Also see footnote (1) to the Summary Compensation Table above.

(4)	Mr. Hawken’s performance-based RSUs granted in January 2020 were forfeited in connection with the termination of his employment in July 2020.

KILROY REALTY	PROXY STATEMENT	81

DESCRIPTION OF PLAN-BASED AWARDS

Columns (d) and (e) of the Grants of Plan-Based Awards table above report the target and maximum, respectively, short-term incentive award levels for our NEOs for 2020. The 2020 short-term incentive awards actually paid to our NEOs are presented in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” Ms. Ngo did not have a target or maximum 2020 short-term incentive and her 2020 short-term incentive is presented in the Summary Compensation Table under the heading “Bonus.” See the “Short-Term Incentives” section of the CD&A for a discussion of our performance measurement framework and the 2020 short-term incentive awards for our NEOs.

Each of the equity incentive awards reported in the above table was granted under, and is subject to, the terms of the 2006 Plan. The Compensation Committee administers the 2006 Plan. The Compensation Committee has authority to interpret the plan provisions and to make all required determinations under the plan. Awards granted under the plan are generally only transferable by the NEO by will or the laws of descent and distribution.

Each NEO may be entitled to accelerated vesting of his or her outstanding equity incentive awards upon certain terminations of employment with the Company or if the awards are to be terminated in connection with a change in control of the Company. The terms of this accelerated vesting are described in this section and below under “— Potential Payments Upon Termination or Change in Control.”

Each RSU subject to the awards described below represents a contractual right to receive one share of our common stock. Payment will generally be made as the RSUs become vested, although the NEO may generally elect to have the RSUs paid on a deferred basis. Subject to the NEO’s employment agreement or the award agreement evidencing the RSUs, if an NEO’s employment terminates for any reason during the vesting period, any RSUs that have not previously vested will terminate.

The NEOs do not have the right to vote or dispose of the RSUs subject to these awards, but do have the right to receive dividend equivalents (in cash or stock) based on the amount of dividends (if any) paid by the Company during the term of the award on a number of shares equal to the number of outstanding and unpaid RSUs then subject to the award. Any such dividend equivalents are credited in the form of additional RSUs that are subject to the same vesting requirements as the RSUs to which they relate.

Time-Based RSUs

Column (i) of the Grants of Plan-Based Awards table above reports awards of RSUs granted to our NEOs in January 2020 that vest based solely on the executive’s continued employment or service with the Company. Each of the annual long-term incentive awards granted in January 2020 is subject to a three-year vesting schedule, with one-third of the award vesting on January 5th in each of the three years following the year of the grant date.

Performance-Based RSUs

Columns (f) through (h) of the Grants of Plan-Based Awards table above report awards of performance-based RSUs granted to our NEOs in January 2020.

As described more fully above under “Compensation Discussion and Analysis — 2020 Named Executive Officer Compensation,” the percentage of performance-based RSUs granted in February 2020 that become eligible to vest range from 0% to 225% of the RSUs subject to the award (0% to 306.25% in the case of the award granted to our CEO) depending on the Company’s FFO Per Share for 2020 and its TSR Percentile Ranking relative to the Company’s peer group and Average Debt to EBITDA Ratio for the 2020-2022 performance period.

For 2020, the FFO Per Share performance condition was determined to have been satisfied at 100% of the target level. Accordingly, between approximately 50% and 150% of the target number of RSUs subject to each award (25% to 175% in the case of the award granted to our CEO) is eligible to vest based on the Company’s TSR Percentile Ranking and Average Debt to EBITDA Ratio for 2020-2022 and on the NEO’s continued employment through the date the Compensation Committee determines the level of achievement of the performance goals.

In general, for purposes of these performance awards, “FFO Per Share” means the Company’s funds from operations during 2020, determined in accordance with the White Paper on Funds From Operations approved by the Board of Governors of the

82	PROXY STATEMENT	KILROY REALTY

National Association of Real Estate Investment Trusts, adjusted to exclude the impact of acquisition-related expenses, non-cash charges, non-budgeted compensation costs, any expense associated with variable accounting for certain equity-based awards, the impact of mergers, dispositions of property (to the extent that such dispositions exceed the midpoint of the range estimated in the Company’s business plan for the applicable year) and similar corporate transactions, the impact of any changes in accounting principles or practices, and the impact of other extraordinary items not contemplated by the Compensation Committee on the grant date, and including revenue that would have been included in earnings but is not recognized due to tenant delays and any lost revenue from restructuring of certain leases, divided by the weighted average common shares of the Company outstanding for 2020, calculated on a diluted basis, including participating share-based awards (i.e., unvested stock and time-based RSUs), the dilutive impact of stock options and contingently issuable shares and assuming the exchange of all common limited partnership units outstanding. If the Company’s FFO Per Share for 2020 was less than $4.01, the award would be forfeited in full. If the Company’s FFO Per Share for 2020 was $4.01, the percentage of the target number of shares subject to the award that will become “Banked Shares” would be 50% (25% in the case of the award granted to our CEO). If the Company’s FFO Per Share for 2020 was $4.11 (target), the percentage of the target number of shares subject to the award that will become Banked Shares would be 100%. If the Company’s FFO Per Share for 2020 was $4.21 or greater, the percentage of the target number of shares subject to the award that will become Banked Shares would be 150% (175% in the case of the award granted to our CEO). For an FFO Per Share amount between these levels, the number of Banked Shares would be determined on a pro-rata basis.

In general, for purposes of these awards, the “TSR Percentile Ranking” for the performance period (2020-2022) will be determined as follows: the percentile ranking of the Company’s TSR for the performance period will be determined against the TSRs for the performance period for the companies included in the SNL US REIT Office Index on the first date of the performance period that remain included in such Index through the end of the performance period. These calculations will be based on average closing stock prices during the twenty-trading day period immediately prior to the start of the performance period and the twenty-trading day period at the end of the performance period, assuming dividend reinvestment and adjusted to mitigate the impact of stock splits, stock dividends and reverse stock splits. If the TSR Percentile Ranking is the 80th percentile or greater, the TSR modifier as to 50% of the Banked Shares will be 150% (175% in the case of the award granted to our CEO). If the TSR Percentile Ranking is the 50th percentile, the TSR modifier as to 50% of the Banked Shares will be 100%. If the TSR Percentile Ranking is the 20th percentile or lower, the TSR modifier as to 50% of the Banked Shares will be 50% (25% in the case of the award granted to our CEO). For a TSR Percentile Ranking between these levels, the TSR modifier will be determined on a pro-rata basis.

In general, for purposes of these awards, the “Average Debt to EBITDA Ratio” for the performance period (2020-2022) will be determined as the average of the Company’s Annual Debt to EBITDA Ratio (as defined below) for each of 2020, 2021 and 2022. The Company’s “Annual Debt to EBITDA Ratio” will be determined as the average of the Company’s consolidated net debt balances (that is debt less cash on hand) at the end of each quarter of the applicable year, divided by the Company’s EBITDA for the applicable year. The Company’s EBITDA will be determined as the Company’s consolidated earnings before interest expense, depreciation and amortization, gain/loss on early extinguishment of debt, gains and losses on depreciable real estate, net income attributable to noncontrolling interests, preferred dividends and distributions, original issuance costs of redeemed preferred stock and preferred units and impairment losses. EBITDA and net debt, as applicable, will be adjusted to exclude the impact of acquisition-related expenses, non-cash charges, non-budgeted compensation costs, any expense associated with variable accounting for certain equity-based awards, the impact of mergers, dispositions of property (to the extent that such dispositions exceed the midpoint of the range estimated in the Company’s business plan for the applicable year) and similar corporate transactions, the impact of any changes in accounting principles or practices, and the impact of other extraordinary items not contemplated by the Compensation Committee on the grant date, and including revenue that would have been included in earnings but is not recognized due to tenant delays, any lost revenue from restructuring of certain leases, and any unbudgeted earnings (to the extent no otherwise included in earnings) from leases that are entered into but for which the property has not been delivered for occupancy. If the Average Debt to EBITDA Ratio is 7.10x or less, the debt to EBITDA modifier as to 50% of the Banked Shares will be 150% (175% in the case of the award granted to our CEO). If the Average Debt to EBITDA Ratio is 7.60x, the debt to EBITDA modifier as to 50% of the Banked Shares will be 100%. If the Average Debt to EBITDA Ratio is 8.10x or higher, the debt to EBITDA modifier as to 50% of the Banked Shares will be 50% (25% in the case of the award granted to our CEO). For an Average Debt to EBITDA Ratio between these levels, the debt to EBITDA modifier will be determined on a pro-rata basis.

KILROY REALTY	PROXY STATEMENT	83

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END — 2020

The following table sets forth summary information regarding the outstanding equity awards held by each of our NEOs as of December 31, 2020, including the vesting dates for the portions of these awards that had not vested as of that date.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
John Kilroy	2/14/2018	—	—	—	—	—	8,111(3)	465,571	—	—
	2/14/2018	—	—	—	—	—	—	—	127,740(4)	7,332,276
	12/27/2018	—	—	—	—	—	230,429(5)	13,226,625	—	—
	12/27/2018	—	—	—	—	—	—	—	281,637(6)	16,165,964
	2/1/2019	—	—	—	—	—	15,042(7)	863,411	—	—
	2/1/2019	—	—	—	—	—	—	—	118,447(8)	6,798,858
	1/31/2020	—	—	—	—	—	—	—	86,956(9)	4,991,275
Tyler Rose	2/14/2018	—	—	—	—	—	2,975(3)	170,765	—	—
	2/14/2018	—	—	—	—	—	—	—	26,766(4)	1,536,368
	12/27/2018	—	—	—	—	—	17,069(5)	979,761	—	—
	12/27/2018	—	—	—	—	—	—	—	17,069(6)	979,761
	2/1/2019	—	—	—	—	—	5,516(7)	316,618	—	—
	2/1/2019	—	—	—	—	—	—	—	24,819(8)	1,424,611
	1/31/2020	—	—	—	—	—	—	—	17,703(9)	1,016,152
	1/31/2020	—	—	—	—	—	5,901(10)	338,717	—	—
Michelle Ngo	2/14/2018	—	—	—	—	—	1,100(3)	63,140	—	—
	12/27/2018	—	—	—	—	—	1,067(5)	61,246	—	—
	12/27/2018	—	—	—	—	—	—	—	1,067(6)	61,246
	2/1/2019	—	—	—	—	—	2,407(7)	138,162	—	—
	1/31/2020	—	—	—	—	—	3,603(10)	206,812	—	—
Justin Smart	2/14/2018	—	—	—	—	—	2,704(3)	155,210	—	—
	2/14/2018	—	—	—	—	—	—	—	24,332(4)	1,396,657
	12/27/2018	—	—	—	—	—	12,802(5)	734,835	—	—
	12/27/2018	—	—	—	—	—	—	—	12,802(6)	734,835
	2/1/2019	—	—	—	—	—	5,014(7)	287,804	—	—
	2/1/2019	—	—	—	—	—	—	—	22,563(8)	1,295,116
	1/31/2020	—	—	—	—	—	—	—	17,703(9)	1,016,152
	1/31/2020	—	—	—	—	—	5,901(10)	338,717	—	—

84	PROXY STATEMENT	KILROY REALTY

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
A. Robert Paratte	2/14/2018	—	—	—	—	—	1,801(3)	103,377	—	—
	2/14/2018	—	—	—	—	—	—	—	16,230(4)	931,602
	12/27/2018	—	—	—	—	—	8,534(5)	489,852	—	—
	12/27/2018	—	—	—	—	—	—	—	8,535(6)	489,909
	2/1/2019	—	—	—	—	—	3,340(7)	191,716	—	—
	2/1/2019	—	—	—	—	—	—	—	15,049(8)	863,813
	1/31/2020	—	—	—	—	—	5,280(10)	303,072	—	—
	1/31/2020	—	—	—	—	—	—	—	15,839(9)	909,159
Heidi Roth	2/14/2018	—	—	—	—	—	904(3)	51,890	—	—
	2/14/2018	—	—	—	—	—	—	—	8,103(4)	465,112
	12/27/2018	—	—	—	—	—	8,534(5)	489,852	—	—
	12/27/2018	—	—	—	—	—	—	—	8,535(6)	489,909
	2/1/2019	—	—	—	—	—	2,006(7)	115,144	—	—
	2/1/2019	—	—	—	—	—	—	—	9,026(8)	518,092
	1/31/2020	—	—	—	—	—	—	—	7,454(9)	427,860
	1/31/2020	—	—	—	—	—	2,485(10)	142,639	—	—
Jeffrey Hawken		—	—	—	—	—	—	—	—	—

(1)

The number of shares or units shown in columns (h) and (j) includes dividend equivalents credited with respect to the award as of December 31, 2020. Dividend equivalents vest at the same time and subject to the same conditions as the award to which they relate.

(2)

The dollar amounts shown in columns (i) and (k) are determined by multiplying the number of shares or units reported in columns (h) and (j), respectively, by $57.40 (the Company’s closing stock price on December 31, 2020).

(3)	The unvested portion of these awards was scheduled to vest on January 5, 2021.

(4)

These are the unvested portions of the performance-based RSUs granted to our NEOs in February 2018, which are scheduled to vest on a three-year “cliff” basis on the first date following December 31, 2020 on which the Compensation Committee determines that the performance vesting conditions have been achieved by the Company. The number of performance-based RSUs that vest on that date will be determined by (1) determining the number of “Banked Shares” for the award by multiplying the target number of RSUs subject to the award by a percentage between 0% and 150% (0% and 175% in the case of the award granted to our CEO), determined based on the Company’s FFO Per Share for 2018 against a pre-established target, (2) multiplying 50% of the Banked Shares by a percentage between 66.6667% and 133.3333% (50% and 150% in the case of the award granted to our CEO) based on the Company’s TSR Percentile Ranking for the three-year period 2018-2020, and (3) multiplying 50% of the Banked Shares by a percentage between 66.6667% and 133.3333% (50% and 150% in the case of the award granted to our CEO) based on the Company’s Average Debt to EBITDA Ratio for the three-year period 2018-2020. These awards vested in January 2021 as to 175% (218.75% in the case of the award granted to our CEO) of the target number of shares subject to the awards, and the table above reflects the actual number of RSUs subject to these awards that vested.

(5)	The unvested portion of these awards were scheduled to vest in two equal installments on January 5, 2022 and January 5, 2023.

(6)

These are the unvested portions of the performance-based RSUs granted to our NEOs in December 2018, which are scheduled to vest based on the Company’s Relative TSR for the four year period 2019-2022. The Compensation Committee will first determine the number of performance-based RSUs that will be eligible to vest based on the Company’s Relative TSR for the three year period 2019-2021 (with such number, the “Initial Number of PRSUs”). The Initial Number of PRSUs will be determined by multiplying the target number of RSUs subject to the award by a percentage between 0% and 200% based on the Company’s Relative TSR for the three year period 2019-2021. 75% of the Initial Number of PRSUs will vest on January 5, 2022. The Compensation Committee will then determine the final number of performance-based RSUs that will be eligible to vest based on the Company’s Relative TSR for the four year period 2019-2022 (with such number, the “Final Number of PRSUs”). The Final Number of PRSUs will range from reducing the Initial Number of PRSUs by 25% and multiplying the target number of RSUs subject to the

KILROY REALTY	PROXY STATEMENT	85

award by 200% based on the Company’s Relative TSR for the four year period 2019-2022. The difference between the Final Number of PRSUs and the Initial Number of PRSUs will vest on January 5, 2023. The amounts presented in the chart above reflect the target number of shares subject to the award.

(7)	The unvested portions of these awards were scheduled to vest in two installments on January 5, 2021 and January 5, 2022.

(8)

These are the unvested portions of the performance-based RSUs granted to our NEOs in February 2019, which are scheduled to vest on a three-year “cliff” basis on the first date following December 31, 2021 on which the Compensation Committee determines that the performance vesting conditions have been achieved by the Company. The number of performance-based RSUs that vest on that date will be determined by (1) determining the number of “Banked Shares” for the award by multiplying the target number of RSUs subject to the award by a percentage between 0% and 150% (0% and 175% in the case of the award granted to our CEO), determined based on the Company’s FFO Per Share for 2019 against a pre-established target, (2) multiplying 50% of the Banked Shares by a percentage between 66.6667% and 133.3333% (50% and 150% in the case of the award granted to our CEO) based on the Company’s TSR Percentile Ranking for the three-year period 2019-2021, and (3) multiplying 50% of the Banked Shares by a percentage between 66.6667% and 133.3333% (50% and 150% in the case of the award granted to our CEO) based on the Company’s Average Debt to EBITDA Ratio for the three-year period 2019-2021. The amounts presented in the chart above reflect the number of Banked Shares for the award based on our actual FFO Per Share for 2019, representing 150% of the target number of shares subject to the award (and 175% of the target number of shares subject to the award granted to our CEO). For purposes of the chart above, no adjustment has been made for the TSR Percentile Ranking and the Average Debt to EBITDA Ratio.

(9)

These are the unvested portions of the performance-based RSUs granted to our NEOs in January 2020, which are scheduled to vest on a three-year “cliff” basis on the first date following December 31, 2022 on which the Compensation Committee determines that the performance vesting conditions have been achieved by the Company. The number of performance-based RSUs that vest on that date will be determined by (1) determining the number of “Banked Shares” for the award by multiplying the target number of RSUs subject to the award by a percentage between 0% and 150% (0% and 175% in the case of the award granted to our CEO), determined based on the Company’s FFO Per Share for 2020 against a pre-established target, (2) multiplying 50% of the Banked Shares by a percentage between 50% and 150% (25% and 175% in the case of the award granted to our CEO) based on the Company’s TSR Percentile Ranking for the three-year period 2020-2022, and (3) multiplying 50% of the Banked Shares by a percentage between 50% and 150% (25% and 175% in the case of the award granted to our CEO) based on the Company’s Average Debt to EBITDA Ratio for the three-year period 2020-2022. The amounts presented in the chart above reflect the number of Banked Shares for the award based on our actual FFO Per Share for 2020, representing 100% of the target number of shares subject to the award. For purposes of the chart above, no adjustment has been made for the TSR Percentile Ranking and the Average Debt to EBITDA Ratio.

(10)	The unvested portions of these awards were scheduled to vest in three installments on January 5, 2021, January 5, 2022 and January 5, 2023.

86	PROXY STATEMENT	KILROY REALTY

OPTION EXERCISES AND STOCK VESTED — 2020

The following table summarizes the vesting of stock awards during 2020 that were previously granted to our NEOs. None of our NEOs exercised any Company stock options during 2020.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
(a)	(b	)	(c	)
John Kilroy	123,821	(2)	9,909,063	(2)
Tyler Rose	29,976	(3)	2,437,755	(3)
Michelle Ngo	3,533	(4)	286,834	(4)
Justin Smart	25,773	(5)	2,124,625	(5)
A. Robert Paratte	13,882	(6)	1,146,262	(6)
Heidi Roth	8,263	(7)	666,314	(7)
Jeffrey Hawken	178,778	(8)	11,031,608	(8)

(1)   The dollar amounts shown in column (c) above are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of our common stock on the vesting date.

(2)   Includes (i) 101,949 RSUs (including RSUs that were issued as dividend equivalents and were subject to vesting requirements) that vested during 2020 with a value of $8,427,911 and (ii) 21,872 RSUs with a value of $1,481,152 that were issued as dividend equivalents during 2020 and that (in accordance with the terms of the applicable awards granted in past years) were fully-vested upon issuance. Of these RSUs, 15,882 were deferred pursuant to our deferred compensation program and are included in the “Registrant Contributions in Last FY” column of the Nonqualified Deferred Compensation — 2020 table below.

(3)   Includes (i) 26,212 RSUs (including RSUs that were issued as dividend equivalents and were subject to vesting requirements) that vested during 2020 with a value of $2,167,949 and (ii) 3,764 RSUs with a value of $269,806 that were issued as dividend equivalents during 2020 and that (in accordance with the terms of the applicable awards granted in past years) were fully-vested upon issuance. Of these RSUs, 4,684 were deferred pursuant to our deferred compensation program and are included in the “Registrant Contributions in Last FY” column of the Nonqualified Deferred Compensation — 2020 table below.

(4)   Includes (i) 3,073 RSUs (including RSUs that were issued as dividend equivalents and were subject to vesting requirements) that vested during 2020 with a value of $255,182 and (ii) 460 RSUs with a value of $31,652 that were issued as dividend equivalents during 2020 and that (in accordance with the terms of the applicable awards granted in past years) were fully-vested upon issuance. Of these RSUs, 311 were deferred pursuant to our deferred compensation program and are included in the “Registrant Contributions in Last FY” column of the Nonqualified Deferred Compensation — 2020 table below.

(5)   Includes (i) 23,830 RSUs (including RSUs that were issued as dividend equivalents and were subject to vesting requirements) that vested during 2020 with a value of $1,970,978 and (ii) 1,943 RSUs with a value of $153,647 that were issued as dividend equivalents during 2020 and that (in accordance with the terms of the applicable awards granted in past years) were fully-vested upon issuance. Of these RSUs, 335 were deferred pursuant to our deferred compensation program and are included in the “Registrant Contributions in Last FY” column of the Nonqualified Deferred Compensation — 2020 table below.

(6)   Includes (i) 12,728 RSUs (including RSUs that were issued as dividend equivalents and were subject to vesting requirements) that vested during 2020 with a value of $1,052,971 and (ii) 1,154 RSUs with a value of $93,291 that were issued as dividend equivalents during 2020 and that (in accordance with the terms of the applicable awards granted in past years) were fully-vested upon issuance. Of these RSUs, 10,499 were deferred pursuant to our deferred compensation program and are included in the “Registrant Contributions in Last FY” column of the Nonqualified Deferred Compensation — 2020 table below.

(7)   Includes (i) 6,970 RSUs (including RSUs that were issued as dividend equivalents and were subject to vesting requirements) that vested during 2020 with a value of $576,682 and (ii) 1,293 RSUs with a value of $89,632 that were issued as dividend equivalents during 2020 and that (in accordance with the terms of the applicable awards granted in past years) were fully-vested upon issuance. Of these RSUs, 838 were deferred pursuant to our deferred compensation program and are included in the “Registrant Contributions in Last FY” column of the Nonqualified Deferred Compensation — 2020 table below.

(8)   Includes (i) 158,059 RSUs (including RSUs that were issued as dividend equivalents and were subject to vesting requirements) that vested during 2020 with a value of $9,741,765 and (ii) 20,719 RSUs with a value of $1,289,843 that were issued as dividend equivalents during 2020 and that (in accordance with the terms of the applicable awards granted in past years) were fully-vested upon issuance. Of these RSUs, 11,896 were deferred pursuant to our deferred compensation program and are included in the “Registrant Contributions in Last FY” column of the Nonqualified Deferred Compensation — 2020 table below.

KILROY REALTY	PROXY STATEMENT	87

NONQUALIFIED DEFERRED COMPENSATION — 2020

The following table sets forth summary information regarding the contributions to and earnings on our NEOs’ deferred compensation balances during 2020, and the total deferred amounts for the NEOs as of December 31, 2020.

Name	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY(1)	in Last FY(2)	Distributions	Last FYE(3)
	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
John Kilroy	—	1,109,328	(12,893,906)	—	32,256,472
Tyler Rose	56,375	333,214	(1,467,329)	(78,847)	5,572,317
Michelle Ngo	43,500	56,848	(189,003)	(60,157)	1,265,701
Justin Smart	626,813	82,807	213,607	—	4,618,671
A. Robert Paratte	600,000	883,422	(153,790)	(653,597)	2,358,203
Heidi Roth	—	119,568	(482,794)	—	3,373,230
Jeffrey Hawken	—	775,264	(9,435,575)	—	26,086,319

(1)

The amount reported as registrant contributions in 2020 under column (c) includes each NEO’s RSUs that vested in 2020 but had not yet become payable, as described in the footnotes to the Option Exercises and Stock Vested table above for each executive. These RSUs are payable in shares of our common stock but, pursuant to the terms of each NEO’s deferral of the RSUs, payment does not occur until the applicable date as determined under our deferred compensation program. In accordance with applicable rules of the SEC, these RSUs are reflected in this table because, while the RSUs are considered to have been vested at the end of 2020, they had not yet become payable. The amounts reported as registrant contributions in the table above include stock-settled obligations with respect to the vested and deferred RSUs described above of $986,828 for Mr. Kilroy, $278,214 for Mr. Rose, $25,848 for Ms. Ngo, $833,422 for Mr. Paratte, $69,568 for Ms. Roth, $27,807 for Mr. Smart and $739,177 for Mr. Hawken. The amounts reported as registrant contributions in the table above also include cash-settled obligations of $122,500 for Mr. Kilroy, $55,000 for Mr. Rose, $31,000 for Ms. Ngo, $50,000 for Mr. Paratte, $50,000 for Ms. Roth, $55,000 for Mr. Smart, and $36,087 for Mr. Hawken and are also included as 2020 compensation for the NEOs in the “All Other Compensation” column of the Summary Compensation Table.

(2)

The amount reported as aggregate earnings in 2020 under column (d) represents the change in value of cash-settled obligations and the change in value of each executive’s vested and deferred RSUs (based on the closing price of our common stock on December 31, 2020). No amounts reported in this column were reported as 2020 compensation for the NEOs in the Summary Compensation Table.

(3)

The balance at the end of 2020 under column (f) reflects amounts that were previously reported as compensation in the appropriate columns of the Summary Compensation Table for years through and including 2020 to the extent the executive was an NEO for the applicable year. These amounts include both cash deferrals and the grant date fair value of deferred RSUs for each NEO. The grant date fair value of the deferred RSUs assume target performance achievement and do not include any performance modification. Amounts reported in column (f) also include earnings credited on deferred amounts. In accordance with applicable SEC rules, these earnings have not been included in the Summary Compensation Table.

Deferrals of cash-settled compensation shown in this table are made under the Deferred Compensation Plan. Participant elections with respect to deferrals of compensation and distributions must generally be made in the year preceding that in which the compensation is earned, except that elections with respect to certain performance-based bonuses may be made as late as six months prior to the end of the applicable performance period (June 30th in the case of calendar-year performance period). In addition, newly eligible participants may be able to make deferral elections up to thirty days after they first become eligible to participate in the Deferred Compensation Plan, if later than the end of the year preceding that in which such deferred amounts will be earned. Participants may only change existing elections with respect to distributions if they satisfy certain requirements set forth in the Deferred Compensation Plan, including that they do so no later than twelve months prior to the first scheduled distribution and that they extend their deferral elections by at least five years.

88	PROXY STATEMENT	KILROY REALTY

Participants are permitted to allocate (and reallocate) their cash-settled deferrals, as well as Company contributions and any notional earnings on either of the foregoing, amongst the investment alternatives made available by the Deferred Compensation Plan administrator for purposes of determining any notional gains or losses on Participant account balances. The charts below show the investment alternatives available under the Deferred Compensation Plan from January 1, 2020 through December 31, 2020, with the performance of each investment alternative for the applicable period of time it was available under the Deferred Compensation Plan.

Investment Alternatives (1/1/2020 — 12/31/2020)	Investment Category	2020 Performance
DFA US Small Cap I	Small Blend	11.17%
DFA US Targeted Value I	Small-Value	3.77%
Fidelity® 500 Index	Market Index	18.40%
Fidelity® Balanced	Balanced	22.43%
Fidelity® Contrafund®	Large Growth	32.58%
Fidelity® Extended Market Index	Small/Mid DJ Index	32.16%
Fidelity® Government Income	Intermediate Govt Bond	6.79%
Fidelity® International Discovery	International Equity	21.39%
Fidelity Advisor® Investment Gr Bd M	Intermediate-Term Bond	9.71%
Fidelity® Low-Priced Stock	Mid Value	9.32%
MFS Mid Cap Growth R6	Mid Growth	35.80%
Fidelity® Real Estate Investment Port	Specialty — U.S. REITs	-7.93%
Fidelity® Government MMkt	Government Money Market	0.26%
Fidelity® US Bond Index	Intermediate Term Bd Index	7.80%
MainStay Large Cap Growth R1	Large Growth	37.29%
T. Rowe Price Dividend Growth Advisor	Large Blend	13.62%
Vanguard Equity-Income Adm	Large Value	3.13%
Vanguard Inflation-Protected Secs Adm	Inflation-Linked Bond	10.96%
Vanguard Total Intl Stock Index Admiral	Total International Index	11.28%

These allocations are hypothetical only and do not give participants ownership interests in any actual assets of the Company or any trust funding obligations under the Deferred Compensation Plan; however, the Company may set aside assets to fund its obligations under the Deferred Compensation Plan in a limited (“rabbi”) trust, subject to the claims of the Company’s creditors in the event of the Company’s bankruptcy or insolvency.

Participants may elect to receive distributions of their accounts (other than distributions of Company contributions) (i) while still in the service of the Company, in either a lump sum or in two to five annual installments occurring (or beginning) no earlier than two years after such amounts were earned, (ii) upon retirement from service, in a lump sum or up to fifteen annual installments (in certain cases, beginning no earlier than six months after retirement) or (iii) upon a change in control, in full. Participant elections may also provide for payment upon the earliest to occur of any two or more of the foregoing events (subject to the distribution limitations applicable to Company contributions). If a participant separates from service with the Company and its affiliates for any reason other than due to the participant’s death, disability or retirement, the remaining balance of the participant’s account will generally be distributed in full (in certain cases, six months after the occurrence of such separation from service). In addition, a participant’s account balance will be distributed as soon as possible following the participant’s death or disability. All such separation, death and disability distributions will be made without regard to any participant election(s).

KILROY REALTY	PROXY STATEMENT	89

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to certain NEOs (other than Mr. Hawken) in connection with a termination of their employment with the Company and/or a change in control of the Company as of December 31, 2020. For Mr. Hawken, we have described the actual benefits he received in connection with his separation from employment effective July 13, 2020.

John Kilroy

Mr. Kilroy’s amended and restated employment agreement effective as of December 27, 2018 provides that, if his employment is terminated by the Company without “cause” or by Mr. Kilroy for “good reason” (as these terms are defined in his employment agreement), he will be entitled to receive the following payments and benefits (the “Termination Benefits”): (i) accrued but unpaid compensation through the date of termination; (ii) a cash payment equal to $36,675,000; (iii) annual incentive compensation, based on actual performance prior to the date of termination and reasonably anticipated performance through the remainder of the year; (iv) vesting of equity awards as governed by the applicable plans, programs and agreements; (v) all payments due under any other compensatory or benefit plan; (vi) the settlement of any deferral arrangements in accordance with the plans and programs governing the deferral; (vii) continuation of health insurance coverage for Mr. Kilroy, his spouse and his dependents, as applicable, for three years after the date of termination, at our expense; and (viii) payment of an amount equal to $130,768 per year for the three-year period following the termination of his employment to cover premium payments incurred in connection with his life insurance policy. In addition, if Mr. Kilroy is terminated in such circumstances early in a calendar year prior to the granting of his annual long-term incentive award, the Company will grant him a long-term incentive award (or cash equivalent) for that year with all time-based vesting conditions deemed satisfied at grant.

If Mr. Kilroy retires at or after age 70 with at least twelve months advance notice to the Company, he will be entitled to receive the Termination Benefits described above, except that the cash payment described above will be $13,225,000 (or $16,225,000 if such retirement occurs at or after age 73).

If Mr. Kilroy’s employment is terminated due to his death or “disability” (as this term is defined in his employment agreement), he will be entitled to receive the Termination Benefits described above, except that the cash payment described above will be $16,225,000. In addition, if Mr. Kilroy is terminated in such circumstances early in a calendar year prior to the granting of his annual long-term incentive award, the Company will grant him a long-term incentive award (or cash equivalent) for that year with all time-based vesting conditions deemed satisfied at grant.

If any payments under Mr. Kilroy’s employment agreement would otherwise trigger the excise tax imposed by Section 4999 of the Internal Revenue Code, the payments will be reduced as provided in the agreement to a level that does not trigger the excise tax if the reduction results in his retaining a greater amount of the payments on an after-tax basis if such reduction is not made. In the event of a “change in control” (as defined in the employment agreement), we will place the amount of the potential cash obligations to Mr. Kilroy in connection with such a change in control and a termination of his employment in a separate rabbi trust on behalf of Mr. Kilroy immediately prior to such change in control.

Except in the event of a termination due to Mr. Kilroy’s death, the employment agreement requires Mr. Kilroy to sign a general release of claims in favor of the Company in order to receive the Termination Benefits described above, other than accrued but unpaid compensation through the date of termination.

Mr. Kilroy’s amended and restated employment agreement provides that if his employment is terminated, his stock incentive awards granted by the Company will be governed by the terms and conditions of the applicable award agreements, including vesting of the awards upon his retirement. The retirement age applicable to the Company’s stock incentive awards granted to Mr. Kilroy before 2019 (age 70) was not changed, his retirement age for purposes of any stock incentive awards granted in 2019, 2020 or 2021 was or will be age 73, and his retirement age for purposes of any stock incentive awards granted in 2022 or 2023 will be ages 74 and 75, respectively. The terms of any new equity incentive award granted by the Company to Mr. Kilroy will condition retirement vesting on his providing at least twelve months’ advance written notice to the Company of his retirement and will otherwise include provisions regarding termination of employment that are not less favorable to him than the provisions applicable to his 2018 annual equity incentive award granted by the Company.

90	PROXY STATEMENT	KILROY REALTY

Tyler Rose

Mr. Rose’s employment agreement provides that, if his employment is terminated by the Company without “cause” or by Mr. Rose for “good reason” (as these terms are defined in his employment agreement), he would be entitled to receive the following payments and benefits (together with the Severance Payment (as defined below), the “Termination Benefits”): (i) accrued but unpaid compensation through the date of termination; (ii) annual incentive compensation, based on actual performance prior to the date of termination and reasonably anticipated performance through the remainder of the year; (iii) full vesting of time-based equity awards; (iv) vesting of performance-based cash or equity awards (excluding outperformance incentive awards) as governed by the applicable plans, programs and agreements, but (unless otherwise provided in an applicable award agreement) with the objectives of such awards deemed to be met at the greater of (a) target on the date of termination or (b) actual performance as of the date of termination and reasonably anticipated performance through the remainder of the year; (v) all payments due under any other compensatory or benefit plan; (vi) the settlement of any deferral arrangements in accordance with the plans and programs governing the deferral; and (vii) payment of the premiums charged for Mr. Rose, his spouse and his eligible dependents to continue medical coverage under COBRA for two years after the date of termination. In addition, Mr. Rose would be entitled to receive a cash severance payment (the “Severance Payment”) equal to the sum of (i) two times his annual base salary and (ii) two times the average of his two highest target “annual incentives” (that is, the sum of the short-term incentive award and the annual stock award (determined based on the target level of the award) as detailed in Mr. Rose’s employment agreement) during the three preceding full performance years.

If Mr. Rose’s employment is terminated due to retirement, he would be entitled to receive the Termination Benefits described above, except that (i) his Severance Payment will be equal to zero and (ii) the payment of the premiums to continue medical coverage under COBRA for Mr. Rose, his spouse and his dependents, as applicable, will be for one year after the date of termination.

If Mr. Rose’s employment is terminated due to his death, he would be entitled to receive the Termination Benefits described above, except that (i) his Severance Payment described above for a termination of employment without cause or with good reason will be determined using a multiplier of “one” instead of “two,” and (ii) the payment of the premiums to continue medical coverage under COBRA for Mr. Rose, his spouse and his dependents, as applicable, will be for one year after the date of termination.

In the event that the employment of Mr. Rose is terminated due to his disability, Mr. Rose would be entitled to receive the Termination Benefits described above, except that the payment of the premiums to continue medical coverage under COBRA for Mr. Rose, his spouse and his dependents, as applicable, will be for one year after the date of termination.

If any payments under Mr. Rose’s employment agreement would otherwise trigger the excise tax imposed by Section 4999 of the Internal Revenue Code, the payments will be reduced as provided in the agreement to a level that does not trigger the excise tax if the reduction results in his retaining a greater amount of the payments on an after-tax basis if such reduction is not made. In the event of a “change in control” (as defined in the employment agreement), we will place the amount of the potential cash obligations to Mr. Rose in connection with such a change in control and a termination of his employment in a separate rabbi trust on behalf of Mr. Rose within thirty days after such change in control.

The employment agreement requires Mr. Rose to sign a general release of claims in favor of the Company in order to receive the Termination Benefits (including the Severance Payment) described above, other than accrued but unpaid compensation through the date of termination.

KILROY REALTY	PROXY STATEMENT	91

Justin Smart

Mr. Smart’s employment letter agreement provides that, if his employment is terminated by the Company without “cause” or by Mr. Smart for “good reason” (as these terms are defined in his employment letter agreement), he would be entitled to receive the following payments and benefits (together with the Severance Payment (as defined below), the “Termination Benefits”): (i) accrued but unpaid compensation through the date of termination; (ii) in lieu of any annual incentive compensation, a partial year bonus based on actual performance against bonus targets as of the date of termination; (iii) full vesting of time-based equity awards; (iv) vesting of performance-based cash or equity awards (excluding outperformance incentive awards) as governed by the applicable plans, programs and agreements, but (unless otherwise provided in an applicable award agreement) with the objectives of such awards deemed to be met at the greater of (a) target on the date of termination or (b) actual performance as of the date of termination and reasonably anticipated performance through the remainder of the year; (v) all payments due under any other compensatory or benefit plan, including any deferrals; and (vi) payment of the premiums charged for Mr. Smart, his spouse and his eligible dependents to continue medical coverage under COBRA for two years after the date of termination. In addition, Mr. Smart would be entitled to receive a cash severance payment (the “Severance Payment”) equal to the sum of (i) two times his annual base salary and (ii) two times the average of his two highest target “annual incentives” (that is, the sum of the short-term incentive award and the annual stock award (determined based on the target level of the award) as detailed in Mr. Smart’s employment letter agreement) during the three preceding full performance years.

If Mr. Smart’s employment is terminated due to his death, he would be entitled to receive the Termination Benefits described above, except that (i) his Severance Payment described above will be determined using a multiplier of “one” instead of “two,” and (ii) the payment of the premiums to continue medical coverage under COBRA for Mr. Smart, his spouse and his dependents, as applicable, will be for one year after the date of termination.

If Mr. Smart’s employment is terminated due to his disability, he would be entitled to receive the Termination Benefits described above, except that the payment of the premiums to continue medical coverage under COBRA for Mr. Smart, his spouse and his dependents, as applicable, will be for one year after the date of termination.

The employment agreement requires Mr. Smart to sign a general release of claims in favor of the Company in order to receive benefits in connection with a termination of employment described above (including the Severance Payment).

Heidi Roth

Ms. Roth’s employment letter agreement provides that, if her employment is terminated by the Company without “cause” or by Ms. Roth for “good reason” (as these terms are defined in her employment letter agreement), she would be entitled to receive the following payments and benefits (together with the Severance Payment (as defined below), the “Termination Benefits”): (i) accrued but unpaid compensation through the date of termination; (ii) in lieu of any annual cash incentive compensation, a partial year bonus based on actual performance against bonus targets as of the date of termination; (iii) full vesting of time-based equity awards; (iv) vesting of performance-based cash or equity awards as governed by the applicable plans, programs and agreements, but (unless otherwise provided in an applicable award agreement) with the objectives of such awards deemed to be met at the greater of (a) target on the date of termination or (b) actual performance as of the date of termination and reasonably anticipated performance through the remainder of the year; (v) all payments due under any other compensatory or benefit plan, including any deferrals; and (vi) payment of the premiums charged for Ms. Roth and her eligible dependents to continue medical coverage under COBRA for eighteen months after the date of termination. In addition, Ms. Roth would be entitled to receive a cash severance payment (the “Severance Payment”) equal to the sum of (i) one and one-half times her annual base salary and (ii) one and one-half times the average of her two highest annual cash incentive awards received by Ms. Roth in the preceding three completed performance years.

If Ms. Roth’s employment is terminated due to her death, she would be entitled to receive the Termination Benefits described above, except that (i) her Severance Payment described above will be determined using a multiplier of “one” instead of “one and one-half,” and (ii) the payment of the premiums to continue medical coverage under COBRA for Ms. Roth and her dependents, as applicable, will be for one year after the date of termination.

If Ms. Roth’s employment is terminated due to her disability, she would be entitled to receive the Termination Benefits described above, except that the payment of the premiums to continue medical coverage under COBRA for Ms. Roth and her dependents, as applicable, will be for one year after the date of termination.

92	PROXY STATEMENT	KILROY REALTY

The employment agreement requires Ms. Roth to sign a general release of claims in favor of the Company in order to receive benefits in connection with a termination of employment described above (including the Severance Payment).

Jeffrey Hawken

In July 2020, the Company notified Mr. Hawken that his employment was being terminated without cause in connection with a restructuring of the Company’s management team and the Company entered into a Separation Agreement (the “Separation Agreement”) with Mr. Hawken pursuant to which Mr. Hawken’s employment with the Company ended on July 13, 2020 (the “Separation Date”). The severance benefits provided to Mr. Hawken under the Separation Agreement are set forth below and generally consistent with the severance benefits that Mr. Hawken would have been entitled to receive had the Company failed to extend the term of his employment agreement (on substantially the same (or better) compensation and other terms for Mr. Hawken) earlier in the year:

•

As required under the terms of Mr. Hawken’s employment agreement for any termination of Mr. Hawken’s employment (including but not limited to a termination without cause), the Separation Agreement provided that Mr. Hawken would receive the following payments and benefits in connection with his separation from the Company: (i) all unpaid salary and accrued but unused vacation and any floating holiday pay earned through the Separation Date; (ii) reimbursement for all business expenses and disbursements incurred through the Separation Date; (iii) payment of Mr. Hawken’s accrued and vested benefits under the Company’s 401(k) plan and Deferred Compensation Plan, in accordance with the terms of those plans; and (iv) settlement of any vested and deferred RSUs in accordance with the terms of the applicable RSU agreements.

•

As required by the terms of Mr. Hawken’s employment agreement and the terms of the applicable award agreements for a termination of Mr. Hawken’s employment without cause, and subject to his compliance with the releases, covenants, promises and obligations of the Separation Agreement, Mr. Hawken fully vested in his unvested time-based vesting RSUs and with respect to Mr. Hawken’s unvested performance-based vesting RSUs granted in 2018 and 2019, the performance period ended on the Separation Date, the time-based vesting requirement was deemed to be met, and Mr. Hawken vested in a total of 90,385.6131 performance-based RSUs based on the Company’s performance against the applicable performance metrics set forth in the applicable award agreements through the Separation Date.

•

As required under the terms of Mr. Hawken’s employment agreement for a termination of Mr. Hawken’s employment without cause, the Separation Agreement provided that the Company would pay Mr. Hawken a separation payment of $14,050,540, subject to his compliance with the releases, covenants, promises and obligations of the Separation Agreement. The separation payment was paid on January 15, 2021. The $14,050,540 consisted of (a) three times Mr. Hawken’s annual base (a total of $2,025,000), (b) three times Mr. Hawken’s average annual incentives (including annual cash and stock awards) for the five calendar years preceding his separation (a total of $9,325,540), plus (c), because his employment terminated mid-year, a payment in respect of annual incentive compensation that was based on actual performance prior to the date of termination and reasonably anticipated performance through the remainder of the year (which was set at $2,700,000 and took into account both Mr. Hawken’s short-term cash incentive opportunity for 2020 as well as Mr. Hawken’s 2020 performance-based RSU award opportunity; Mr. Hawken’s 2020 performance-based vesting RSUs terminated in connection with his separation so as to not duplicate the award value included in this payment).

•

As required by the terms of Mr. Hawken’s employment agreement for a termination of Mr. Hawken’s employment without cause, and subject to his compliance with the releases, promises and obligations of the Separation Agreement, the Company will pay the premiums charged for Mr. Hawken, his spouse and his eligible dependents to continue medical coverage under COBRA for up to thirty-six months following his termination (or until Mr. Hawken becomes eligible for coverage under the health plan of a future employer).

•

Under the Separation Agreement, Mr. Hawken was also entitled to retain his company-issued iPhone, iPad and/or computer and was entitled to reimbursement for up to $10,000 for legal fees incurred in negotiation of the Separation Agreement.

KILROY REALTY	PROXY STATEMENT	93

Non-Competition, Non-Solicitation and Non-Disclosure Agreements

Each of the NEOs has entered into a Non-Competition, Non-Solicitation and Non-Disclosure Agreement, or a Non-Solicitation and Non-Disclosure Agreement, as the case may be, with the Company. Under their respective agreements, each of them has agreed to (i) restrictions on competitive activities during his or her employment, (ii) restrictions on solicitation during his or her employment and for two years following a termination of his or her employment, (iii) restrictions on disclosure of confidential information, (iv) restrictions on disparaging the Company and its affiliates, and (v) certain cooperation with the Company regarding any litigation to which the Company may be party. If the executive fails to comply with the restrictions on non-competition, non-solicitation and non-disclosure of confidential information under the agreement, he or she may be required to forfeit equity awards granted to him or her by the Company after the date that is three years before the breach of the obligation.

Equity Awards

Under the terms of the 2006 Plan, if there is a change in control of the Company, each NEO’s outstanding awards granted under the plan will not automatically accelerate and become vested under the terms of the 2006 Plan. If, however, the awards will not continue, be substituted for, or assumed after the change in control event (that is, the awards are to be terminated in connection with the change in control event), the awards would generally become fully vested and, in the case of options, exercisable. The Committee also has discretion to establish other change in control provisions with respect to awards granted under the 2006 Plan.

The annual long-term incentive award agreement generally provides that upon a termination of the NEO’s employment by the Company without “cause,” by the NEO for “good reason,” or due to the NEO’s death, “disability” or “retirement” (as such terms are defined in the NEO’s employment agreement), subject to the NEO providing a general release of claims in favor of the Company, the time-based RSU award will fully vest and the time-based vesting requirements of performance-based RSU award will be deemed satisfied.

Our outstanding annual performance-based RSU awards granted to the NEOs in 2019 and 2020 generally provide that, in the event the NEO is entitled to accelerated vesting of the award in connection with a termination of the NEO’s employment described above or in the event of a change in control of the Company, the performance period will be deemed to end in connection with such event and the number of shares subject to the award in such circumstances will be determined: (1) if the termination or change in control occurs in the first three months in the performance period applicable to the award, the FFO Per Share goal, the Average Debt to EBITDA Ratio goal and, in the case of a qualifying termination of employment, the TSR Percentile Ranking goal shall each be deemed to be satisfied at the applicable “target” levels; (2) if the termination or change in control occurs after the first three months but within the first year of the performance period applicable to the award, by measuring the Company’s actual FFO Per Share for the completed quarters that occur prior to the fiscal quarter in which the termination or change in control occurs and adding that to the Company’s target FFO Per Share goals for the remaining fiscal quarters in the performance period, and measuring such performance against the applicable FFO Per Share goals (or in the case of a change in control, the FFO Per Share goal will be deemed to be satisfied at the applicable “target” level if greater); (3) if the termination or change in control occurs during the performance period but after the first year of the performance period, the FFO Per Share performance will be measured based on actual performance for the first year of the performance period; (4) if the termination or change in control occurs during the performance period but after the first three months of the performance period, the Average Debt to EBITDA Ratio performance will be determined by measuring the Company’s actual Average Debt to EBITDA Ratio for any completed fiscal year in the performance period that occur prior to the fiscal year in which the termination or change in control occurs and adding that to the Company’s target Average Debt to EBITDA goals for the remaining fiscal years in the performance period, and measuring such performance against the applicable Average Debt to EBITDA goals (or in the case of a change in control, the Average Debt to EBITDA goal will be deemed to be satisfied at the applicable “target” level if greater); and (5) if the termination occurs after the first three months in the performance period or the change in control occurs at any time in the performance period applicable to the award, by measuring the Company’s TSR Percentile Ranking based on actual stock price performance through the date prior to which the termination or change in control occurs (or if such change in control is due to a board change, the Company’s TSR Percentile Ranking will be deemed to be satisfied at the applicable “target” level). In connection with a change in control, the awards will continue to be subject to the time-based vesting requirements applicable to the awards (subject to accelerated vesting of the awards should the award holder’s employment terminate in the circumstances described above or should the award be terminated and not assumed by a successor in connection with the change in control).

94	PROXY STATEMENT	KILROY REALTY

Our outstanding annual performance-based RSU awards granted to the NEOs in February 2018 generally provide that, in the event the NEO is entitled to accelerated vesting of the award in connection with a termination of the NEO’s employment described above or in the event of a change in control of the Company, the performance period will be deemed to end in connection with such event and the number of shares subject to the award in such circumstances will be determined: (1) if the termination or change in control occurs in the first year of the performance period applicable to the award, (a) by pro-rating the FFO Per Share goals applicable to the award for a short performance year ending with the last fiscal quarter prior to the fiscal quarter in which the termination or change in control occurs and by measuring FFO Per Share performance for that short period (unless such a termination of employment occurs during the first two fiscal quarters of the year, or such a change in control occurs during the first fiscal quarter of the year, in which case the FFO Per Share goal will be deemed satisfied at the applicable “target” level; for a change in control that occurs during the second, third or fourth fiscal quarter of the year, the number of shares will be the greater of the number determined based on the “target” level of performance or the number determined by measuring actual performance for such shortened performance period), and (b) as to the Average Debt to EBITDA Ratio goal, as though the goal was satisfied at the applicable “target” level; (2) if the termination or change in control occurs during the performance period but after the first year of the performance period, the FFO Per Share performance will be measured based on actual performance for the first year of the performance period, with the Average Debt to EBITDA Ratio performance measure based on actual performance for the completed year(s) during the performance period; and (3) if the termination or change in control occurs at any time in the performance period applicable to the award, by measuring the Company’s TSR Percentile Ranking based on actual stock price performance through the date on which the termination or change in control occurs. In connection with a change in control, the awards will continue to be subject to the time-based vesting requirements applicable to the awards (subject to accelerated vesting of the awards should the award holder’s employment terminate in the circumstances described above or should the award be terminated and not assumed by a successor in connection with the change in control).

The December 2018 Time-Based RSU awards granted to our NEOs generally provide that upon a termination of the NEO’s employment by the Company without “cause,” by the NEO for “good reason,” or due to the NEO’s death, “disability” or, in the case of 80,645 of the Time-Based RSUs granted to Mr. Kilroy, “retirement” (each, a “qualifying termination,” as such terms are defined in NEO’s employment agreement), subject to the NEO providing a general release of claims in favor of the Company, the December 2018 Time-Based RSU award will fully vest.

The December 2018 PRSU awards granted to our NEOs generally provide that, in the event the NEO is entitled to accelerated vesting of the award in connection with a “qualifying termination” of the NEO’s employment (as described in the preceding paragraph, but excluding “retirement”) or in the event of a change in control of the Company, the performance period will be deemed to end in connection with such event and the number of shares subject to the award in such circumstances will be determined based on the Company’s Relative TSR for such shortened performance period. In the event of such a qualifying termination of the NEO’s employment, the number of performance-based RSUs that are eligible to vest shall be deemed to vest on the date of such termination, subject to the NEO providing a general release of claims in favor of the Company. In the event of a termination of the NEO’s employment by the Company without cause or by the NEO for good reason, the performance period will be deemed to end on the last day of the calendar month immediately prior to the first public announcement of such termination. Additionally, in the event of a change in control of the Company due to a board change that occurs prior to December 31, 2021, the target number of performance-based RSUs will be eligible to vest, or if such change in control occurs after December 31, 2021 and before December 31, 2022, the greater of the target number of performance-based RSUs and the Initial Number of PRSUs will be eligible to vest. In connection with a change in control, the awards will continue to be subject to the time-based vesting requirements applicable to the awards (subject to accelerated vesting of the awards should the award holder’s employment terminate in the circumstances described above or should the award be terminated and not assumed by a successor in connection with the change in control).

KILROY REALTY	PROXY STATEMENT	95

ESTIMATED SEVERANCE AND CHANGE IN CONTROL BENEFITS

The information in this section sets forth the value of benefits and payments to each of the NEOs who was employed by us on December 31, 2020 upon the triggering events indicated and is based upon the terms of the employment agreements and equity award agreements in effect as of December 31, 2020 as described in “— Potential Payments Upon Termination or Change in Control” above. As required by applicable SEC rules, the estimated values in this section assume that the triggering event took place on December 31, 2020. Except as otherwise described below in the context of a change in control of the Company, none of our NEOs is entitled to termination payments or benefits upon a voluntary resignation (without “good reason”) or upon a termination by the Company for cause. The severance payable pursuant to Mr. Hawken’s Separation Agreement in connection with the termination of his employment is described in “— Potential Payments Upon Termination or Change in Control” above. As of December 31, 2020, none of our NEOs, other than Mr. Kilroy, was retirement eligible for purposes of any severance benefits under the terms of their employment agreements.

John Kilroy

Potential Payment/ Benefit(1)	Change in Control (No Termination) ($)	Termination Without Cause or For Good Reason ($)	Death(2) ($)	Disability ($)	Retirement ($)

Cash Severance	—	36,675,000	16,225,000	16,225,000	13,225,000

Medical Benefits	—	171,551	171,551	171,551	171,551

Accelerated Vesting	—	54,312,577	54,312,577	54,312,577	54,312,577

Other Termination Perks/	—	392,304	—	392,304	392,304

Benefits

Total	—	91,551,432	70,709,128	71,101,432	68,101,432

(1)   The payment or provision to the executive by the Company of any remuneration, benefits or other financial obligations pursuant to the executive’s employment agreement including the severance payment and provision of severance benefits would be allocated between the Company and the Operating Partnership by the Compensation Committee based on a reasonable allocation method.

(2)   We make payments to Mr. Kilroy to cover premium payments incurred in connection with a supplemental life insurance policy pursuant to the terms of his employment agreement. In addition to the amounts payable by us shown in this column, Mr. Kilroy’s supplemental life insurance policy provides a $10,000,000 death benefit.

The value of the accelerated vesting of equity awards in the table above ($54,312,577) was based on the closing price of our common stock on the last trading day of 2020.

96	PROXY STATEMENT	KILROY REALTY

Tyler Rose

Potential Payment/ Benefit(1)	Change in Control (No Termination) ($)	Termination Without Cause or For Good Reason ($)	Death ($)	Disability ($)

Cash Severance	—	3,720,000	1,860,000	3,720,000

Medical Benefits	—	112,506	56,253	56,253

Accelerated Vesting	—	7,383,194	7,383,194	7,383,194

Other Termination Perks/	—	—	—	—

Benefits

Total	—	11,215,700	9,299,447	11,159,447

(1)   The payment or provision to the executive by the Company of any remuneration, benefits or other financial obligations pursuant to the executive’s employment agreement including the severance payment and provision of severance benefits would be allocated between the Company and the Operating Partnership by the Compensation Committee based on a reasonable allocation method.

Michelle Ngo

Potential Payment/ Benefit	Change in Control (No Termination) ($)	Termination Without Cause or For Good Reason ($)	Death ($)	Disability ($)

Cash Severance	—	—	—	—

Medical Benefits	—	—	—	—

Accelerated Vesting	—	530,585	530,585	530,585

Other Termination Perks/	—	—	—	—

Benefits

Total	—	530,585	530,585	530,585

KILROY REALTY	PROXY STATEMENT	97

Justin Smart

Potential Payment/ Benefit(1)	Change in Control (No Termination) ($)	Termination Without Cause or For Good Reason ($)	Death ($)	Disability ($)

Cash Severance	—	3,620,000	1,810,000	3,620,000

Medical Benefits	—	112,506	56,253	56,253

Accelerated Vesting	—	6,534,894	6,534,894	6,534,894

Other Termination Perks/	—	—	—	—

Benefits

Total	—	10,267,400	8,401,147	10,211,147

(1)   The payment or provision to the executive by the Company of any remuneration, benefits or other financial obligations pursuant to the executive’s employment agreement including the severance payment and provision of severance benefits would be allocated between the Company and the Operating Partnership by the Compensation Committee based on a reasonable allocation method.

A. Robert Paratte

Potential Payment/ Benefit	Change in Control (No Termination) ($)	Termination Without Cause or For Good Reason ($)	Death ($)	Disability ($)

Cash Severance	—	—	—	—

Medical Benefits	—	—	—	—

Accelerated Vesting	—	4,695,424	4,695,424	4,695,424

Other Termination Perks/	—	—	—	—

Benefits

Total	—	4,695,424	4,695,424	4,695,424

98	PROXY STATEMENT	KILROY REALTY

Heidi Roth

Potential Payment/ Benefit(1)	Change in Control (No Termination) ($)	Termination Without Cause or For Good Reason ($)	Death ($)	Disability ($)

Cash Severance	—	1,539,375	1,026,250	1,539,375

Medical Benefits	—	82,983	56,253	56,253

Accelerated Vesting	—	2,917,834	2,917,834	2,917,834

Other Termination Perks/	—	—	—	—

Benefits

Total	—	4,540,192	4,000,337	4,513,462

(1)   The payment or provision to the executive by the Company of any remuneration, benefits or other financial obligations pursuant to the executive’s employment agreement including the severance payment and provision of severance benefits would be allocated between the Company and the Operating Partnership by the Compensation Committee based on a reasonable allocation method.

The preceding estimated severance and change in control benefits tables assume that equity awards outstanding under our 2006 Plan would be substituted for, assumed or otherwise continued following a change in control transaction. If the awards were not substituted for, assumed or otherwise continued following a change in control transaction (that is, the awards were to be terminated in connection with the transaction), they would generally accelerate and become fully vested. In these cases, the value of the accelerated equity award vesting would, for each NEO and assuming that the change in control and termination of the awards occurred on December 31, 2020, be the same as the accelerated vesting value set forth above for the NEO under the “Termination Without Cause or For Good Reason” column.

KILROY REALTY	PROXY STATEMENT	99

CEO PAY-RATIO DISCLOSURE

Pursuant to the Exchange Act, we are required to disclose in this Proxy Statement the ratio of the total annual compensation of our CEO to the median of the total annual compensation of all of our employees (excluding our CEO). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our CEO’s total compensation for 2020 was $11,958,806, and the median of the total 2020 compensation of all of our employees (excluding our CEO) was $163,659. Accordingly, we estimate the ratio of our CEO’s total compensation for 2020 to the median of the total 2020 compensation of all of our employees (excluding our CEO) to be 73 to 1.

We identified the median employee by taking into account the total cash compensation for 2020 for all individuals, excluding our CEO, who were employed by us or one of our affiliates on December 1, 2020, the first day of the last month of our fiscal year. We included all employees, whether employed on a full-time, part-time or seasonal basis. We did not make any assumptions, adjustments or estimates with respect to their total cash compensation for 2020, other than to annualize the base wages for any full-time employee not employed by us for the entire year. We believe total cash compensation for all employees is an appropriate measure because we do not distribute annual equity awards to all employees.

Once the median employee was identified as described above, that employee’s total annual compensation for 2020 was determined using the same rules that apply to reporting the compensation of our NEOs (including our CEO) in the “Total” column of the Summary Compensation Table, except that compensation under non-discriminatory benefit plans was also included in the calculation of the total annual compensation for 2020 for purposes of this pay-ratio disclosure. The 2020 total annual compensation amounts in the first paragraph of this pay-ratio disclosure include $54,310 and $15,353 of compensation for our CEO and the median employee, respectively, under non-discriminatory benefit plans. The total compensation amounts included in the first paragraph of this pay-ratio disclosure were determined based on that methodology.

100	PROXY STATEMENT	KILROY REALTY

EQUITY COMPENSATION PLAN INFORMATION

The Company currently maintains one equity compensation plan, the 2006 Plan. The plan has been approved by the Company’s stockholders. The following table provides certain information as of December 31, 2020 with respect to shares of our common stock available for issuance under our equity compensation plans.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a))(1)

	(a	)	(b	)	(c	)

Equity compensation plans approved by stockholders	3,122,042	(2)	$42.61	(3)	1,545,041

Equity compensation plans not approved by stockholders	N/A		N/A		N/A

Total	3,122,042		$42.61		1,545,041

(1)   Includes shares available for future grants under the 2006 Plan as of December 31, 2020. The calculation of shares available for grant is presented after taking into account a reserve for a sufficient number of shares to cover the vesting and payment of 2006 Plan awards that were outstanding on that date, including performance-based vesting awards at (i) levels actually achieved for the performance conditions for which the performance period has been completed and (ii) at maximum levels for the other performance conditions for awards still in a performance period. The shares available under the 2006 Plan may, subject to the limits of the 2006 Plan, be used for any type of award authorized under the 2006 Plan including stock options, restricted stock, SARs, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, RSUs, PIUs, performance bonus awards and performance-based awards.

(2)   Includes 9,000 stock options, 1,143,370 vested but deferred (not paid) RSUs and 1,969,672 unvested RSUs (including 1,475,307 RSUs subject to performance-based vesting conditions, with such number of shares based on (i) levels actually achieved for the performance conditions for which the performance period has been completed and (ii) at maximum levels for the other performance conditions for awards still in a performance period) granted under the 2006 Plan. Does not include any shares of outstanding but unvested restricted stock.

(3)   Reflects the weighted-average exercise price of the 9,000 stock options included in column (a). This weighted-average exercise price does not reflect shares subject to restricted stock and RSU awards.

KILROY REALTY	PROXY STATEMENT	101

DIRECTOR COMPENSATION

For their service on the Board, our non-employee directors receive cash compensation and an annual equity award. Our officers who are directors, specifically John Kilroy, are not paid any additional compensation for their service as a director.

Under our non-employee director compensation program in effect for 2020, each non-employee director received annual cash compensation of $55,000. In addition, if a non-employee director served as our Lead Independent Director, the director received additional annual cash compensation of $50,000. Each non-employee director also received annual compensation for each committee of which the director was a member, equal to $10,000 (in the case of the Audit Committee and the Executive Compensation Committee) or $5,000 (in the case of the Nominating/Corporate Governance Committee, the Corporate Social Responsibility and Sustainability Committee and the Succession Planning Committee). The chair of each committee received additional annual cash compensation equal to $20,000 (in the case of the chair of the Audit Committee and the chair of the Executive Compensation Committee) or $10,000 (in the case of the chair of the Nominating/Corporate Governance Committee, the chair of the Succession Planning Committee and the chair of the Corporate Social Responsibility and Sustainability Committee).

Non-employee directors are reimbursed for reasonable expenses incurred to attend director and committee meetings and incident to their service as a director. Our non-employee directors may defer receipt of their cash compensation pursuant to the terms of our Deferred Compensation Plan.

In addition, each non-employee director receives an annual grant authorized under the 2006 Plan of RSUs valued at $100,000 on the date of grant that vest in full on the date of the annual meeting of stockholders following the grant, subject to continued service. Each non-employee director grant provides that the RSUs subject to the grant will vest in full in the event of a “change in control” of the Company (as defined in the 2006 Plan) or due to the non-employee director’s death or “disability” (as defined for purposes of Section 409A of the Internal Revenue Code). Our non-employee directors may elect a deferred payment date for any RSUs that they may receive. RSUs awarded to non-employee directors include the right to receive dividend equivalents (in the form of additional RSUs) based on the amount of dividends (if any) paid by the Company during the term of the award on a number of shares equal to the number of outstanding and unpaid RSUs then subject to the award. RSUs credited as dividend equivalents have the same vesting and payment terms as the original RSUs to which they relate. The Board also has discretion to determine the terms of any equity award for a newly elected or appointed member of the Board.

Under our minimum stock ownership guidelines for non-employee directors, each non-employee director is to own or to acquire, within five years of first becoming a director, shares of our common stock having a market value at least equal to five times the director’s annual retainer. As of December 31, 2020, all of our non-employee directors met the ownership requirement or were within the five-year period since first becoming a director to acquire the applicable level of ownership.

The Board may change the terms of our director compensation program from time to time.

102	PROXY STATEMENT	KILROY REALTY

DIRECTOR COMPENSATION TABLE — 2020

The following table sets forth summary information regarding our compensation practices for each of our non-employee directors for 2020. The compensation paid to Mr. Kilroy is presented in the executive compensation disclosures above. Mr. Kilroy is not entitled to receive additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)		Stock Awards(1) ($)		Option Awards ($)		Non-Equity Incentive Plan Compensa- tion ($)		Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)		All Other Compen- sation ($)		Total ($)

(a)	(b	)	(c	)	(d	)	(e	)	(f	)	(g	)	(h	)

Edward Brennan, PhD	155,000		100,018		—		—		—		—		255,018

Jolie Hunt	85,000		100,018		—		—		—		—		185,018

Scott Ingraham	90,000		100,018		—		—		—		—		190,018

Louisa Ritter(2)	10,951		100,045		—		—		—		—		110,996

Gary Stevenson	85,000		100,018		—		—		—		—		185,018

Peter Stoneberg	85,000		100,018		—		—		—		—		185,018

(1)

The amounts reported in column (c) of the table above reflect the aggregate accounting fair value of stock awards computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The accounting fair value is based on the quoted closing share price of the Company’s common stock on the NYSE on the grant date.

(2)	Ms. Ritter was appointed to the Board on October 30, 2020.

On May 19, 2020, each of our non-employee directors (other than Ms. Ritter) received an annual award of 1,857 RSUs under the 2006 Plan in connection with the 2020 annual meeting of stockholders. Each of these awards had an accounting fair value at the grant date of $100,018 and will vest on the date of the Annual Meeting. On October 30, 2020, Ms. Ritter received an initial award of 2,125 RSUs under the 2006 Plan in connection with her appointment to the Board. This award had an accounting fair value at the grant date of $100,045 and will vest in two substantially equal installments on each of the first two anniversaries of her appointment date.

The aggregate number of unvested stock awards (including the dividend equivalents granted with respect to such awards) and the aggregate number of unexercised option awards outstanding as of December 31, 2020 for our non-employee directors are:

Director	Unvested Stock Awards		Unexercised Option Awards

Edward Brennan, PhD	1,890	(1)	—

Jolie Hunt	1,890	(1)	—

Scott Ingraham	1,890	(1)	—

Louisa Ritter	2,125	(2)	—

Gary Stevenson	1,890	(1)	—

Peter Stoneberg	1,890	(1)	—
(1) These RSUs vest in full on the date of the Annual Meeting. (2) These RSUs vest in in two substantially equal installments on 10/30/21 and 10/30/22.

KILROY REALTY	PROXY STATEMENT	103

BENEFICIAL OWNERSHIP OF CERTAIN STOCKHOLDERS

The following table sets forth certain information, as of March 1, 2021, regarding the beneficial ownership of common stock (or common stock issuable, at the Company’s option, upon the redemption of common limited partnership interests (the “Units”) in the Operating Partnership) for (i) each person or entity known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock (or common stock issuable, at the Company’s option, upon the redemption of Units); (ii) each director and director nominee and each NEO named in the Summary Compensation Table; and (iii) the current directors and executive officers of the Company as a group. Except as indicated below, all shares of common stock are owned directly, and the indicated person or entity has sole voting and investment power with respect to all of the shares of common stock beneficially owned by such person or entity other than restricted stock, as to which a person has sole voting power but no dispositive power. In preparing this table, the Company has relied upon information supplied by its officers, directors and certain stockholders, in addition to information contained in filings with the SEC.

Name of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)		Percentage of Outstanding Shares of Common Stock(2)

More than 5% Stockholders:

The Vanguard Group, Inc. and affiliates(3)	15,465,252		13.28%

BlackRock, Inc.(4)	13,472,484		11.57%

Norges Bank (The Central Bank of Norway)(5)	9,057,009		7.78%

Cohen & Steers, Inc. and affiliates(6)	4,592,289		3.94%

Directors, Director Nominees and NEOs:

John Kilroy	1,724,536	(7)	1.46%

Jeffrey Hawken	326,982	(8)	*

Michelle Ngo	17,414	(9)	*

A. Robert Paratte	23,595	(10)	*

Tyler Rose	132,152	(11)	*

Heidi Roth	49,094	(12)	*

Justin Smart	123,509	(13)	*

Scott Ingraham	36,789	(14)	*

Edward Brennan, PhD	21,096	(15)	*

Louisa Ritter	—	(16)	*

Gary Stevenson	11,133	(17)	*

Peter Stoneberg	13,802	(18)	*

Jolie Hunt	4,281	(19)	*

All Directors and Executive Officers as a Group (13 persons)	2,160,255	(20)	1.83%

*	Represents less than 1.0% of the outstanding shares of our common stock.

104	PROXY STATEMENT	KILROY REALTY

(1)	Unless otherwise indicated, the address for each of the persons listed is c/o Kilroy Realty Corporation, 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064.

(2)

The number of shares of common stock beneficially owned by a stockholder is based on SEC regulations regarding the beneficial ownership of securities. The number of shares of common stock beneficially owned by a person includes any stock options or RSUs of such person that are vested or will vest within 60 days of March 1, 2021. The percentage of outstanding shares of common stock beneficially owned by a person is based on 116,450,370 shares of common stock outstanding as of March 1, 2021. Unless otherwise indicated, the percentage of outstanding shares of common stock beneficially owned by a person also assumes that all Units held by such beneficial owner are, upon redemption, exchanged for shares of common stock, that none of the Units held by other persons are so exchanged, that all options exercisable within 60 days of March 1, 2021 by such beneficial owner are exercised and that no options to acquire shares of common stock held by other persons are exercised, and that all RSUs held by such beneficial owner that vest within 60 days of March 1, 2021 are vested and paid and that no unvested RSUs held by other persons are vested.

(3)

Represents the number of shares of common stock beneficially owned as of December 31, 2020, as reported on Schedule 13G/A filed with the SEC on February 10, 2021, by The Vanguard Group, Inc. (“Vanguard”) either directly or through its affiliates. Such report indicates that Vanguard has shared voting power over 325,495 shares, sole dispositive power over 15,053,536 shares and shared dispositive power over 411,716 shares of common stock. The address for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(4)

Represents the number of shares of common stock beneficially owned as of December 31, 2020, as reported on Schedule 13G/A filed with the SEC on January 27, 2021, by BlackRock, Inc. (“BlackRock”) either directly or through its affiliates. Such report indicates that BlackRock has sole voting power over 12,674,568 shares and sole dispositive power over 13,472,484 shares of common stock. The address for BlackRock is 55 East 52nd Street, New York, New York 10055.

(5)

Represents the number of shares of common stock beneficially owned as of December 31, 2020, as reported on Schedule 13G/A filed with the SEC on January 25, 2021, by Norges Bank (The Central Bank of Norway) (“Norges”) either directly or through its affiliates. Such report indicates that Norges has sole voting power over 9,057,009 shares and sole dispositive power over 9,057,009 shares of common stock. The address for Norges is Bankplassen 2, PO Box 1179 Sentrum, NO 0107 Oslo, Norway.

(6)

Represents the number of shares of common stock beneficially owned as of December 31, 2020, as reported on Schedule 13G/A filed with the SEC on December 16, 2020, by Cohen & Steers, Inc. (“Cohen”), either directly or through its affiliates. Such report indicates that Cohen has sole voting power over 1,849,579 shares, and sole dispositive power over 4,592,289 shares of common stock. The number of shares reported as beneficially owned by Cohen in Cohen’s Schedule 13G/A includes 4,411,730 shares reported as beneficially owned by Cohen & Steers Capital Management, Inc. (“Cohen Capital”), representing 3.79% of our outstanding shares of common stock as of March 1, 2021, and 180,559 shares reported as beneficially owned by Cohen & Steers UK Limited (“Cohen UK”), representing 0.16% of our outstanding shares of common stock as of March 1, 2021. Such report indicates that Cohen Capital has sole voting power over 1,824,019 shares and sole dispositive power over 4,411,730 shares of common stock. Such report indicates that Cohen UK has sole voting power over 25,560 shares and sole dispositive power over 180,559 shares of common stock. The address for Cohen and Cohen Capital is 280 Park Avenue, 10th Floor, New York, NY 10017. The address for Cohen UK is 50 Pall Mall 7th Floor, London, United Kingdom SW1Y 5JH.

(7)

Includes (i) 783,192 shares of common stock issuable, at the Company’s option, upon the redemption of Units (including Units beneficially owned by Kilroy Airport Imperial Co. (“KAICO”) and allocated to Mr. Kilroy); (ii) 421,957 shares of common stock held directly; and (iii) 519,387 RSUs held directly that are vested or will vest within 60 days of March 1, 2021. Of the shares of common stock held directly by Mr. Kilroy, 43,226 shares are held in a brokerage account that is pledged as collateral for a secured credit line account in Mr. Kilroy’s name. This pledge of common stock meets all of the exceptions to the prohibition on pledging Company securities contained in the Company’s anti-pledging policy, as further described on page 73. Excludes 851,989 RSUs that are not vested and will not vest within 60 days of March 1, 2021.

(8)

Mr. Hawken’s employment terminated in July 2020. Under SEC rules, he is considered an NEO for 2020. The amount reported as beneficially owned by Mr. Hawken is based on Mr. Hawken’s last Form 4 as filed with the SEC on April 17, 2020, as adjusted to give effect to subsequent transactions of which we are aware in connection with employment-related equity awards.

(9)

Includes (i) 7,234 shares of common stock held directly; and (ii) 10,180 RSUs held directly that are vested or will vest within 60 days of March 1, 2021. Excludes 13,735 RSUs that are not vested and will not vest within 60 days of March 1, 2021.

(10)	Includes 23,595 shares of common stock held directly. Excludes 82,974 RSUs that are not vested and will not vest within 60 days of March 1, 2021.

(11)

Includes (i) 63,891 shares of common stock held directly; and (ii) 68,261 RSUs held directly that are vested or will vest within 60 days of March 1, 2021. Excludes 116,886 RSUs that are not vested and will not vest within 60 days of March 1, 2021.

(12)

Includes (i) 12,696 shares of common stock held directly; and (ii) 27,398 RSUs held directly that are vested or will vest within 60 days of March 1, 2021; and (iii) 9,000 vested stock options exercisable until February 2022. Excludes 50,338 RSUs that are not vested and will not vest within 60 days of March 1, 2021.

(13)

Includes (i) 110,823 shares of common stock held directly; and (ii) 12,686 RSUs held directly that are vested or will vest within 60 days of March 1, 2021. Excludes 105,753 RSUs that are not vested and will not vest within 60 days of March 1, 2021.

(14)

Includes (i) 4,000 shares of common stock held directly; and (ii) 32,789 RSUs held directly that are vested or will vest within 60 days of March 1, 2021. Excludes 1,906 RSUs that are not vested and will not vest within 60 days of March 1, 2021.

(15)

Includes (i) 2,700 shares of common stock held directly; and (ii) 18,396 RSUs held directly that are vested or will vest within 60 days of March 1, 2021. Excludes 1,906 RSUs that are not vested and will not vest within 60 days of March 1, 2021.

(16)	Excludes 2,143 RSUs that are not vested and will not vest within 60 days of March 1, 2021.

(17)	Includes 11,133 RSUs held directly that are vested or will vest within 60 days of March 1, 2021. Excludes 1,906 RSUs that are not vested and will not vest within 60 days of March 1, 2021.

(18)

Includes (i) 9,308 shares of common stock held directly; and (ii) 4,494 RSUs held directly that are vested or will vest within 60 days of March 1, 2021. Excludes 1,906 RSUs that are not vested and will not vest within 60 days of March 1, 2021.

KILROY REALTY	PROXY STATEMENT	105

(19)

Includes (i) 2,835 shares of common stock held directly; and (ii) 1,446 RSUs held directly that are vested or will vest within 60 days of March 1, 2021. Excludes 1,906 RSUs that are not vested and will not vest within 60 days of March 1, 2021.

(20)

Includes (i) 661,893 shares of common stock held directly; (ii) 706,170 RSUs held directly that are vested or will vest within 60 days of March 1, 2021; (iii) 9,000 shares of common stock issuable upon exercise of outstanding stock options that are exercisable within 60 days of March 1, 2021; and (iv) 783,192 shares of common stock issuable, at the Company’s option, upon the redemption of Units (including Units beneficially owned by KAICO and allocated to Mr. Kilroy). Excludes 1,245,726 RSUs that are not vested and will not vest within 60 days of March 1, 2021.

106	PROXY STATEMENT	KILROY REALTY

OTHER MATTERS

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions Policy

Our Board has adopted a written Related Party Transactions Policy that is intended to comply with Item 404 of Regulation S-K and Article III, Section 7 of the Company’s Bylaws. The purpose of the policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) the Company (including any of its subsidiaries) was, is or will be a participant; (ii) the amount involved exceeds $120,000 in any calendar year; and (iii) a related party had, has or will have a direct or indirect material interest (a “Related Party Transaction”). For purposes of the policy, a related party is (a) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; (b) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (c) any immediate family member of any of the foregoing persons; or (d) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest (each such person, a “Related Person”). The policy also describes the procedures used to identify, review, approve and disclose, if necessary, any transaction between the Company and any subsidiary of the Company, on the one hand, and John B. Kilroy, Sr. (or his estate) or John B. Kilroy, Jr. and their respective affiliates (each such person, a “Principal Party”), on the other hand (a “Principal Party Transaction”).

Under the policy, our Governance Committee is responsible for reviewing and approving or ratifying each Related Person Transaction and Principal Party Transaction (individually and collectively, as applicable, an “Interested Transaction”). In determining whether to approve or ratify an Interested Transaction, the Governance Committee is required to consider the relevant facts and circumstances of the Interested Transaction available to the Governance Committee and to take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unaffiliated third party under the same or similar circumstances, the extent of the related party’s interest in the transaction and the conflicts of interest and corporate opportunity provisions of the Company’s Code of Conduct. If a Related Party Transaction falls within one of certain specified pre-approved transaction categories set forth in the policy, it shall not require review by the Governance Committee and shall be deemed approved.

No member of the Governance Committee who is a Related Party is permitted to vote on the approval or ratification of an Interested Transaction, but may, if requested by the Chair of the Governance Committee, participate in some or all of the Governance Committee’s discussions of the Interested Transaction.

In the event that an Interested Transaction would constitute a conflict of interest or a corporate opportunity under the Company’s Code of Conduct, the provisions of the Code of Conduct shall also apply to the Interested Transaction. Any such Interested Transaction may not be approved under the policy unless it is also approved in accordance with the provisions of the Code of Conduct and disclosed to the public to the extent required by law or the listing rules of the NYSE.

In addition, the Audit Committee is responsible for discussing with management and the independent auditor any related party transactions brought to the Audit Committee’s attention which could reasonably be expected to have a material impact on the Company’s financial statements.

KILROY REALTY	PROXY STATEMENT	107

Certain Transactions with Related Persons

During 2016, the Company entered into a time-sharing agreement with each of Messrs. Kilroy, Hawken, Rose and Smart, and during 2020, the Company entered into a time-sharing agreement with Mr. Paratte and Ms. Roth, for the lease from time to time on a time-sharing basis by such executive officers of an aircraft that is owned by the Company. Pursuant to each time-sharing agreement, these executive officers pay the Company for the aggregate incremental cost of their respective personal use of the aircraft. These amounts are calculated based on the variable operating costs of the flight (subject to applicable maximum payment levels established under Federal Aviation Administration rules) and include, among other things, fuel, crew travel expenses, any insurance for the flight, hangar and de-icing costs away from aircraft base location, landing fees and airport taxes, customs and foreign permit fees, in-flight food and beverages and certain other miscellaneous costs. Fixed costs that do not change based on usage are excluded. Each executive officer pays to the Company an upfront deposit of an amount reasonably estimated to cover the anticipated payments for the executive’s personal use of the aircraft based upon the projected number of trips and their duration and profiles. The Company deducts from the deposited amount the actual payments incurred by each executive under the time-sharing agreement. Reimbursements received from each of Messrs. Kilroy, Hawken, Rose, Smart, Paratte and Ms. Roth for the executive’s use of the aircraft during 2020 did not exceed $120,000. Mr. Hawken ceased serving as the Company’s Executive Vice President and Chief Operating Officer, effective July 13, 2020.

PROPOSALS AND NOMINATIONS FOR 2022 ANNUAL MEETING OF STOCKHOLDERS

Stockholder Proposals and Nomination of Director Candidates Not Intended for Inclusion in Proxy Materials. A stockholder seeking to present a proposal or nominate a director for election to our Board at the 2022 annual meeting of stockholders but not intending for such proposal or nomination to be included in the proxy statement for the meeting must comply with the advance notice requirements set forth in our Bylaws. The Company’s Bylaws require a stockholder desiring to present a proposal or nominate a director for the 2022 annual meeting of stockholders to provide written notice to the Company’s Secretary at the Company’s principal executive offices (i) not earlier than December 21, 2021, 150 days prior to the one-year anniversary of the Annual Meeting, and not later than January 20, 2022, 120 days prior to such one-year anniversary, or (ii) if the date of the 2022 annual meeting of stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, not later than the 120th day prior to such annual meeting of stockholders or, if later, the 10th day following the day on which public disclosure of the date of the annual meeting of stockholders was first made. Other specifics regarding the notice procedures, including the required content of the notice, can be found in Section 2 of Article II (with respect to stockholder proposals) and Section 2 of Article III (with respect to director nominations) of our Bylaws.

Proposals for Inclusion in Proxy Materials. A stockholder seeking to have a proposal included in the Company’s proxy statement for the 2022 annual meeting of stockholders must comply with Rule 14a-8 under the Exchange Act, which sets forth the requirements for including stockholder proposals in Company-sponsored proxy materials. In accordance with Rule 14a-8, any such proposal must be received by the Company’s Secretary at the Company’s principal executive offices by December [    ], 2021, which is 120 days prior to the one-year anniversary of the date this Proxy Statement was first mailed or made available to stockholders. However, if the date of the 2022 annual meeting of stockholders changes by more than 30 days from the one-year anniversary of the date of the Annual Meeting, then such proposals must be received a reasonable time before the Company begins to print and send its proxy materials for the 2022 annual meeting of stockholders.

Director Nominations for Inclusion in Proxy Materials (Proxy Access). Under certain circumstances specified in our Bylaws, a stockholder, or group of up to twenty stockholders, owning at least 3% of the Company’s outstanding common stock continuously for at least the prior three years, may nominate for election to our Board and inclusion in the Company’s proxy statement for its annual meeting of stockholders up to 25% of the number of directors then serving on our Board. The Company’s Bylaws require a stockholder desiring to nominate a director for inclusion in the Company’s proxy materials for the 2022 annual meeting of stockholders to provide written notice to the Company’s Secretary at the Company’s principal executive offices (i) not earlier than December 21, 2021, 150 days prior to the one-year anniversary of the Annual Meeting, and not later than January 20, 2022, 120 days prior to such one-year anniversary, or (ii) if the date of the 2022 annual meeting of stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, not later than the 120th day prior to such annual meeting of stockholders or, if later, the 10th day following the day on which public disclosure of the date of the annual

108	PROXY STATEMENT	KILROY REALTY

meeting of stockholders was first made. Other specifics regarding the foregoing proxy access right, including the required content of the notice and certain other eligibility and procedural requirements, can be found in Section 3 of Article III of our Bylaws.

Stockholder proposals or director nominations submitted to the Company’s Secretary that do not comply with the above requirements may be excluded from the Company’s proxy statement and/or may not be brought before the 2022 annual meeting of stockholders, as applicable. For specific information with respect to the process for recommending a director candidate, see “Corporate Governance — Director Selection, Evaluation and Communications — Stockholder-Recommended Director Candidates” above.

KILROY REALTY	PROXY STATEMENT	109

QUESTIONS AND ANSWERS

ABOUT THE ANNUAL MEETING

AND VOTING PROCEDURES

Why did I receive a notice in the mail regarding Internet availability of the proxy materials instead of a paper copy of the proxy materials?

Pursuant to SEC rules, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record, while brokers, banks and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice to the beneficial owners. All stockholders will have the ability to access the proxy materials, including this Proxy Statement and our 2020 Annual Report, on the website referred to in the Notice or to request to receive a printed copy of the proxy materials. Instructions on how to request a printed copy by mail or electronically, including an option to request paper copies on an ongoing basis, may be found in the Notice and on the website referred to in the Notice. If a stockholder properly requests paper copies of this Proxy Statement, we intend to mail the Proxy Statement, together with a proxy card, to such stockholder within three business days of his or her request.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will be asked to consider and vote on the following matters, as well as any other business properly brought before the Annual Meeting:

•	Proposal No. 1: Elect as directors the seven nominees named in this Proxy Statement.

•	Proposal No. 2: Approve, on an advisory basis, the compensation of our NEOs.

•	Proposal No. 3: Approve the amendment and restatement of our Bylaws to remove the Independent Committee approval requirement separately governed by our related party transactions policy.

•	Proposal No. 4: Ratify the appointment of Deloitte as our independent auditor for the fiscal year ending December 31, 2021.

What are the Board’s recommendations on each of the proposals?

The Board recommends that stockholders vote:

1.	“FOR” each of the Board’s seven nominees for election to the Board: John Kilroy, Edward Brennan, PhD, Jolie Hunt, Scott Ingraham, Louisa Ritter, Gary Stevenson and Peter Stoneberg;

2.	“FOR” approval, on an advisory basis, of the compensation of our NEOs;

3.	“FOR” approval of the amendment and restatement of our Bylaws to remove the Independent Committee approval requirement separately governed by our related party transactions policy;

4.	“FOR” ratification of the appointment of Deloitte as our independent auditor for the fiscal year ending December 31, 2021.

Who is entitled to vote?

Only the holders of record of the shares of our common stock at the close of business on March 8, 2021 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter voted upon at the Annual Meeting. As of the Record Date, 116,450,370 shares of common stock were outstanding.

110	PROXY STATEMENT	KILROY REALTY

May I attend the Annual Meeting?

We will be hosting the Annual Meeting in a virtual-only meeting format, via live audio webcast at www.virtualshareholdermeeting.com/KRC2021. You will not be able to attend the Annual Meeting in person. You may attend the virtual-only Annual Meeting if you were a stockholder of record or a beneficial holder of shares of common stock at the close of business on the Record Date and will need the 16-digit control number included on your Notice or proxy card.

Why is the Company holding the Annual Meeting virtually?

We believe a virtual-only meeting format facilitates stockholder attendance and participation by enabling all stockholders to participate fully, equally and without cost, using an Internet-connected device from any location around the world. In addition, the virtual-only meeting format increases our ability to engage with all stockholders, regardless of size, resources or physical location and enables us to protect the health and safety of all attendees, particularly in light of the COVID-19 pandemic. See the section titled “Virtual Annual Meeting” for more information about our virtual-only meeting format.

How do I vote?

You may vote by submitting a proxy or voting instructions prior to the Annual Meeting or you may vote by attending the Annual Meeting.

Submitting a Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares of common stock as a record holder and you are viewing this Proxy Statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a printed copy of this Proxy Statement, you may vote your shares by completing, dating and signing the proxy card that was included with this Proxy Statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

Submitting Voting Instructions for Shares Registered in Street Name. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive instructions from your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, if you received a printed copy of this Proxy Statement, you may submit your voting instructions by completing, dating and signing the voting instruction form that was included with this Proxy Statement and promptly returning it in the preaddressed, postage paid envelope provided to you. If you vote by Internet or telephone, then you need not return a written voting instruction form by mail.

Vote at the Annual Meeting. If you plan to vote at the Annual Meeting, you will be given the opportunity to do so by following the instructions available on the Annual Meeting website.

What is the deadline for voting my shares if I do not attend the Annual Meeting?

If you are a stockholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. Eastern time on May 19, 2021 in order for your shares to be voted at the Annual Meeting. If you are a stockholder of record and you received a printed set of proxy materials, you also have the option of completing, signing, dating and returning the proxy card enclosed with the proxy materials before the Annual Meeting in order for your shares to be voted at the meeting. If you are a beneficial owner of shares of our common stock, please comply with the deadlines included in the voting instructions provided by the bank, broker or other nominee that holds your shares.

KILROY REALTY	PROXY STATEMENT	111

Can I revoke or change my vote after I submit my proxy or voting instructions?

A stockholder of record may revoke a previously submitted proxy at any time before it is exercised by (i) delivering a later dated proxy card or by submitting another proxy by telephone or the Internet (your latest telephone or Internet voting instructions will be followed); (ii) delivering to the Secretary of the Company a written notice of revocation prior to the voting of the proxy at the Annual Meeting; or (iii) by voting at the Annual Meeting. Simply attending the Annual Meeting will not revoke your proxy. If your shares are held in “street name,” you must contact your broker, bank or other nominee to find out how to change or revoke your voting instructions. Any change to your proxy that is provided by telephone or the Internet must be submitted by 11:59 p.m. Eastern time on May 19, 2021.

How will my shares be voted on the proposals at the Annual Meeting?

The shares of common stock represented by all properly submitted proxies will be voted at the Annual Meeting as instructed or, if no instruction is given, will be voted “FOR” each of the director nominees named in Proposal No. 1, “FOR” Proposal No. 2, “FOR” Proposal No. 3 and “FOR” Proposal No. 4.

If you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held in street name on non-routine matters unless the broker receives voting instructions from the street name holder. Proposal No. 4 (the ratification of the appointment of Deloitte as our independent auditor for the fiscal year ending December 31, 2021) is considered routine under applicable rules of the NYSE, while each of the other proposals to be submitted for a vote of stockholders at the Annual Meeting is considered non-routine. Accordingly, if you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote on Proposal No. 4 at the Annual Meeting, but will not be permitted to vote your shares on any of the other proposals at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for determining the presence of a quorum at the Annual Meeting and will be voted on Proposal No. 4 in the manner directed by your broker, but your shares will constitute “broker non-votes” on each of the other items at the Annual Meeting.

How will voting on any other business be conducted?

As to any other business that may properly come before the Annual Meeting, all properly submitted proxies will be voted by the proxyholders named in the proxy card, in their discretion. We do not presently know of any other business that may come before the Annual Meeting.

What constitutes a quorum?

A majority of the shares of common stock issued and outstanding on the Record Date must be represented at the Annual Meeting in person (i.e., by attending the virtual-only meeting) or by proxy to constitute a quorum for the transaction of business at the Annual Meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

What vote is required to approve each proposal?

Proposal No. 1 — Election of Directors. Each director nominee will be elected at the Annual Meeting if he or she receives a majority of the votes cast with respect to his or her election (that is, the number of votes cast “FOR” the nominee must exceed the number of votes cast “AGAINST” the nominee). This majority voting standard is discussed further under “Proposal 1 — Election of Directors — Vote Required.”

112	PROXY STATEMENT	KILROY REALTY

Proposal No. 2 — Advisory Approval of Compensation of our NEOs. The affirmative vote of a majority of votes cast at the Annual Meeting will be required for the Say-on-Pay vote. The Say-on-Pay vote is advisory only, and therefore not binding on the Company, the Compensation Committee or our Board. Although non-binding, our Board values the opinions that our stockholders express with their votes and the votes will provide information to the Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation in the future.

Proposal No. 3 — Approval of the Amendment and Restatement of our Bylaws to Remove the Independent Committee Approval Requirement Separately Governed by Our Related Party Transactions Policy. The affirmative vote of a majority of all votes entitled to be cast at the Annual Meeting will be required for the approval of the amendment and restatement of our Bylaws.

Proposal No. 4 — Ratification of the Appointment of Deloitte as our Independent Auditor. The affirmative vote of a majority of votes cast at the Annual Meeting will be required for the approval of the ratification of the appointment of Deloitte as our independent auditor for the fiscal year ending December 31, 2021.

Note on “Abstentions” and “Broker Non-Votes.” For purposes of determining the number of votes cast for Proposal No. 1, Proposal No. 2 and Proposal No. 4, only shares voted “FOR” or “AGAINST” are counted. Abstentions and broker non-votes are not treated as votes cast on Proposal No. 1, Proposal No. 2 and Proposal No. 4, although they are counted for purposes of determining whether a quorum is present at the Annual Meeting. For purposes of Proposal No. 3, all shares of our common stock outstanding as of the Record Date are entitled to be cast on Proposal No. 3. Abstentions and broker non-votes will have the effect of a vote “AGAINST” Proposal No. 3.

KILROY REALTY	PROXY STATEMENT	113

GENERAL INFORMATION

PROXY SOLICITATION EXPENSES

The cost of soliciting proxies will be borne by the Company. These costs will include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s common stock. Proxies may be solicited by directors, officers and employees of the Company in person or by mail, telephone, email or facsimile transmission, but such persons will not be specifically compensated therefor. The Company may use the services of Innisfree M&A Incorporated, a third-party solicitor, to solicit proxies for the Annual Meeting for a fee that we do not expect to exceed $15,000 plus a reasonable amount to cover expenses.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Reports, proxy statements and other information electronically filed by the Company with the SEC are available without charge on the SEC’s website at http://www.sec.gov. These materials are also available free of charge in the Investors section of the Company’s website at http://www.kilroyrealty.com as soon as reasonably practicable after they are filed or furnished with the SEC.

The Company will provide without charge to each person solicited hereby, upon the written or oral request of any such persons, copies of the Company’s and the Operating Partnership’s Annual Report on Form 10-K for the year ended December 31, 2020, including financial statements and financial statement schedules. Requests for such copies should be addressed to: Kilroy Realty Corporation, 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064, Attn: Secretary; telephone (310) 481-8400.

A copy of the Company’s Bylaws referenced in this Proxy Statement may be obtained without charge by request to the Company’s Secretary at the Company’s principal executive offices. Requests should be addressed to: Kilroy Realty Corporation, 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064, Attn: Secretary; telephone (310) 481-8400.

You may also access additional information about the Company at our Internet address, http://www.kilroyrealty.com. References to our website throughout this Proxy Statement are provided for convenience only and the content on our website does not constitute a part of this Proxy Statement.

114	PROXY STATEMENT	KILROY REALTY

OTHER MATTERS

We do not know of any other matter that will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting or any adjournment(s) or postponement(s) thereof, which may properly be acted upon, the proxies solicited hereby will be voted at the discretion of the named proxy holders.

As permitted by the Exchange Act, only one copy of our proxy materials is being delivered to stockholders of record residing at the same address and who did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically, unless such stockholders have notified us of their desire to receive multiple copies of our proxy materials. This is known as householding. We will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at an address to which only one copy was mailed. Stockholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should contact us. Requests for additional copies or requests for householding for this year or future years should be directed in writing to our principal executive offices at 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064, Attn: Secretary or by telephone at (310) 481-8400.

You may vote on the Internet, or if you are receiving a paper copy of this Proxy Statement, by telephone (if available), or by completing and mailing a proxy card or voting instruction form in the preaddressed, postage paid envelope provided to you. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the meeting.

WE URGE YOU TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE WHETHER OR NOT YOU EXPECT TO ATTEND AND VOTE AT THE ANNUAL MEETING. IF YOU ATTEND AND VOTE AT THE ANNUAL MEETING, YOUR PROXY WILL NOT BE USED.

April [    ], 2021

By Order of the Board of Directors,

Tyler Rose

President and Secretary

KILROY REALTY	PROXY STATEMENT	115

APPENDIX A – DEFINITIONS AND RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

FUNDS FROM OPERATIONS (“FFO”), FFO PER SHARE, ADJUSTED FFO AND ADJUSTED FFO PER SHARE

FFO:

We calculate funds from operations available to common stockholders and common unitholders, or “FFO,” in accordance with the White Paper on FFO approved by the Board of Governors of NAREIT. The White Paper defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, gains and losses from sales of depreciable real estate and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures. Our calculation of FFO includes the amortization of deferred revenue related to tenant-funded tenant improvements and excludes the depreciation of the related tenant improvement assets. We also add back net income attributable to noncontrolling common units of the Operating Partnership because we report FFO attributable to common stockholders and common unitholders.

We believe that FFO is a useful supplemental measure of our operating performance. The exclusion from FFO of gains and losses from the sale of operating real estate assets allows investors and analysts to readily identify the operating results of the assets that form the core of our activity and assists in comparing those operating results between periods. Also, because FFO is generally recognized as the industry standard for reporting the operations of REITs, it facilitates comparisons of operating performance to other REITs. However, other REITs may use different methodologies to calculate FFO, and accordingly, our FFO may not be comparable to all other REITs.

Implicit in historical cost accounting for real estate assets in accordance with GAAP is the assumption that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies using historical cost accounting alone to be insufficient. Because FFO excludes depreciation and amortization of real estate assets, we believe that FFO along with the required GAAP presentations provides a more complete measurement of our performance relative to our competitors and a more appropriate basis on which to make decisions involving operating, financing and investing activities than the required GAAP presentations alone would provide.

However, FFO should not be viewed as an alternative measure of our operating performance because it does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which are significant economic costs and could materially impact our results from operations.

Adjusted FFO:

Adjusted FFO for 2020 was calculated as FFO, adjusted for severance costs, acquisition-related expenses, accelerated financing costs, political contributions and revenue not recognized due to tenant delays.

FFO Per Share:

FFO Per Share is calculated as FFO divided by the weighted average common shares/units and restricted stock units (“RSUs”) outstanding. FFO Per Share is used in this Proxy Statement as defined in this Appendix A, except when such term is capitalized (i.e., “FFO Per Share”) and used in the context of the performance-based RSUs (where the defined term on page 89 will apply).

Adjusted FFO Per Share:

Adjusted FFO Per Share is calculated as Adjusted FFO divided by the weighted average common shares/units and RSUs outstanding.

KILROY REALTY	PROXY STATEMENT	A-1

The following table presents our FFO, FFO Per Share, Adjusted FFO and Adjusted FFO Per Share for the years ended December 31, 2020 and 2019:

(unaudited, $ and shares in thousands, except per share amounts)
	Year Ended December 31,
	2020	2019
FUNDS FROM OPERATIONS:
Net Income Available to Common Stockholders	$187,105	$195,443
Adjustments:
Net income attributable to noncontrolling common units of	2,869	3,766
the Operating Partnership
Net income attributable to noncontrolling interests in	17,319	16,020
consolidated property partnerships
Depreciation and amortization of real estate assets	290,353	268,045
Gains on sales of depreciable real estate	(35,536)	(36,802)
Funds from Operations attributable to noncontrolling	(28,754)	(27,994)
interests in consolidated property partnerships
Funds From Operations(1)(2)	$433,356	$418,478
Weighted average common shares/units outstanding — diluted(3)	116,711	106,991
FFO per common share/unit — diluted(2)	$3.71	$3.91
Funds From Operations(1)(2)	$433,356	$418,478
Adjustments:
Severance costs	20,525	—
Acquisition-related expenses	734	—
Accelerated financing and political contributions	29,175	—
Revenue not recognized due to tenant delays	836	—
Adjusted Funds From Operations(1)(2)	$484,626	$418,478
Weighted average common shares/units outstanding — diluted(3)	116,711	106,991
Adjusted FFO per common share/unit — diluted(2)	$4.15	$3.91

(1)   Reported amounts are attributable to common stockholders, common unit holders and restricted stock unitholders.

(2)   FFO includes amortization of deferred revenue related to tenant-funded tenant improvements of $22.5 million and $19.2 million for the year ended December 31, 2020 and 2019, respectively.

(3)   Calculated based on weighted average shares outstanding including participating and non-participating share-based awards (i.e. non-vested stock and certain time-based RSUs), dilutive impact of stock options and contingently issuable shares and assuming the exchange of all common limited partnership units outstanding.

A-2	PROXY STATEMENT	KILROY REALTY

NET OPERATING INCOME AND SAME STORE NET OPERATING INCOME (ON A GAAP AND CASH BASIS)

Net Operating Income:

We believe that Net Operating Income (“NOI”) is a useful supplemental measure of our operating performance. We define NOI after the adoption of the new lease accounting standard ASC 842 as follows: consolidated operating revenues (rental income and other property income) less consolidated property and related expenses (property expenses, real estate taxes, provision for bad debts and ground leases). We define NOI prior to the adoption of the new lease accounting standard ASC 842 as consolidated operating revenues (rental income, tenant reimbursements and other property income) less consolidated property and related expenses (property expenses, real estate taxes, provision for bad debts and ground leases). Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs.

Because NOI excludes general and administrative expenses, interest expense, depreciation and amortization, acquisition-related expenses, other non-property income and losses, and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, reflects the consolidated revenues and expenses directly associated with owning and operating commercial real estate and the impact to operations from trends in occupancy rates, rental rates and operating costs, providing a perspective on operations not immediately apparent from net income. We use NOI to evaluate our operating performance on a portfolio basis since NOI allows us to evaluate the impact that factors such as occupancy levels, lease structure, rental rates and tenant base have on our results, margins and returns. In addition, we believe that NOI provides useful information to the investment community about our financial and operating performance when compared to other REITs since NOI is generally recognized as a standard measure of performance in the real estate industry.

However, NOI should not be viewed as an alternative measure of our financial performance since it does not reflect general and administrative expenses, acquisition-related expenses, interest expense, depreciation and amortization costs, other non-property income and losses, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, or trends in development and construction activities which are significant economic costs and activities that could materially impact our results from operations.

Same Store NOI (on a GAAP and Cash Basis):

We believe that Same Store NOI is a useful supplemental measure of our operating performance. Same Store NOI represents the consolidated NOI for all of the properties that were owned and included in our stabilized portfolio for two comparable reporting periods. Because Same Store NOI excludes the change in NOI from developed, redeveloped, acquired and disposed of and held for sale properties, it highlights operating trends such as occupancy levels, rental rates and operating costs on properties. Same Store Cash NOI represents the consolidated GAAP NOI for all of the properties that were owned and included in our stabilized portfolio for two comparable reporting periods, adjusted for non-cash revenue and non-cash expenses in both periods. Other REITs may use different methodologies for calculating Same Store GAAP and Cash NOI, and accordingly, our Same Store GAAP and Cash NOI may not be comparable to other REITs.

However, Same Store NOI should not be viewed as an alternative measure of our financial performance since it does not reflect the operations of our entire portfolio, nor does it reflect the impact of general and administrative expenses, interest expense, depreciation and amortization costs, other non-property income and losses, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, or trends in development and construction activities which are significant economic costs and activities that could materially impact our results from operations.

KILROY REALTY	PROXY STATEMENT	A-3

The following table reconciles our net income available to common stockholders to NOI and Same Store NOI for the years ended December 31, 2020 and 2019:

(unaudited, $ in thousands)
	Year Ended December 31,
	2020	2019
Net Income Available to Common Stockholders	$187,105	$195,443
Net income attributable to noncontrolling common units of the Operating Partnership	2,869	3,766
Net income attributable to noncontrolling interests in consolidated property partnerships	17,319	16,020
Net Income	$207,293	$215,229
Adjustments:
General and administrative expenses	99,264	88,139
Leasing Costs	4,493	7,615
Depreciation and amortization	299,308	273,130
Interest income and other net investment gain	(3,424)	(4,641)
Interest expense	70,772	48,537
Gains on sales of depreciable operating properties	(35,536)	(36,802)
Net Operating Income, as defined	$642,170	$591,207
Non-Same Store GAAP Net Operating Income	(115,423)	(56,755)
Same Store GAAP Net Operating Income	$526,747	$534,452
GAAP to Cash Adjustments:
GAAP Operating Revenues Adjustment, net	(28,506)	(74,271)
GAAP Operating Expenses Adjustments, net	(71)	(48)
Same Store Cash Net Operating Income	$498,170	$460,133

A-4	PROXY STATEMENT	KILROY REALTY

FUNDS AVAILABLE FOR DISTRIBUTION (“FAD”), FAD PER SHARE, AND FAD PAYOUT RATIO

Funds Available for Distribution:

We believe that FAD is a useful supplemental measure of the Company’s liquidity. We compute FAD by adding to FFO the non-cash amortization of deferred financing costs, debt discounts and premiums and share-based compensation awards and amortization of above (below) market rents for acquisition properties and non-cash executive compensation expense, then subtracting recurring tenant improvements, leasing commissions and capital expenditures and eliminating the net effect of straight-line rents, amortization of deferred revenue related to tenant improvements, adjusting for other lease related adjustments, leasing costs and other items and after adjustment for amounts attributable to noncontrolling interests in consolidated property partnerships. FAD provides an additional perspective on our ability to fund cash needs and make distributions to stockholders by adjusting FFO for the impact of certain cash and non-cash items, as well as adjusting FFO for recurring capital expenditures and leasing costs. We also believe that FAD provides useful information to the investment community about our financial position as compared to other REITs since FAD is a liquidity measure used by other REITs. However, other REITs may use different methodologies for calculating FAD and, accordingly, the Company’s FAD may not be comparable to other REITs.

FAD Per Share:

FAD Per Share is calculated as FAD divided by the weighted average common shares/units outstanding. FAD Per Share is used in this Proxy Statement as defined in this Appendix A.

FAD Payout Ratio:

FAD Payout Ratio is calculated as annual dividends accrued to common stockholders and common unitholders (excluding dividend equivalents accrued to restricted stock unitholders) divided by FAD. FAD Payout Ratio is used in this Proxy Statement as defined in this Appendix A.

KILROY REALTY	PROXY STATEMENT	A-5

The following table presents our FAD and FAD Per Share for the years ended December 31, 2020 and 2019:

(unaudited, $ in thousands, except per share amounts)
	Year Ended December 31,
	2020	2019
Net Income Available to Common Stockholders	$187,105	$195,443
Adjustments
Net income attributable to noncontrolling common units of the Operating Partnership	2,869	3,766
Net income attributable to noncontrolling interests in consolidated property partnerships	17,319	16,020
Depreciation and amortization of real estate assets	290,353	268,045
Gains on sales of depreciable real estate	(35,536)	(36,802)
Funds from Operations attributable to noncontrolling interests in consolidated property	(28,754)	(27,994)
partnerships
Funds From Operations	$433,356	$418,478
Adjustments
Recurring tenant improvements, leasing commissions and capital expenditures	(90,440)	(123,395)
Amortization of deferred revenue related to tenant-funded tenant improvements(1)	(22,500)	(19,190)
Net effect of straight-line rents	(50,487)	(75,323)
Amortization of net below market rents(2)	(10,253)	(9,206)
Amortization of deferred financing costs and net debt discount/premium	2,958	1,427
Non-cash executive compensation expense(3)	31,749	28,503
Lease related adjustments, leasing costs and other(4)	15,241	11,448
Adjustments attributable to non-controlling interests in consolidated property	6,083	16,082
partnerships
Funds Available for Distribution	$315,707	$248,824
Weighted average common shares/units outstanding — diluted(5)	116,711	106,991
FAD per common share/unit — diluted(6)	$2.71	$2.33

(1)	Represents revenue recognized during the period as a result of the amortization of deferred revenue recorded for tenant-funded tenant improvements.

(2)	Represents the non-cash adjustment related to the acquisition of buildings with above and/or below market rents.

(3)	Includes non-cash amortization of share-based compensation and accrued future executive retirement benefits.

(4)	Includes other cash and non-cash adjustments attributable to lease-related GAAP revenue recognition timing differences, leasing costs and other.

(5)

Calculated based on weighted average shares outstanding including participating and non-participating share-based awards (i.e. unvested stock and certain time-based RSUs), dilutive impact of stock options and contingently issuable shares and assuming the exchange of all common limited partnership units outstanding.

(6)	Reported amounts are attributable to common stockholders, common unitholders and restricted stock unitholders.

A-6	PROXY STATEMENT	KILROY REALTY

The following table presents a reconciliation of GAAP net cash provided by operating activities to FAD for the years ended December 31, 2020 and 2019:

(unaudited, $ in thousands)
	Year Ended December 31,
	2020	2019
GAAP Net Cash Provided by Operating Activities	$455,590	$386,521
Adjustments:
Recurring tenant improvements, leasing commissions and capital expenditures	(90,440)	(123,395)
Depreciation of non-real estate furniture, fixtures and equipment	(8,955)	(5,085)
Net changes in operating assets and liabilities(1)	(13,863)	4,427
Noncontrolling interests in consolidated property partnerships’ share of FFO and FAD	(22,671)	(11,912)
Cash adjustments related to investing and financing activities	(3,954)	(1,732)
Funds Available for Distribution	$315,707	$284,824

(1)

Primarily includes changes in the following assets and liabilities: marketable securities; current receivables; prepaid expenses and other assets; accounts payable, accrued expenses and other liabilities; and rents received in advance and tenant security deposits.

ADJUSTED NET INCOME AVAILABLE TO COMMON STOCKHOLDERS

AND EBITDA, AS ADJUSTED

Adjusted Net Income Available to Common Stockholders:

Adjusted net income available to common stockholders is calculated by adjusting net income available to common stockholders to exclude gains on sales of depreciable operating properties, loss and additional interest on early extinguishment of debt, original issuance costs of redeemed preferred stock and accrued future executive retirement benefits.

EBITDA, as Adjusted:

We believe that consolidated earnings before interest expense, depreciation and amortization, gain/loss on early extinguishment of debt, gains and losses on depreciable real estate, net income attributable to noncontrolling interests, preferred dividends and distributions, original issuance costs of redeemed preferred stock and preferred units, severance costs, and impairment losses (“EBITDA, as adjusted”) is a useful supplemental measure of our operating performance. When considered with other GAAP measures and FFO, we believe EBITDA, as adjusted, gives the investment community a more complete understanding of our consolidated operating results, including the impact of general and administrative expenses and acquisition-related expenses, before the impact of investing and financing transactions and facilitates comparisons with competitors. We also believe it is appropriate to present EBITDA, as adjusted, as it is used in several of our financial covenants for both our secured and unsecured debt. However, EBITDA, as adjusted, should not be viewed as an alternative measure of our operating performance since it excludes financing costs as well as depreciation and amortization costs which are significant economic costs that could materially impact our results of operations and liquidity. Other REITs may use different methodologies for calculating EBITDA, as adjusted, and, accordingly, our EBITDA, as adjusted, may not be comparable to other REITs.

KILROY REALTY	PROXY STATEMENT	A-7

The following table presents a reconciliation of net income available to common stockholders to adjusted net income available to common stockholders to EBITDA, as adjusted, for the years ended December 31, 2020 and 2019:

(unaudited, $ in thousands)
	Year Ended December 31,
	2020	2019
Net Income Available to Common Stockholders	$187,105	$195,443
Adjustments
Gains on sales of depreciable real estate	(35,536)	(36,802)
Adjusted Net Income Available to Common Stockholders	$151,569	$158,641
Adjustments
Interest expense	70,772	48,537
Depreciation and amortization	299,308	273,130
Net income attributable to noncontrolling common units of the Operating Partnership	2,869	3,766
Net income attributable to noncontrolling interests in consolidated property partnerships	17,319	16,020
Severance expense	20,525	—
EBITDA, as Adjusted	$562,362	$500,094
EBITDA, as Adjusted, attributable to noncontrolling interest in consolidated property partnerships	(27,398)	(28,476)
Company’s share of EBITDA, as Adjusted(1)	$534,964	$471,618

(1)

Assuming stabilization of The Exchange on 16th on January 1, 2019 based on the midpoint of our underwritten stabilized yield for the project of 10%, we estimate that the Company’s share of EBITDA, as adjusted, would have been $509.7 million and our debt to EBITDA, as adjusted, ratio would have been 6.5x as of and for the year ended December 31, 2019, respectively. We calculate underwritten stabilized yield by dividing the underwritten net operating income (i.e., underwritten operating revenues (rental income and other property income) less underwritten operating expenses (property expenses and real estate taxes)) of the project for the 12 month period following stabilization (i.e., the earlier of anticipated 95% occupancy date or one year from substantial completion of base building components) by the total estimated investment in the project.

The EBITDA, as adjusted, and the debt to EBITDA, as adjusted, ratio assuming stabilization of The Exchange on 16th as reflected above and elsewhere in this Proxy Statement are not historical financial measures and are provided solely for information purposes as they reflect measures used by the Compensation Committee to assess the Company’s performance under its performance measurement framework. Actual EBITDA, as adjusted, earned from The Exchange on 16th may differ from our underwritten stabilized yield based on various factors, including difficulties collecting anticipated rental income and other property income and unanticipated operating expenses that we cannot pass on to tenants, as well as the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2020.

A-8	PROXY STATEMENT	KILROY REALTY

APPENDIX B – SEVENTH AMENDED AND RESTATED BYLAWS

SEVENTH AMENDED AND RESTATED BYLAWS

OF

KILROY REALTY CORPORATION

ARTICLE I.

OFFICES

Section 1.    The principal executive office of Kilroy Realty Corporation, a Maryland corporation (the “Corporation”), shall be located at such place or places as the Board of Directors may designate.

Section 2.    The Corporation may also have offices at such other places as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II.

MEETINGS OF STOCKHOLDERS

Section 1.    All meetings of the stockholders shall be held in the City of Los Angeles, State of California, at such place as may be fixed from time to time by the Board of Directors, or at such other place as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting.

Section 2.    An annual meeting of stockholders shall be held on such date and at such time as may be determined by resolution adopted by the Board of Directors, at which the stockholders shall elect directors to succeed the directors whose terms are expiring, and transact such other business as may properly be brought before the meeting in accordance with these Bylaws.

(a) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) brought before the meeting by the Corporation and specified in the notice of meeting given by or at the direction of the Board of Directors; (ii) brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a stockholder who (A) was a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time of giving the notice provided for in this Section 2 and at the time of the meeting; (B) is entitled to vote at the meeting, and (C) has complied with this Section 2 as to such business. Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), and included in the notice of meeting given by or at the direction of the Board of Directors, the foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. Stockholders seeking to nominate persons for election to the Board of Directors must comply with Article III, Section 3 or Article III, Section 2, as applicable, and this Section 2 shall not be applicable to nominations except as expressly provided in such sections.

(b) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than one hundred twenty (120) days nor more than one hundred fifty (150) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the

KILROY REALTY	PROXY STATEMENT	B-1

one hundred twentieth (120th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(c)    To be in proper form for purposes of this Section 2, a stockholder’s notice to the Secretary shall set forth:

(i)    As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(ii)    As to each Proposing Person, (A) any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to give such Proposing Person economic risk similar to ownership of shares of any class or series of the Corporation, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Corporation, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of the Corporation (“Synthetic Equity Interests”), which Synthetic Equity Interests shall be disclosed without regard to whether (x) the derivative, swap or other transactions convey any voting rights in such shares to such Proposing Person; (y) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such shares; or (z) such Proposing Person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions; (B) any proxy (other than a revocable proxy or consent given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to vote any shares of any class or series of the Corporation; (C) any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Proposing Person with respect to the shares of any class or series of the Corporation, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Corporation (“Short Interests”); (D) any rights to dividends on the shares of any class or series of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation; (E) any performance related fees (other than an asset based fee) that such Proposing Person is entitled to based on any increase or decrease in the price or value of shares of any class or series of the Corporation, or any Synthetic Equity Interests or Short Interests, if any; and (F) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (F) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

(iii)    As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a reasonably brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person; (B) the text of the proposal or business (including the text of any resolutions proposed for consideration); and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any

B-2	PROXY STATEMENT	KILROY REALTY

Proposing Person and any other record or beneficial owner of the shares of any class or series of the Corporation (including their names) in connection with the proposal of such business by such stockholder.

For purposes of this Section 2, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting; (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made; and (iii) any affiliate or associate (each within the meaning of Rule 12b-2 under the Exchange Act for purposes of these Bylaws) of such stockholder or beneficial owner.

(d)    A stockholder providing notice of business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2 shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to the date for the meeting, if practicable, or, if not practicable, on the first practicable date prior to the meeting or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(e)    Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with this Section 2. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(f)    This Section 2 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made pursuant to Rule 14a-8 under the Exchange Act. In addition to the requirements of this Section 2 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(g)    For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed, or incorporated by reference in a document publicly filed, by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

Section 3.    A majority of the stock issued and outstanding and entitled to vote at any meeting of stockholders, the holders of which are present in person or represented by proxy, shall constitute a quorum for the transaction of business except as otherwise provided by law or by the Corporation’s charter. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting or a majority of the voting stock represented in person or by proxy may adjourn the meeting from time to time until a date not more than one hundred twenty (120) days after the original record date, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is more than one hundred twenty (120) days after the original record date, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote thereat.

Section 4.    (a) When a quorum is present at any meeting of the stockholders, a majority of the votes cast at the meeting shall decide any question brought before such meeting, except as otherwise provided in this Section 4 with respect to the election of directors, unless the question is one upon which by express provision of the Maryland General Corporation Law (“MGCL”) or the rules of any securities exchange on which the Corporation’s capital stock is listed or the Corporation’s charter a different vote is required, in which case such express provision shall govern and control the decision of such question.

(b)    Except as otherwise provided in the Corporation’s charter with respect to directors to be elected by the holders of any class or series of preferred stock of the Corporation and in these Bylaws with respect to the filling of vacancies on the Board of

KILROY REALTY	PROXY STATEMENT	B-3

Directors, each director shall be elected by a majority of the votes cast with respect to such director at any meeting of stockholders duly called and at which a quorum is present and directors are to be elected; provided, however, that the directors shall be elected by a plurality of the votes cast at a meeting of the stockholders duly called and at which a quorum is present and directors are to be elected if, in connection with such meeting (i) the Secretary of the Corporation shall have received one or more notices that a stockholder or group of stockholders has nominated or proposes to nominate a person or persons for election as a director, which notice(s) purports to be in compliance with the advance notice requirements set forth in Section 2 of Article III of these Bylaws or the proxy access requirements set forth in Section 3 of Article III of these Bylaws, irrespective of whether the Board of Directors thereafter determines that any such notice(s) is not in compliance with such requirements, and (ii) as of the fourteenth (14th) day preceding the date on which notice of such meeting of the stockholders is first mailed or otherwise given in accordance with applicable law to the stockholders of the Corporation, such nomination or proposed nomination has not been withdrawn by such stockholder or group of stockholders and would thereby cause the number of nominees and proposed nominees to exceed the number of directors to be elected at such meeting, as determined by the Secretary of the Corporation, irrespective of whether such nomination or proposed nomination is thereafter withdrawn by such stockholder or group of stockholders (a “Contested Election”). If the directors are to be elected by a plurality of the votes cast pursuant to the provisions of the immediately preceding sentence, stockholders shall not be permitted to vote “against” any one or more nominees but shall only be permitted to vote “for” one or more nominees or withhold their votes with respect to one or more nominees. For purposes hereof, a majority of the votes cast means the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee, with abstentions and broker non-votes not counted as a vote cast either “for” or “against” that director nominee.

(c)    If, in any election of directors of the Corporation which is not a Contested Election, an incumbent director does not receive a majority of the votes cast and therefore is not re-elected, such incumbent director shall promptly tender his or her resignation as a director, subject to acceptance thereof by the Board, for consideration by the Nominating/Corporate Governance Committee of the Board of Directors. The Nominating/Corporate Governance Committee will promptly consider any such tendered resignation and will make a recommendation to the Board of Directors as to whether such tendered resignation should be accepted or rejected, or whether other action should be taken with respect to such offer to resign. Any incumbent director whose tendered resignation is under consideration may not participate in any deliberation or vote of the Nominating/Corporate Governance Committee or the Board of Directors regarding such tendered resignation. The Nominating/Corporate Governance Committee and the Board of Directors may consider any factors they deem relevant in deciding whether to accept, reject or take other action with respect to any such tendered resignation. Within ninety (90) days after the date on which certification of the stockholder vote on the election of directors is made, the Board of Directors will publicly disclose its decision and rationale regarding whether to accept, reject or take other action with respect to the tendered resignation in a press release, a periodic or current report filed with the Securities and Exchange Commission or by other public announcement. If any director’s tendered resignation is not accepted by the Board of Directors, such director will continue to serve until the next annual meeting of stockholders and until his or her successor is elected and qualified or his or her earlier death, retirement, resignation or removal. If any director’s tendered resignation is accepted by the Board of Directors, then such director will thereupon cease to be a director of the Corporation, and the Board of Directors, in its sole discretion, may fill the resulting vacancy under the provisions of the charter of the Corporation, Article III, Sections 1 or 2(h) hereof and applicable law or may decrease the size of the Board of Directors pursuant to the provisions of Article III, Section 1 hereof.

Section 5.    At each meeting of the stockholders, each stockholder having the right to vote may vote in person or may authorize another person or persons to act for him by proxy appointed by an instrument executed by the stockholder or by the stockholder’s duly authorized agent in any manner permitted by law, bearing a date not more than eleven (11) months prior to said meeting, unless said instrument provides for a longer period. All proxies must be filed with the Secretary of the Corporation at the beginning of each meeting in order to be counted in any vote at the meeting. Subject to the provisions of the charter of the Corporation, each stockholder shall have one vote for each share of stock having voting power registered in his or her name on the books of the Corporation on the record date set by the Board of Directors as provided in Article V, Section 6 hereof. In the election of directors, each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to vote. Stockholders are not entitled to cumulative voting in the election of directors.

Section 6.    (a) Special meetings of the stockholders for any purpose or purposes, unless otherwise proscribed by the Corporation’s charter, may be called only (i) by the President; (ii) by the Chairman of the Board of Directors; (iii) by the Board of

B-4	PROXY STATEMENT	KILROY REALTY

Directors, pursuant to a resolution approved by a majority of the entire Board of Directors; or (iv) by the Secretary of the Corporation, following his or her receipt of one or more written demands to call a special meeting of the stockholders in accordance with, and subject to, this Section 6 from stockholders of record as of the record date fixed in accordance with Section 6(d) who hold, in the aggregate, at least a majority of all the votes entitled to be cast at the meeting. The notice of a special meeting shall state the purpose or purposes of the special meeting, and the business to be conducted at the special meeting shall be limited to the purpose or purposes stated in the notice. Except in accordance with this Section 6, stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders.

(b)    No stockholder may demand that the Secretary of the Corporation call a special meeting of the stockholders pursuant to Section 6(a) unless a stockholder of record has first submitted a request in writing that the Board of Directors fix a record date for the purpose of determining the stockholders entitled to demand that the Secretary of the Corporation call such special meeting, which request shall be in proper form and delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation.

(c)    To be in proper form for purposes of this Section 6, a request by a stockholder for the Board of Directors to fix a record date shall set forth:

(i)    As to each Requesting Person (as defined below), the Stockholder Information (as defined in Section 2(c)(i), except that for purposes of this Section 6 the term “Requesting Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2(c)(i));

(ii)    As to each Requesting Person, any Disclosable Interests (as defined in Section 2(c)(ii), except that for purposes of this Section 6 the term “Requesting Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2(c)(ii) and the disclosure in clause (F) of Section 2(c)(ii) shall be made with respect to the business proposed to be conducted at the special meeting); and

(iii)    As to the purpose or purposes of the special meeting, (A) a reasonably brief description of the purpose or purposes of the special meeting and the business proposed to be conducted at the special meeting, the reasons for conducting such business at the special meeting and any material interest in such business of each Requesting Person; and (B) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Requesting Persons or (y) between or among any Requesting Person and any other record or beneficial owner of the shares of any class or series of the Corporation (including their names) in connection with the request for the special meeting or the business proposed to be conducted at the special meeting.

For purposes of this Section 6, the term “Requesting Person” shall mean (i) the stockholder making the request to fix a record date for the purpose of determining the stockholders entitled to demand that the Secretary call a special meeting; (ii) the beneficial owner or beneficial owners, if different, on whose behalf such request is made; and (iii) any affiliate or associate of such stockholder or beneficial owner.

(d)    Within ten (10) days after receipt of a request to fix a record date in proper form and otherwise in compliance with this Section 6 from any stockholder of record, the Board of Directors may adopt a resolution fixing a record date for the purpose of determining the stockholders entitled to demand that the Secretary of the Corporation call a special meeting, which date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no resolution fixing a record date has been adopted by the Board of Directors within the ten (10) day period after the date on which such a request to fix a record date was received, the record date in respect thereof shall be deemed to be the twentieth (20th) day after the date on which such a request is received. Notwithstanding anything in this Section 6 to the contrary, no record date shall be fixed if the Board of Directors determines that the demand or demands that would otherwise be submitted following such record date could not comply with the requirements set forth in clauses (ii), (iv), or (v) of Section 6(f).

(e)    Without qualification, a special meeting of the stockholders shall not be called pursuant to Section 6(a) unless stockholders of record as of the record date fixed in accordance with Section 6(d) who hold, in the aggregate, at least a majority of all the votes entitled to be cast at the meeting (the “Requisite Percentage”) timely provide one or more demands to call such special meeting in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation. Only stockholders of record on the record date shall be entitled to demand that the Secretary of the Corporation call a special meeting of the stockholders pursuant to Section 6(a). To be timely, a stockholder’s demand to call a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not later than the sixtieth (60th) day

KILROY REALTY	PROXY STATEMENT	B-5

following the record date fixed in accordance with Section 6(d). To be in proper form for purposes of this Section 6, a demand to call a special meeting shall set forth (i) the business proposed to be conducted at the special meeting; (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration); and (iii) with respect to any stockholder or stockholders submitting a demand to call a special meeting (except for any stockholder that has provided such demand in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A) (a “Solicited Stockholder”) the information required to be provided pursuant to this Section 6 of a Requesting Person. A stockholder may revoke a demand to call a special meeting by written revocation delivered to the Secretary at any time prior to the special meeting. If any such revocation(s) are received by the Secretary after the Secretary’s receipt of written demands from the holders of the Requisite Percentage of stockholders, and as a result of such revocation(s), there no longer are unrevoked demands from the Requisite Percentage of stockholders to call a special meeting, the Board of Directors shall have the discretion to determine whether or not to proceed with the special meeting.

    (f) Upon receipt of a written demand from one or more stockholders to call a special meeting, the Secretary shall inform the requesting stockholder(s) of the reasonably estimated cost of preparing and mailing the notice of meeting (including the Corporation’s proxy materials). The Secretary shall not be required to call a special meeting upon stockholder request and such meeting shall not be held unless, in addition to the satisfaction of the other requirements set forth in these Bylaws, the Secretary receives payment of such reasonably estimated cost prior to the mailing of any notice of the meeting. The Secretary shall not accept, and shall consider ineffective, a written demand from one or more stockholders to call a special meeting (i) that does not comply with this Section 6; (ii) that relates to an item of business to be transacted at such meeting that is not a proper subject for stockholder action under applicable law; (iii) that includes an item of business to be transacted at such meeting that did not appear on the written request that resulted in the determination of the record date (the “Current Record Date”) to determine the stockholders entitled to submit such written demand; (iv) that relates to an item of business (other than the election of directors) that is identical or substantially similar to an item of business (a “Similar Item”) for which a record date (other than the Current Record Date) was previously fixed and such demand is delivered between the time beginning on the sixty-first (61st) day after such previous record date and ending on the one-year anniversary of such previous record date; or (v) if a Similar Item will be submitted for stockholder approval at any stockholder meeting to be held on or before the ninetieth (90th) day after the Secretary receives such demand.

    (g) After receipt of demands in proper form and in accordance with this Section 6 from a stockholder or stockholders holding the Requisite Percentage, the Board of Directors shall duly call, and determine the place, date and time of, a special meeting of stockholders for the purpose or purposes and to conduct the business specified in the demands received by the Corporation; provided, however, that the date and time of such special meeting shall not be more than ninety (90) days after the record date for the special meeting. Notwithstanding anything in these Bylaws to the contrary, the Board of Directors may submit its own proposal or proposals for consideration at such a special meeting. The record date for such a special meeting shall be fixed in accordance with Article V, Section 6 of these Bylaws. The Board of Directors shall provide written notice of such special meeting to the stockholders in accordance with Section 8.

    (h) In connection with a special meeting called in accordance with this Section 6, the stockholder or stockholders (except for any Solicited Stockholder) who requested that the Board of Directors fix a record date in accordance with this Section 6 or who delivered a demand to call a special meeting to the Secretary shall further update and supplement the information previously provided to the Corporation in connection with such request or demand, if necessary, so that the information provided or required to be provided in such request or demand pursuant to this Section 6 shall be true and correct as of the record date for the special meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the special meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to the date for the meeting, if practicable, or, if not practicable, on the first practicable date prior to the meeting or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of ten (10) business days prior to the special meeting or any adjournment or postponement thereof).

    (i) Notwithstanding anything in these Bylaws to the contrary, the Secretary shall not be required to call a special meeting pursuant to this Section 6 except in accordance with this Section 6. If the Board of Directors shall determine that any request to fix a record date or demand to call and hold a special meeting was not properly made in accordance with this Section 6, or shall

B-6	PROXY STATEMENT	KILROY REALTY

determine that the stockholder or stockholders requesting that the Board of Directors fix such record date or submitting a demand to call the special meeting have not otherwise complied with this Section 6, then the Board of Directors shall not be required to fix a record date or to call and hold the special meeting. In addition to the requirements of this Section 6, each Requesting Person shall comply with all requirements of applicable law, including all requirements of the Exchange Act, with respect to any request to fix a record date or demand to call a special meeting.

Section 7. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. Where the Company’s notice of meeting specifies that directors are to be elected at such special meeting, nominations of persons for election to the Board of Directors may be made (i) pursuant to the Company’s notice of meeting; (ii) by or at the direction of the Board of Directors or (iii) by any committee of persons appointed by the Board of Directors with authority therefor or by a stockholder as provided in Section 2 of Article III hereof.

Section 8.    Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given in writing or by any other manner permitted by law, which notice shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. The notice of any meeting shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than ninety (90) days before the date of the meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the records of the Corporation.

Section 9.    [Intentionally Omitted.]

Section 10.    Notwithstanding any other provision of the charter of the Corporation or these Bylaws, Subtitle 7 of Title 3 of the MGCL (as the same may hereafter be amended from time to time) shall not apply to the voting rights of any shares of stock of the Corporation now or hereafter held by any existing or future stockholder of the Corporation (regardless of the identity of such stockholder).

Section 11.    Every meeting of stockholders shall be conducted by an individual appointed by the Board of Directors to be chairman of the meeting or, in the absence of such appointment, by the Chairman of the Board of Directors or, in the case of a vacancy in the office or absence of the Chairman of the Board of Directors, by one of the following officers present at the meeting: the Vice Chairman of the Board of Directors, if there be one, the President, the Vice Presidents in their order of rank and seniority, or, in the absence of such officers, a chairman chosen by the stockholders by the vote of a majority of the votes cast by stockholders present in person or by proxy. The Secretary, or, in the Secretary’s absence, an Assistant Secretary, or in the absence of both the Secretary and Assistant Secretaries, a person appointed by the Board of Directors or, in the absence of such appointment, a person appointed by the chairman of the meeting shall act as Secretary. In the event that the Secretary presides at a meeting of the stockholders, an Assistant Secretary, or in the absence of Assistant Secretaries, an individual appointed by the Board of Directors or the chairman of the meeting, shall record the minutes of the meeting. The order of business and all other matters of procedure at any meeting of stockholders shall be determined by the chairman of the meeting. The chairman of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of such chairman, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to stockholders of record of the Corporation, their duly authorized proxies and other such individuals as the chairman of the meeting may determine; (c) limiting participation at the meeting on any matter to stockholders of record of the Corporation entitled to vote on such matter, their duly authorized proxies and other such individuals as the chairman of the meeting may determine; (d) limiting the time allotted to questions or comments by participants; (e) maintaining order and security at the meeting; (f) removing any stockholder or any other individual who refuses to comply with meeting procedures, rules or guidelines as set forth by the chairman of the meeting; and (g) recessing or adjourning the meeting to a later date and time and place announced at the meeting. Unless otherwise determined by the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

KILROY REALTY	PROXY STATEMENT	B-7

ARTICLE III.

DIRECTORS

Section 1.    The Board of Directors shall consist of a minimum of three (3) and a maximum of thirteen (13) directors. The number of directors shall be fixed or changed from time to time, within the minimum and maximum, by a majority of the entire Board of Directors, provided that the tenure of office of a director shall not be affected by a decrease in the number of directors, and further provided that at least a majority of the directors shall be “Independent Directors” (as defined in the next sentence). An Independent Director is a director who is not an employee, officer or affiliate of the Corporation or Kilroy Industries or a subsidiary or division thereof, or a relative of a principal executive officer, or who is not an individual member of an organization acting as an advisor, consultant or legal counsel receiving compensation on a continuing basis from the Corporation in addition to director’s fees. The directors need not be stockholders. Each director shall serve until the next annual meeting of stockholders following his or her election and until his or her successor is elected and qualified, or until his or her earlier death, retirement, resignation or removal. In the event of the occurrence of a vacancy on the Board of Directors which the remaining directors are otherwise permitted to fill under the provisions of the charter of the Corporation and applicable law, the Board of Directors may, in lieu of filling such vacancy, nominate, or authorize a committee or person appointed by the Board of Directors to nominate, a person to be elected by the stockholders to fill such vacancy at an annual meeting or a special meeting called for that purpose.

Section 2.    (a) Except as provided in Section 3 of this Article III, nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) pursuant to the Company’s notice of meeting; (ii) by or at the direction of the Board of Directors, including by any committee or persons appointed by the Board of Directors; or (iii) by a stockholder who (A) was a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such nomination is proposed to be made, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time of giving the notice provided for in this Section 2 and at the time of the meeting; (B) is entitled to vote at the meeting; and (C) has complied with this Section 2 as to such nomination. Except as provided in Section 3 of this Article III, the foregoing clause (iii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or special meeting.

    (b) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting pursuant to Section 2(a)(iii) of this Article III, the stockholder must (i) provide Timely Notice (as defined in Article II, Section 2) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2. Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting, the stockholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the one hundred fiftieth (150th) day prior to such special meeting and not later than the one hundred twentieth (120th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Article II, Section 2) of the date of such special meeting was first made. In no event shall any adjournment of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

    (c) To be in proper form for purposes of this Section 2, a stockholder’s notice to the Secretary shall set forth:

(i) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Article II, Section 2(c)(i), except that for purposes of this Section 2 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Article II, Section 2(c)(i));

(ii) As to each Nominating Person, any Disclosable Interests (as defined in Article II, Section 2(c)(ii), except that for purposes of this Section 2 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Article II, Section 2(c)(ii) and the disclosure in clause (F) of Article II, Section 2(c)(ii) shall be made with respect to the election of directors at the meeting);

B-8	PROXY STATEMENT	KILROY REALTY

(iii) As to each person whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such proposed nominee that would be required to be set forth in a stockholder’s notice pursuant to this Section 2 if such proposed nominee were a Nominating Person; (B) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (C) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among any Nominating Person, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant, and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2(f) of this Article III; and

(iv) The Corporation may require any proposed nominee to furnish such other information (A) as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines or (B) that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such proposed nominee.

For purposes of this Section 2, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting; (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any affiliate or associate of such stockholder or beneficial owner.

    (d) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2 shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to the date for the meeting, if practicable, or, if not practicable, on the first practicable date prior to the meeting or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

    (e) Except as provided in Section 3 of this Article III, no person shall be eligible for election as a director of the Corporation unless nominated in accordance with this Section 2. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2, and if he or she should so determine, he or she shall so declare such determination to the meeting and the defective nomination shall be disregarded.

    (f) To be eligible to be a nominee for election as a director of the Corporation, the proposed nominee must deliver (in accordance with the time periods prescribed for delivery of notice under this Section 2) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such proposed nominee (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in form provided by the Secretary upon written request) that such proposed nominee (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law; (ii) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation and (iii) in such proposed nominee’s individual capacity and on behalf of the stockholder (or the beneficial owner, if different) on whose behalf the

KILROY REALTY	PROXY STATEMENT	B-9

nomination is made, would be in compliance, if elected as a director of the Corporation, and will comply with all corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation, and any other policies and guidelines of the Corporation applicable to directors.

    (g) In addition to the requirements of this Section 2 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

    (h) Except as may otherwise be provided pursuant to Article IV of the Corporation’s charter with respect to any rights of holders of preferred stock to elect additional directors and any other requirement in these Bylaws or any agreement relating to the right to designate nominees for election to the Board of Directors, should a vacancy in the Board of Directors occur or be created (whether arising through death, retirement or resignation), such vacancy shall be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the Board of Directors or, in the case of a vacancy resulting from an increase in the number of directors, by a majority of the Board of Directors. In the case of a vacancy created by the removal of a director, the vacancy shall be filled by the stockholders of the Corporation at the next annual meeting of the stockholders or at a special meeting of the stockholders called for such purpose, provided, however, that such vacancy may be filled by the affirmative vote of a majority of the remaining directors (subject to approval by the stockholders at the next annual meeting of the stockholders or at a special meeting of the stockholders called for such purpose).

(i) The provisions of this Section 2 shall not apply to any director nomination made pursuant to Section 3 of this Article III, except to the extent expressly provided in Section 3 of this Article III.

Section 3. (a) Notwithstanding anything to the contrary in these Bylaws, whenever the Board of Directors solicits proxies with respect to the election of directors at an annual meeting of stockholders, subject to the provisions of this Section 3, the Corporation shall include in its proxy statement and other applicable filings required to be made in connection with solicitations of proxies for election of directors for such annual meeting pursuant to Section 14(a) under the Exchange Act (“proxy materials”), in addition to any persons nominated for election by the Board of Directors or any committee thereof, the name, together with the Required Information (as defined below), of any person nominated for election (the “Stockholder Nominee”) to the Board of Directors by a stockholder or group of no more than twenty (20) stockholders (counting as one stockholder, for this purpose, any two or more funds that are part of the same Qualifying Fund Group (as defined below)) who satisfies the requirements of this Section 3 (the “Eligible Stockholder”), and who expressly elects at the time of providing the written notice required by this Section 3 (the “Notice of Proxy Access Nomination”) to have its nominee or nominees included in the Corporation’s proxy materials pursuant to this Section 3. For purposes of this Section 3, (i) a “Qualifying Fund Group” is a group of two or more funds that are (A) under common management and investment control, (B) under common management and funded primarily by the same employer, or (C) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, and (ii) the “Required Information” that the Corporation will include in its proxy materials is the information provided to the Secretary of the Corporation concerning the Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in such proxy materials by the regulations promulgated under the Exchange Act, and if the Eligible Stockholder so elects, a written statement in support of the candidacy of the Stockholder Nominee(s), not to exceed 500 words, delivered to the Secretary of the Corporation at the time the Notice of Proxy Access Nomination required by this Section 3 is provided (the “Statement”). Notwithstanding anything to the contrary contained in this Section 3, the Corporation may omit from its proxy materials any information or Statement (or portion thereof) that it, in good faith, believes would violate any applicable law or regulation.

    (b) To be eligible to have its nominee included in the Corporation’s proxy materials pursuant to this Section 3, an Eligible Stockholder must have owned (as defined below) at least three (3) percent or more of the Corporation’s outstanding Common Stock (the “Required Shares”) continuously for at least three (3) years (the “Minimum Holding Period”) as of both the date the Notice of Proxy Access Nomination is delivered to, or mailed to and received by, the Secretary of the Corporation in accordance with this Section 3 and the record date for determining the stockholders entitled to vote at the annual meeting, and must continue to own the Required Shares through the meeting date. For purposes of this Section 3, an Eligible Stockholder shall be deemed to “own” only those outstanding shares of Common Stock of the Corporation as to which the stockholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (x) sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, including short sales, (y) borrowed by such stockholder or any of its affiliates for any purposes or purchased by such stockholder or

B-10	PROXY STATEMENT	KILROY REALTY

any of its affiliates pursuant to an agreement to resell or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar instrument, agreement or arrangement entered into by such stockholder or any of its affiliates, whether any such instrument, agreement or arrangement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding Common Stock of the Corporation, in any such case which instrument, agreement or arrangement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such stockholder’s or its affiliates’ full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree any gain or loss arising from the full economic ownership of such shares by such stockholder or affiliate. An Eligible Stockholder shall “own” shares of Common Stock held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Stockholder’s ownership of shares of Common Stock shall be deemed to continue during any period in which (i) the stockholder has loaned such shares, provided that the stockholder has the power to recall such loaned shares on five days’ notice, includes with the Notice of Proxy Access Nomination an agreement that it will promptly recall such loaned shares upon being notified that any of its Stockholder Nominees will be included in the Corporation’s proxy materials and continues to hold such recalled shares (including the right to vote such shares) through the date of the annual meeting, or (ii) the stockholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the stockholder. For purposes of this Section 3, the terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Common Stock of the Corporation are “owned” for these purposes shall be determined by the Board of Directors or any committee thereof. In addition, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto the Exchange Act.

    (c) To be eligible to have its nominee included in the Corporation’s proxy materials pursuant to this Section 3, an Eligible Stockholder must (i) provide, within the time period specified below, a Notice of Proxy Access Nomination in writing and in proper form to the Secretary of the Corporation, and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 3. To be timely, the Notice of Proxy Access Nomination must be delivered to, or mailed to and received by, the Secretary of the Corporation at the principal executive offices of the Corporation in proper form not less than one hundred twenty (120) days nor more than one hundred fifty (150) days prior to the one year anniversary of the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than one hundred twenty (120) days prior to such annual meeting or, if later, the tenth (10th) day following the date on which public disclosure of the date of such annual meeting was first made. In no event shall any postponement or adjournment of an annual meeting of stockholders or the announcement thereof commence a new time period for the giving of a stockholders notice as described above.

(d)    To be in proper form for purposes of this Section 3, the Notice of Proxy Access Nomination to the Secretary shall include the following information:

(i)    one or more written statements from the record holder of the Required Shares (or from each intermediary through which the Required Shares are or have been held during the Minimum Holding Period and, if applicable, each participant in the Depository Trust Company (“DTC”) or affiliate of a DTC participant through which the Required Shares are or have been held by such intermediary during the Minimum Holding Period if the intermediary is not a DTC participant or affiliate of a DTC participant) verifying that, as of a date within seven (7) days prior to the date the Notice of Proxy Access Nomination is delivered to, or mailed to and received by, the Secretary of the Corporation, the Eligible Stockholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Stockholder’s agreement to provide, within five (5) business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date;

(ii)    a copy of the Schedule 14N that has been filed with the Securities and Exchange Commission as required by Rule 14a-18 under the Exchange Act;

(iii)    information that is the same as would be required to be set forth in a stockholder’s notice of nomination pursuant to paragraphs (i), (ii), (iii)(A) and (iii)(C) of Section 2(c) of this Article III;

(iv)    the questionnaire, representations, agreements and other information required by Section 2(f) of this Article III;

KILROY REALTY	PROXY STATEMENT	B-11

(v)    the consent of each Stockholder Nominee to being named in the proxy statement as a nominee and to serving as a director if elected;

(vi)    a representation that the Eligible Stockholder (A) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and that neither the Eligible Stockholder nor any Stockholder Nominee being nominated thereby presently has such intent, (B) intends to continue to own the Required Shares through the date of the annual meeting, (C) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors, (D) has complied, and will comply, with all applicable laws and regulations applicable to solicitations and the use, if any, of soliciting material in connection with the annual meeting, (E) will not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the Corporation, and (F) has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 3 and (G) has not provided and will not provide facts, statements or other information in its communications with the Corporation and its stockholders that are not or will not be true, correct and complete in all material respects or which omitted or will omit to state a material fact necessary in order to make such information, in light of the circumstances under which it is or will be made or provided, not misleading;

(vii)    a representation as to the Eligible Stockholder’s intentions with respect to continuing to own the Required Shares for at least one year following the annual meeting; and

(viii)    an undertaking that the Eligible Stockholder agrees to (A) assume all liability stemming from any legal or regulatory violation arising out of communications with the stockholders of the Corporation by the Eligible Stockholder, its affiliates and associates or their respective agents or representatives, either before or after providing a Notice of Proxy Access Nomination pursuant to this Section 3, or out of the facts, statements or other information that the Eligible Stockholder or its Stockholder Nominee(s) provided to the Corporation pursuant to this Section 3 or otherwise in connection with the inclusion of such Stockholder Nominee(s) in the Corporation’s proxy materials pursuant to this Section 3, and (B) indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 3.

The Corporation may also require each Stockholder Nominee to furnish such other information (A) as may reasonably be required by the Corporation to determine the eligibility of such Stockholder Nominee to serve as an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines or (B) that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such Stockholder Nominee.

(e)    A stockholder providing a Notice of Proxy Access Nomination pursuant to this Section 3 shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 3 shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to the date for the meeting, if practicable, or, if not practicable, on the first practicable date prior to the meeting or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(f)    The maximum number of Stockholder Nominees nominated by all Eligible Stockholders that will be included in the Corporation’s proxy materials with respect to an annual meeting of stockholders shall not exceed 25% of the number of directors in office as of the last day on which a Notice of Proxy Access Nomination may be timely delivered pursuant to and in accordance with this Section 3 (the “Final Proxy Access Nomination Date”), or if such amount is not a whole number, the closest whole number below 25%. In the event that one or more vacancies for any reason occurs on the Board of Directors after the Final Proxy Access Nomination Date but before the date of the annual meeting and the Board of Directors elects to reduce the size of the Board of Directors in connection therewith, the maximum number of Stockholder Nominees eligible for inclusion in the

B-12	PROXY STATEMENT	KILROY REALTY

Corporation’s proxy materials pursuant to this Section 3 shall be calculated based on the number of directors in office as so reduced. Any individual nominated by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 3 whose nomination is subsequently withdrawn or whom the Board of Directors or any committee thereof decides to nominate for election to the Board of Directors shall be counted as one of the Stockholder Nominees for purposes of determining when the maximum number of Stockholder Nominees provided for in this Section 3 has been reached. In the event the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 3 exceeds the maximum number of nominees provided for in this Section 3(f), each eligible Stockholder will select one Stockholder Nominee for inclusion in the Corporation’s proxy materials until the maximum number is reached, proceeding in order of the amount of shares of Common Stock of the Corporation (largest to smallest) disclosed as owned by each Eligible Stockholder in the Notice of Proxy Access Nomination submitted to the Corporation. If the maximum number is not reached after each Eligible Stockholder has selected one Stockholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the maximum number is reached.

(g)    In the event that any facts, statements or other information provided by the Eligible Stockholder or the Stockholder Nominee to the Corporation or its stockholders ceases to be true, correct and complete in all material respects or omits a material fact necessary to make such information, in light of the circumstances under which it is made or provided, not misleading, each Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of the Corporation of any defect in such previously provided information and of the information that is required to correct any such defect.

(h)    The Corporation shall not be required to include, pursuant to this Section 3, a Stockholder Nominee in its proxy materials for any meeting of stockholders (i) for which the Secretary of the Corporation receives a notice that the Eligible Stockholder or any other stockholder of the Corporation has nominated one or more persons for election to the Board of Directors pursuant to the advance notice requirements for stockholder nominees for director set forth in Section 2 of this Article III, (ii) if the Eligible Stockholder who has nominated such Stockholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the board of directors, (iii) if such Stockholder Nominee would not be an independent director under the Corporation’s Corporate Governance Guidelines, (iv) if the election of such Stockholder Nominee as a member of the Board of Directors would cause the Corporation to be in violation of these Bylaws, the Corporation’s charter, the rules and listing standards of any principal U.S. exchange upon which the Common Stock of the Corporation is traded, or any applicable state or federal law, rule or regulation, (v) if such Stockholder Nominee is or has been, within the past three (3) years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, (vi) if the Stockholder Nominee is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years, (vii) if such Stockholder Nominee is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Exchange Act, (viii) if the Eligible Stockholder who has nominated such Stockholder Nominee or such Stockholder Nominee provides any facts, statements or other information to the Corporation or its stockholders required or requested pursuant to this Section 3 that is not true, correct and complete in all material respects or that omits a material fact necessary to make such information, in light of the circumstances in which it is made or provided, not misleading, or that otherwise contravenes any of the agreements or representations made by such Eligible Stockholder or Stockholder Nominee pursuant to this Section 3, or (ix) if the Eligible Stockholder who has nominated such Stockholder Nominee or such Stockholder Nominee fails to comply with its obligations pursuant to this Section 3.

(i)    Notwithstanding anything to the contrary set forth herein, the Board of Directors or the presiding officer at the meeting shall declare a nomination by an Eligible Stockholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation, if (i) the Stockholder Nominee(s) and/or the applicable Eligible Stockholder shall have breached its or their obligations under this Section 3, as determined by the Board of Directors or the presiding officer, or (ii) the Eligible Stockholder (or a qualified representative thereof) does not appear at the meeting of stockholders to present any nomination pursuant to this Section 3. For purposes of this Section 3(i), to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction thereof, at the meeting of stockholders.

KILROY REALTY	PROXY STATEMENT	B-13

(j)    Whenever the Eligible Stockholder consists of a group of more than one stockholder, each provision in this Section 3 that requires the Eligible Stockholder to provide any written statements, representations, undertakings, agreements or other instruments or to meet any other conditions shall be deemed to require each stockholder that is a member of such group to provide such statements, representations, undertakings, agreements or other instruments and to meet such other conditions (which, if applicable, shall apply with respect to the portion of the Required Shares owned by such stockholder). No person may be a member of more than one group of persons constituting an Eligible Stockholder with respect to any annual meeting.

(k)    Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders but either (i) withdraws from or becomes ineligible or unavailable for election to the Board of Directors at the annual meeting or (ii) does not receive at least 25% of the votes cast in favor of his or her election at the annual meeting, will be ineligible to be a Stockholder Nominee pursuant to this Section 3 for the next two annual meetings. For the avoidance of doubt, this Section 3(k) shall not prevent any stockholder from nominating any person to the Board of Directors pursuant to and in accordance with Section 2 of this Article III.

(l)    This Section 3 provides the exclusive method for a stockholder to include nominees for election to the Board of Directors in the Corporation’s proxy materials.

Section 4.    The property and business of the Corporation shall be managed by or under the direction of its Board of Directors. In addition to the powers and authorities by these Bylaws expressly conferred upon it, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Corporation’s charter or by these Bylaws directed or required to be exercised or done by the stockholders.

MEETINGS OF THE BOARD OF DIRECTORS

Section 5.    The directors may hold their meetings and have one or more offices, and keep the books of the Corporation, outside the State of Maryland.

Section 6.    Regular meetings of the Board of Directors may be held at such time and place as shall from time to time be determined by resolution of the Board of Directors, and no additional notice shall be required.

Section 7.    [Intentionally Omitted.]

Section 8.    Special meetings of the Board of Directors may be called by the President or the Chairman of the Board of Directors on twenty-four (24) hours’ notice to each director, either personally or by mail or by any other manner permitted by law; special meetings shall be called by the President or the Secretary in like manner and on like notice on the written request of two (2) directors unless the Board of Directors consists of only one director, in which case special meetings shall be called by the President or Secretary in like manner and on like notice on the written request of the sole director.

Section 9.    Unless otherwise restricted by the Corporation’s charter or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such consent is filed with the minutes of proceedings of the Board of Directors or committee.

Section 10.    Unless otherwise restricted by the Corporation’s charter or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

RESIGNATION FROM THE BOARD OF DIRECTORS

Section 11.    A director may resign at any time upon written notice to the Corporation’s Board of Directors, Chairman of the Board of Directors, President or Secretary. Any such resignation shall take effect at the time or upon the satisfaction of any condition specified therein or, if the time or condition is not specified, upon receipt thereof, and the acceptance of such resignation, unless required by the terms thereof, shall not be necessary to make such resignation effective.

B-14	PROXY STATEMENT	KILROY REALTY

COMMITTEES OF DIRECTORS

Section 12.    The Board of Directors may designate one or more committees, each such committee to consist of not less than the minimum number of directors required for committees of the Board of Directors under the MGCL. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board of Directors, and to the maximum extent permitted under the MGCL, shall have and may exercise all the powers and authority of the Board of Directors and may authorize the seal of the Corporation to be affixed to all papers which may require it.

Without limiting the power of the Board of Directors to designate and appoint, and delegate powers and authority to, other committees at any time and from time to time, the Corporation shall from and after the incorporation have the following committees, the specific authority and members of which shall be as designated herein or by resolution of the Board of Directors:

(i)    An Audit Committee, which shall consist solely of Independent Directors and which shall make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the scope and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Corporation’s internal accounting controls.

(ii)    A Nominating/Corporate Governance Committee, which shall consist solely of Independent Directors and which shall: Identify individuals qualified to become members of the Board of Directors; select, or recommend that the Board of Directors select, nominees for election to the Board of Directors at the annual meetings of stockholders; develop and recommend to the Board of Directors corporate governance guidelines applicable to the Corporation; and oversee the evaluation of the Board of Directors and management.

(iii)    An Executive Compensation Committee, which shall consist solely of Independent Directors and which shall determine compensation for the Corporation’s executive officers and administer a stock incentive plan adopted by the Corporation and any other incentive programs now or hereafter adopted by the Corporation.

Section 13.    Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required. The presence of a majority of the total membership of any committee shall constitute a quorum for the transaction of business at any meeting of such committee and the act of a majority of those present shall be necessary and sufficient for the taking of any action thereat. Notice of committee meetings shall be given in the same manner as notice of special meetings of the Board of Directors.

COMPENSATION OF DIRECTORS

Section 14.    Unless otherwise restricted by the charter of the Corporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of non-employee directors. The non-employee directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. Officers of the Corporation who are also members of the Board of Directors shall not be paid any director’s fees.

INDEMNIFICATION

Section 15.    The Corporation shall indemnify, in the manner and to the maximum extent permitted by law, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative, or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation or that such person while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust or other enterprise. To the maximum extent permitted by law, the indemnification provided herein shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, and any such expenses may be paid by

KILROY REALTY	PROXY STATEMENT	B-15

the Corporation in advance of the final disposition of such action, suit or proceeding and without requiring a preliminary determination of the ultimate entitlement to indemnification.

Neither the amendment nor repeal of this Section 15 of this Article III, nor the adoption or amendment of any other provision of the charter or Bylaws of the Corporation inconsistent with this Section, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.

The indemnification and reimbursement of expenses provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person against any liability and expenses to the fullest extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, the charter or Bylaws of the Corporation, a vote of stockholders or Independent Directors, or otherwise, both as to action in such person’s official capacity as an officer or director and as to action in another capacity, at the request of the Corporation, while acting as an officer or director of the Corporation.

RATIFICATION

Section 16.    The Board of Directors or the stockholders may ratify and make binding on the Corporation, any action or inaction by the Corporation or its officers to the extent that the Board of Directors or the stockholders could have originally authorized the matter. Moreover, any action or inaction questioned in any stockholders’ derivative proceeding or any other proceeding on the ground of lack of authority, defective or irregular execution, adverse interest of a director, officer or stockholder, non-disclosure, miscomputation, the application of improper principles or practices of accounting, or otherwise, may be ratified, before or after judgment, by the Board of Directors or by the stockholders, and if so ratified, shall have the same force and effect as if the questioned action or inaction had been originally duly authorized, and such ratification shall be binding upon the Corporation and its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned action or inaction.

ARTICLE IV.

OFFICERS

Section 1.    The officers of this Corporation shall be chosen by the Board of Directors and shall include a President, a Vice President, a Secretary and a Treasurer. The Corporation may also have at the discretion of the Board of Directors such other officers as are desired, including a Chairman of the Board, additional Vice Presidents, a Chief Executive Officer, a Chief Financial Officer, a Chief Operating Officer, one or more Assistant Secretaries and one or more Assistant Treasurers, and such other officers as may be appointed in accordance with the provisions of Section 3 of this Article IV. In the event there are two or more Vice Presidents, then one or more may be designated as Executive Vice President, Senior Vice President or other similar or dissimilar title. At the time of the election of officers, the directors may by resolution determine the order of their rank. Any number of offices may be held by the same person, unless the charter or these Bylaws otherwise provide, except that one individual may not simultaneously hold the office of President and Vice President.

Section 2.    The Board of Directors, at its first meeting after each annual meeting of stockholders, or at such other time as the Board of Directors may determine, shall elect the officers of the Corporation.

Section 3.    The Board of Directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

Section 4.    The compensation of the Corporation’s executive officers shall be determined by the Corporation’s Executive Compensation Committee.

Section 5.    The officers of the Corporation shall hold office until their successors are chosen and qualify in their stead. Any officer elected or appointed by the Board of Directors may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board of Directors. If the office of any officer or officers becomes vacant for any reason, the vacancy shall be filled by the Board of Directors.

B-16	PROXY STATEMENT	KILROY REALTY

Section 6.    Any officer may resign at any time upon written notice to the Corporation’s Board of Directors, Chairman of the Board of Directors, President or Secretary. Any such resignation shall take effect at the time or upon the satisfaction of any condition specified therein or, if the time or condition is not specified, upon receipt thereof, and the acceptance of such resignation, unless required by the terms thereof, shall not be necessary to make such resignation effective. Any such resignation will not prejudice the rights, if any, of the Corporation under any contract to which the officer is a party.

CHAIRMAN OF THE BOARD

Section 7.    The Chairman of the Board of Directors shall also be the Chief Executive Officer of the Corporation. The Chairman of the Board and Chief Executive Officer shall preside at all meetings of the Board of Directors and at all meetings of the stockholders. The Chairman of the Board and Chief Executive Officer shall have the supervisory powers and duties of management usually vested in the offices of Chairman of the Board and Chief Executive Officer and shall exercise and perform such other powers and duties as may be from time to time assigned to him or her by the Board of Directors or prescribed by these Bylaws.

PRESIDENT

Section 8.    Subject to such supervisory powers and duties of management given by the Board of Directors to the Chairman of the Board and Chief Executive Officer, the President shall have the supervisory powers and duties of management usually vested in the office of the President and shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws. In the absence or disability of the Chairman of the Board and Chief Executive Officer, the President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors and shall perform all of the duties of the Chairman of the Board and Chief Executive Officer.

VICE PRESIDENTS AND CHIEF OPERATING OFFICER

Section 9.    In the absence or disability of the President, the Vice Presidents and the Chief Operating Officer in order of their rank as fixed by the Board of Directors, or if not ranked, the Vice President designated by the Board of Directors (or the Chief Operating Officer if designated by the Board of Directors), shall perform all the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents and the Chief Operating Officer shall have such other duties as from time to time may be prescribed for them, respectively, by the Board of Directors.

SECRETARY AND ASSISTANT SECRETARY

Section 10.    The Secretary shall attend all sessions of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose; and shall perform like duties for the standing committees when required by the Board of Directors. He or she shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the Bylaws. He or she shall keep in safe custody the seal of the Corporation, and when authorized by the Board of Directors, affix the same to any instrument requiring it, and when so affixed it shall be attested by his or her signature or by the signature of an Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature.

Section 11.    The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors, or if there be no such determination, the Assistant Secretary designated by the Board of Directors, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

CHIEF FINANCIAL OFFICER, TREASURER AND ASSISTANT TREASURERS

Section 12.    The Chief Financial Officer of the Corporation shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys, and other valuable effects in the name and to the credit of the Corporation, in such depositories as may be designated by

KILROY REALTY	PROXY STATEMENT	B-17

the Board of Directors. He or she shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his or her transactions as Chief Financial Officer and of the financial condition of the Corporation. If required by the Board of Directors, he or she shall give the Corporation a bond, in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors, for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation. If no other person then be appointed to the position of Treasurer of the Corporation, the person holding the office of Chief Financial Officer shall also be the Treasurer of the Corporation.

Section 13.    The Treasurer or Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors, or if there be no such determination, the Treasurer or Assistant Treasurer designated by the Board of Directors, shall, in the absence or disability of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

ARTICLE V.

CERTIFICATES OF STOCK

Section 1.    Except as otherwise provided in these Bylaws, this Section 1 and the other Sections of Article V of these Bylaws shall not be interpreted to limit the authority of the Board of Directors to issue some or all of the shares of any or all classes or series of the Corporation’s capital stock without certificates. Every holder of stock of the Corporation shall be entitled to have a certificate signed by, or in the name of the Corporation by, the Chairman of the Board of Directors, or the President or a Vice President, and countersigned by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer of the Corporation, certifying the number of shares of capital stock represented by the certificate owned by such stockholder in the Corporation.

Section 2.    Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

Section 3.    If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of capital stock or series thereof and the qualification, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, provided that, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. In addition, in the event that any stock issued by the Corporation is subject to a restriction on its transferability, the stock certificate shall on its face or back contain a full statement of the restriction or state that the Corporation will furnish information about the restriction to the stockholder on request and without charge.

LOST, STOLEN OR DESTROYED CERTIFICATES

Section 4.    The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his or her legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

B-18	PROXY STATEMENT	KILROY REALTY

TRANSFERS OF STOCK

Section 5.    Upon surrender to the Corporation, or the transfer agent of the Corporation, of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books, subject, however, to the Ownership Limit (as defined in the charter of the Corporation) and other restrictions on transferability applicable thereto from time to time.

FIXING RECORD DATE

Section 6.    In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders, or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which shall not be more than ninety (90) nor less than ten (10) days before the date of such meeting, nor more than ninety (90) days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting. A meeting of stockholders convened on the date for which it was called may be adjourned from time to time without further notice to a date not more than one hundred twenty (120) days after the original record date.

REGISTERED STOCKHOLDERS

Section 7.    The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, except as expressly provided by the laws of the State of Maryland.

ARTICLE VI.

GENERAL PROVISIONS DIVIDENDS

Section 1.    Dividends upon the capital stock of the Corporation, subject to the provisions of the Corporation’s charter, if any, may be authorized and declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Corporation’s charter and the MGCL.

Section 2.    Before payment of any dividend there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the directors shall think conducive to the interests of the Corporation, and the directors may abolish any such reserve.

CHECKS

Section 3.    All checks or demands for money and notes of the Corporation shall be signed by such officer or officers as the Board of Directors may from time to time designate.

FISCAL YEAR

Section 4.    The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

SEAL

Section 5.    The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Maryland.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

KILROY REALTY	PROXY STATEMENT	B-19

NOTICES

Section 6.    Whenever, under the provisions of the MGCL or of the charter of the Corporation or of these Bylaws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder, at his or her address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given by any other manner permitted by law.

Section 7.    Whenever any notice is required to be given under the provisions of the MGCL or of the charter of the Corporation or of these Bylaws, a waiver thereof in writing or by any other manner permitted by law, from the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

ANNUAL STATEMENT

Section 8.    The Board of Directors may present at each annual meeting of stockholders, and when called for by vote of the stockholders shall present to any annual or special meeting of the stockholders, a full and clear statement of the business and condition of the Corporation.

ARTICLE VII.

AMENDMENTS

Section 1.    These Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the vote of a majority of the Board of Directors or by the affirmative vote of a majority of all votes entitled to be cast by the holders of the issued and outstanding shares of Common Stock of the Corporation. Notwithstanding anything to the contrary herein, this Section 1 of Article VII and Section 10 of Article II hereof may not be altered, amended or repealed except by the affirmative vote of a majority of all votes entitled to be cast by the holders of the issued and outstanding shares of Common Stock of the Corporation.

B-20	PROXY STATEMENT	KILROY REALTY

WHERE INNOVATION WORKS

PRELIMINARY PROXY CARD

KILROY REALTY CORPORATION 12200 WEST OLYMPIC BOULEVARD SUITE 200 LOS ANGELES, CA 90064 ATTN: LAUREN STADLER
VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time the day before the Annual Meeting for shares held directly. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/KRC2021
You may attend the Annual Meeting and vote during the Annual Meeting. Have your proxy card in hand and follow the instructions provided when you log in to the online virtual Annual Meeting platform.
VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the Annual Meeting for shares held directly. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D34914-P49282	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KILROY REALTY CORPORATION

The Board of Directors recommends you vote FOR the following:
1.	Election of Director Nominees	For	Against	Abstain
	1a. John Kilroy	☐	☐	☐

	1b. Edward Brennan, PhD	☐	☐	☐

	1c. Jolie Hunt	☐	☐	☐

	1d. Scott Ingraham	☐	☐	☐

	1e. Louisa Ritter	☐	☐	☐

	1f. Gary Stevenson	☐	☐	☐

	1g. Peter Stoneberg	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2, 3 and 4.		For	Against	Abstain

2.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers.	☐	☐	☐

3.	Approval of amendment and restatement of bylaws to remove Independent Committee approval requirement separately governed by the Company’s related party transactions policy.	☐	☐	☐

4.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditor for the fiscal year ending December 31, 2021.	☐	☐	☐

NOTE: At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,

administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting:

The Notice of Annual Meeting, Proxy Statement and 2020 Annual Report on Form 10-K are available at

www.proxyvote.com.

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D34915-P49282

KILROY REALTY CORPORATION

Annual Meeting of Stockholders

May 20, 2021, 8:00 AM PDT

This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of Kilroy Realty Corporation (the “Company”) acknowledges receipt of a copy of the proxy statement for the Company’s 2021 Annual Meeting of Stockholders and, revoking any proxy heretofore given, hereby appoint(s) John Kilroy and Tyler Rose, and each of them, with full power of substitution, as proxies for the undersigned and to vote all the shares of common stock of the Company held of record by the undersigned at the close of business on March 8, 2021, at the Annual Meeting of Stockholders to be held on May 20, 2021, 8:00 AM PDT, or any adjournments or postponements thereof, and otherwise to represent the undersigned at the meeting with discretionary authority as to any and all other business that may properly come before the meeting and with all powers possessed by the undersigned as if personally present at the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXCERCISE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 AND 4.

Continued and to be signed on reverse side